Exhibit 2.2

THIS PLAN IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. THE INFORMATION IN THE PLAN IS SUBJECT TO CHANGE. THIS PLAN IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
WESTMORELAND COAL COMPANY, et al.,[1]	)	Case No. 18-35672 (DRJ)
)
Debtors.	)	(Jointly Administered)
)

AMENDED JOINT CHAPTER 11 PLAN OF WESTMORELAND

COAL COMPANY AND CERTAIN OF ITS DEBTOR AFFILIATES

Matthew D. Cavenaugh (Bar No. 24062656)	Edward O. Sassower, P.C.
JACKSON WALKER LLP	Stephen E. Hessler, P.C. (admitted pro hac vice)
1401 McKinney Street, Suite 1900	KIRKLAND & ELLIS LLP
Houston, Texas 77010	KIRKLAND & ELLIS INTERNATIONAL LLP
Telephone: (713) 752-4200	601 Lexington Avenue
Facsimile: (713) 752-4221	New York, New York 10022
Email: mcavenaugh@jw.com	Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Email: edward.sassower@kirkland.com
Conflicts Counsel to the WLB Debtors and Local Counsel to the Debtors	stephen.hessler@kirkland.com

James H.M. Sprayregen, P.C.	- and-
Michael B. Slade (Bar No. 24013521)
Gregory F. Pesce (admitted pro hac vice)	Anna G. Rotman, P.C. (Bar No. 24046761)
KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle	609 Main Street
Chicago, Illinois 60654	Houston, Texas 77002
Telephone: (312) 862-2000	Telephone: (713) 836-3600
Facsimile: (312) 862-2200	Email: anna.rotman@kirkland.com
Email: james.sprayregen@kirkland.com
michael. slade@kirkland.com
gregory. pesce@kirkland.com

Counsel to the Debtors and Debtors-in-Possession

[1]

Due to the large number of debtors in these chapter 11 cases, which are being jointly administered, a complete list of the debtors and the last four digits of their tax identification, registration, or like numbers is not provided herein. A complete list of such information may be obtained on the website of the claims and noticing agent in these chapter 11 cases at www.donlinrecano.com/westmoreland. Westmoreland Coal Company’s service address for the purposes of these chapter 11 cases is 9540 South Maroon Circle, Suite 300, Englewood, Colorado 80112.

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	21
C.	Computation of Time	21
D.	Governing Law	21
E.	Reference to Monetary Figures	22
F.	Controlling Document	22

ARTICLE II ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, DIP FACILITY CLAIMS, AND PRIORITY TAX CLAIMS		22
A.	Administrative Claims	22
B.	Professional Compensation	23
C.	Priority Tax Claims	24
D.	DIP Facility Claims	25
E.	U.S. Trustee	25
F.	Costs and Expenses of the Prepetition Secured Parties, the DIP Lenders, and the DIP Agent	25

ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		25
A.	Summary of Classification	25
B.	Treatment of Claims and Interests	26
C.	Special Provision Governing Unimpaired Claims	29
D.	Elimination of Vacant Classes	29
E.	Voting Classes; Presumed Acceptance by Non-Voting Classes	29
F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	29
G.	Subordinated Claims	29
H.	Treatment of Purported WLB Intercompany Claims	30

ARTICLE IV MEANS FOR IMPLEMENTATION OF THE PLAN		30
A.	General Settlement of Claims	30
B.	Sources of Plan Consideration	30
C.	Sale Transaction	30
D.	Vesting of Assets	33
E.	Employee Incentive Plan	34
F.	Wind-Down Funds	34
G.	Funded Liabilities	34
H.	Wind-Down	34
I.	Plan Administrator	35
J.	The Committee Settlement Amount	35
K.	The General Unsecured Claims Amount	35
L.	Claims Administrator	36
M.	Cancellation of Notes, Instruments, Certificates, and Other Documents	36
N.	Corporate Action	37
O.	Dissolution of the Boards of the WLB Debtors	37
P.	Release of Liens	38
Q.	Effectuating Documents; Further Transactions	38
R.	Exemption from Certain Taxes and Fees	38
S.	Causes of Action	38

i

T.	Avoidance Actions	38
U.	The Liquidating Trust	38
V.	The Post-Closing Reconciliation Date	39
W.	Closing the Chapter 11 Cases	39
X.	Transition Services and Other Arrangements for the WMLP Debtors	40
Y.	IBNR Claims	40

ARTICLE V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		40
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	40
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	41
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	42
D.	D&O Policies	43
E.	Chubb Policies	43
F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	43
G.	Surety Agreements	44
H.	Reservation of Rights	44
I.	Nonoccurrence of Plan Effective Date	44
J.	Talen Montana, LLC Matters	44

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		45
A.	Timing and Calculation of Amounts to Be Distributed	45
B.	Rights and Powers of the Plan Administrator and the Claims Administrator	45
C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	45
D.	Compliance with Tax Requirements/Allocations	47
E.	Allocation of Plan Distributions Between Principal and Interest	48
F.	Setoffs and Recoupment	48
G.	Claims Paid or Payable by Third Parties	48
H.	Indefeasible Distributions	49
I.	Exemption from Securities Laws	49

ARTICLE VII THE PLAN ADMINISTRATOR		49
A.	The Plan Administrator	49
B.	Wind-Down	50
C.	Exculpation; Indemnification; Insurance; Liability Limitation	51
D.	Tax Returns	51
E.	Dissolution of the Remaining WLB Debtors	51

ARTICLE VIII PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		52
A.	Allowance of Claims and Interests	52
B.	Claims and Interests Administration Responsibilities	52
C.	Estimation of Claims and Interests	52
D.	Adjustment to Claims or Interests without Objection	53
E.	Time to File Objections to Claims	53
F.	Disallowance of Claims	53
G.	Amendments to Claims	53
H.	No Distributions Pending Allowance	53
I.	Distributions After Allowance	54
J.	Undeliverable Distribution Reserve	54
K.	Single Satisfaction of Claims	54

ARTICLE IX SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		55
A.	Settlement, Compromise, and Release of Claims and Interests	55
B.	Discharge of Claims and Termination of Interests	55
C.	Release of Liens	55
D.	Releases by the WLB Debtors	56

E.	Releases by Holders of Claims and Interests	57
F.	Exculpation	58
G.	Injunction	58
H.	Recoupment	59
I.	Subordination Rights	59
J.	Reimbursement or Contribution	59
K.	Reservation of Rights for Governmental Units, Indian Tribes, and Environmental Matters	59

ARTICLE X EFFECT OF CONFIRMATION OF THE PLAN		61
A.	Jurisdiction and Venue	61
B.	Order Approving the Disclosure Statement	61
C.	Voting Report	61
D.	Judicial Notice	61
E.	Transmittal and Mailing of Materials; Notice	61
F.	Solicitation	62
G.	Burden of Proof	62
H.	Bankruptcy Rule 3016(a) Compliance	62
I.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code	62
J.	Securities Under the Plan	67
K.	Releases and Discharges	67
L.	Release and Retention of Causes of Action	68
M.	Approval of Purchase Agreement and Other Documents and Agreements	68
N.	Confirmation Hearing Exhibits	68
O.	Objections to Confirmation of the Plan	68
P.	Exemption from Transfer Taxes with Respect to the Sale Transaction	68
Q.	Good Faith Purchaser Status	68
R.	Sale Free and Clear	68
S.	Retention of Jurisdiction	69
T.	Plan Supplement	69

ARTICLE XI CONDITIONS PRECEDENT TO CONFIRMATION, THE PLAN EFFECTIVE DATE, AND THE POST-CLOSING RECONCILIATION DATE		69
A.	Conditions Precedent to Confirmation	69
B.	Conditions Precedent to the Plan Effective Date	69
C.	Conditions Precedent to the Post-Closing Reconciliation Date	70
D.	Waiver of Conditions	70
E.	Substantial Consummation	71
F.	Effect of Non-Occurrence of Conditions to the Plan Effective Date	71

ARTICLE XII MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		71
A.	Modification and Amendments	71
B.	Effect of Confirmation on Modifications	71
C.	Revocation or Withdrawal of the Plan	71

ARTICLE XIII RETENTION OF JURISDICTION		72

ARTICLE XIV MISCELLANEOUS PROVISIONS		73
A.	Immediate Binding Effect	73
B.	Additional Documents	74
C.	Payment of Statutory Fees	74
D.	Dissolution of Statutory Committees	74
E.	Reservation of Rights	74
F.	Successors and Assigns	74
G.	Service of Documents	75
H.	Enforcement of Confirmation Order	76
I.	Term of Injunctions or Stays	76

J.	Compensation and Benefits Programs	76
K.	Entire Agreement	77
L.	Exhibits	77
M.	Nonseverability of Plan Provisions	77
N.	Votes Solicited in Good Faith	77
O.	Waiver	77

INTRODUCTION

Capitalized terms used in this chapter 11 plan shall have the meanings set forth in Article I.A. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each WLB Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. The WLB Debtors seek to consummate the Restructuring Transactions commencing on the Plan Effective Date. Each WLB Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each WLB Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the WLB Debtors. Reference is made to the Disclosure Statement for a discussion of the WLB Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan, the Restructuring Transactions, and certain related matters.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings and effect as set forth below.

1.    “1113/1114 Motion” means the Debtors’ Motion Pursuant to 11 U.S.C. §§ 105, 1113 and 1114 For an Order Authorizing (But Not Directing) the Debtors to (A) Reject Certain Collective Bargaining Agreements, (B) Implement the Debtors’ Proposal, and (C) Modify Certain Retiree Benefits [Docket No. 1091].

2.    “1113/1114 Proposal” means the Proposal (as defined in the 1113/1114 Motion).

3.    “1992 Plan” means the UMWA 1992 Benefit Plan.

4.    “Administrative Claim” means a Claim against any of the WLB Debtors for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Plan Effective Date of preserving the Estates; (b) Allowed Professional Fee Claims; (c) DIP Facility Claims; and (d) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

5.    “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Person that is not a Debtor, the term “Affiliate” shall apply to such Person as if the Person were a Debtor.

6.    “Allowed” means, with respect to any Claim against any of the WLB Debtors, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date (or such other date as agreed by the WLB Debtors pursuant to the Bar Date Order) or a request for payment of an Administrative Claim Filed by the Initial Administrative Claims Bar Date or the Supplemental Administrative Claims Bar Date, as applicable (or for which Claim a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed under the Plan, the Bankruptcy Code, the Bar Date Order, or pursuant to a Final Order); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not Disputed, and for which no contrary or superseding Proof of Claim, as applicable, has been timely Filed; or (c) a Claim allowed pursuant to the Plan or a Final Order; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that, with respect to such Claim, no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be deemed Allowed, unless and until such Entity or transferee has paid the amount, or turned over any such property, for which such Entity or transferee is liable under sections 522(i), 542, 543, 550, or 553 of the Bankruptcy Code.

For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Initial Administrative Claims Bar Date or the Supplemental Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim. “Allow” and “Allowing” shall have correlative meanings.

7.    “Assigned Contracts and Leases” means those Executory Contracts and Unexpired Leases that are to be assumed and assigned by the WLB Debtors to the Purchaser pursuant to the Plan, as set forth in the Plan Supplement.

8.    “Assumed Contracts and Leases List” means the list of those Executory Contracts and Unexpired Leases to be assumed by the WLB Debtors or assumed and assigned by the WLB Debtors to the Purchaser (i.e., the Assigned Contracts and Leases) pursuant to the Plan, as set forth in the Plan Supplement, which (with respect to the Assigned Contracts and Leases) shall be in form and substance reasonably acceptable to the Successful Bidder, subject to amendment by the WLB Debtors with the consent of the Successful Bidder (with respect to the Assigned Contracts and Leases) from time to time in accordance with the Sale Transaction Documentation and this Plan.

9.    “Assumed Liabilities” has the meaning set forth in the Sale Transaction Documentation, and shall also include the Defined Benefit Pension Plans as set forth in Section 2.17 of the Stalking Horse Purchase Agreement.

10.    “Auction” has the meaning set forth in the Bidding Procedures Order.

11.    “Avoidance Actions” means any and all causes of action to avoid a transfer of property or an obligation incurred by any of the WLB Debtors arising under sections 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code or other similar or related state or federal statutes and common law.

12.    “Back-Office Services” means the general and administrative services, including, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, and taxes, to be provided by the WLB Debtors and the Purchaser to the WMLP Debtors or the purchaser of the Kemmerer Assets, as applicable, in a manner consistent with the Prior Shared Services Agreement, as set forth in the Intercompany Settlement Term Sheet.

13.    “Back-Office TSA” has the meaning given to such term in the Intercompany Settlement Term Sheet.

14.    “Ballot” means the form of ballot approved by the Bankruptcy Court and distributed to Holders of Impaired Claims entitled to vote on the Plan on which is to be indicated the acceptance or rejection of the Plan.

15.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

16.    “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division or such other court having jurisdiction over the Chapter 11 Cases, including to the extent of the withdrawal of reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.

17.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as applicable to the Chapter 11 Cases, and the general, local, and chambers rules of the Bankruptcy Court.

18.    “Bar Date Order” means the Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment under Section 503(B)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(B)(9) Requests, and (IV) Approving Notice of Bar Dates [Docket No. 524] (as amended, modified or supplemented from time to time in accordance with the terms thereof).

19.    “Beulah Savage Plan” means the pension plan on behalf of hourly employees at the Beulah and Savage mines.

20.    “Bidding Procedures” means the bidding procedures attached as Exhibit 2 to the Bidding Procedures Order, as such bidding procedures may be amended from time to time in accordance with its terms.

21.    “Bidding Procedures Order” means the Order (I) Authorizing Westmoreland Coal Company and Certain Debtor Affiliates to Enter Into and Perform Under the Stalking Horse Purchase Agreement, (II) Approving Bidding Procedures with Respect to Substantially All Assets, (III) Approving Contract Assumption and Assignment Procedures, (IV) Scheduling Bid Deadlines and an Auction, (V) Scheduling Hearings and Objection Deadlines with Respect to the Disclosure Statement and Plan Confirmation, and (VI) Approving the Form and Manner of Notice Thereof [Docket No. 519] (as amended, modified or supplemented from time to time in accordance with the terms thereof).

22.    “Black Lung Benefits Act” means the Black Lung Benefits Act, 30 U.S.C. §§ 901, et seq., as it may be amended.

23.    “Black Lung Benefits” means, collectively, the health and disability benefits payable to beneficiaries under the Black Lung Benefits Act.

24.    “Black Lung Claims” means any Claims against any of the WLB Debtors for Black Lung Benefits arising on or prior to the Petition Date.

25.    “Bridge Loan” means that certain Fourth Amendment to the Credit Agreement dated as of May 21, 2018, by and among WLB, Prairie Mines & Royalty ULC, and Westmoreland San Juan, LLC, as borrowers, the guarantors party thereto, certain lenders party thereto, and the Bridge Loan Agent.

26.    “Bridge Loan Agent” means Wilmington Savings Fund Society, FSB, in its capacities as administrative and collateral agent under the Bridge Loan.

27.    “Bridge Loan Claim” means any Claim against any of the WLB Debtors on account of the Bridge Loan.

28.    “Buckingham and Oxford Sale Motion” means the Joint Expedited Motion of the WLB Debtors and the WMLP Debtors for Entry of an Order (I) Approving the Sale of (A) Substantially All of the Assets of Oxford Mining Company, LLC and Certain of its Subsidiaries and (B) the Buckingham Mine, (II) Authorizing the Assumption and Assignment of Executory Contracts and Unexpired Leases in Connection Therewith, and (III) Granting Related Relief, Including Approval of the Related Sale Process [Docket No. 1116].

29.    “Buckingham Mine” shall have the meaning ascribed to such term in the Buckingham and Oxford and Sale Motion.

30.    “Budget” shall have the meaning set forth in the DIP Order.

31.    “Business Day” means any day, other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).

32.    “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

33.    “Cash Collateral Order” means the Final Order (I) Authorizing the MLP Debtors to Use Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Certain Protections to Prepetition Lenders Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, and 507, (III) Modifying the Automatic Stay and (IV) Granting Related Relief [Docket No. 521] (as amended, modified or supplemented from time to time in accordance with the terms thereof).

34.    “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, Disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) the right to dispute, object to, compromise, or seek to recharacterize, reclassify, subordinate or disallow Claims or Interests; (d) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) any claim or defense including fraud, mistake, duress, and usury; and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any state or foreign law fraudulent transfer or similar claim.

35.    “Centerview” means Centerview Partners LLC, the WLB Debtors’ retained investment banker.

36.    “Chapter 11 Cases” means the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court pursuant to the Order Directing Joint Administration of Chapter 11 Cases [Docket No. 71] (as amended, modified or supplemented from time to time in accordance with the terms thereof).

37.    “Chubb Companies” means, collectively, the Federal Insurance Company together with its affiliates and successors.

38.    “Chubb Insurance Contracts” means all insurance policies issued by the Chubb Companies at any time to (or which provide coverage to) any of the Debtors (or their predecessors), including, to the extent applicable, the WLB Debtors, and all agreements, documents or instruments relating thereto.

39.    “Chubb/WLB D&O Policies” means all D&O Policies issued by the Chubb Companies to a WLB Debtor as a first named insured. For the avoidance of doubt, the Chubb/WLB D&O Policies are a subset of the Chubb Insurance Contracts.

40.    “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

41.    “Claims Administrator” means a designee from the Committee appointed to conduct the reconciliation of General Unsecured Claims. The Committee will consult with the WLB Debtors and the Required Consenting Stakeholders with respect to the identity of the Claims Administrator.

42.    “Claims Bar Date” means the applicable bar date by which Proofs of Claim must be Filed, as established by: (a) the Bar Date Order; (b) a Final Order of the Bankruptcy Court; or (c) the Plan.

43.    “Claims Register” means the official register of Claims against the WLB Debtors maintained by the Clerk of the Bankruptcy Court.

44.    “Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

45.    “Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. § 9701, et seq.

46.    “Coal Act Funds” means, collectively, the 1992 Plan and the Combined Fund.

47.    “Coal Act Retirees Committee” means the committee appointed to represent the interests of retirees receiving Coal Act benefits pursuant to an order entered on January 10, 2019 [Docket No. 1023].

48.    “Coal Act Retirees Committee Settlement Order” means an order entered by the Bankruptcy Court approving the Coal Act Retirees Committee Settlement Term Sheet and authorizing the WLB Debtors to enter into the Coal Act Retirees Committee Settlement Term Sheet.

49.    “Coal Act Retirees Committee Settlement Term Sheet” means that certain term sheet, dated as of February 22, 2019, by and among the WLB Debtors and the Coal Act Retirees Committee.

50.    “Collateral” means any property or interest in property of the Estate of any WLB Debtor subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge, or other encumbrance is not subject to a Final Order ordering the remedy of avoidance of any such Lien, charge, or other encumbrance under the Bankruptcy Code.

51.    “Colstrip Unit 1/2 CSA” means that certain Coal Purchase and Sale Agreement, dated March 21, 2007 (as amended, modified or supplemented from time to time in accordance with the terms thereof).

52.     “Colstrip Unit 3/4 Co-Owners” means, collectively, The Montana Power Company, Puget Sound Energy, Inc., Washington Water Power Company, Portland General Electric Company, and PacifiCorp, and any of the foregoing parties’ successors and assigns (including NorthWestern Corporation, Avista Corporation, and Talen Montana, LLC).

53.    “Colstrip Unit 3/4 Coal Supply Agreement” means, collectively, the Colstrip Unit 3/4 CSA/CTA Related Agreements, the Colstrip Unit 3/4 CSA, and the Colstrip Unit 3/4 CTA.

54.    “Colstrip Unit 3/4 CSA” means that certain Amended and Restated Coal Supply Agreement, dated as of August 24, 1998, entered into between WECO and the Colstrip Unit 3/4 Co-Owners, and any and all amendments, settlements and agreements relating thereto by and between any one or more of the Colstrip Unit 3/4 Co-Owners on the one hand and WECO on the other hand, including without limitation: (a) that certain Global Settlement Agreement and Mutual Release, dated August 24, 1998, and any amendments thereto; (b) that certain Settlement Agreement and Mutual Release Concerning Reclamation Disputes, dated March 30, 2010, and any amendments thereto; and (c) that certain Memorandum of Understanding dated approximately February 1, 2019 (as each may be amended, modified or supplemented from time to time in accordance with the terms thereof).

55.    “Colstrip Unit 3/4 CSA/CTA Related Agreements” means any other prepetition agreement entered into by WECO and one or more of the Colstrip Unit 3/4 Co-Owners that refers to or incorporates by reference the Colstrip Unit 3/4 CSA or the Colstrip Unit 3/4 CTA, or otherwise is intended by the parties to effectuate the delivery of coal from the Rosebud Mine to Colstrip Plant Unit 3 and/or Unit 4.

56.    “Colstrip Unit 3/4 CTA” means that certain Coal Transportation Agreement, dated July 10, 1981, by and between WECO and the Colstrip Unit 3/4 Co-Owners and any and all amendments, settlements, and agreements relating thereto, including without limitation that certain Letter Agreement, dated October 2, 2008, and any amendments thereto and that certain related Escrow Agreement, dated November 6, 2008 and any amendments thereto (as each of the foregoing may be amended, modified or supplemented from time to time in accordance with the terms thereof).

57.    “Combined Fund” means the UMWA Combined Benefit Fund.

58.    “Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to the Notice of Appointment of Committee of Unsecured Creditors [Docket No. 206], as may be reconstituted from time to time.

59.    “Committee Parties” means (a) the Committee, (b) the members thereof and (c) their respective professionals, (d) each current and former Affiliate of each Entity in clauses (a) through (c), and, with respect to each Entity in clause (a) through (d), each such Entity’s current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

60.    “Committee Settlement Amount” means an amount of Cash equal to $3,250,000.

61.    “Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.

62.    “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

63.    “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the WLB Debtors seek entry of the Confirmation Order.

64.    “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

65.    “Conflicts Committee” means the Conflicts Committee of the Board of Directors of WMGP.

66.    “Consenting Stakeholders” means any Holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that (a) hold DIP Facility Claims, Credit Agreement Claims, or First Lien Note Claims and (b) are or become party to the RSA, in each case, solely in their respective capacities as such.

67.    “Consummation” or “Consummated” means the occurrence of the Plan Effective Date.

68.    “Core Assets” means those assets, including the Purchased US Assets and Purchased Equity Interests (each as defined in the Stalking Horse Purchase Agreement), as described in Article I.C of the Disclosure Statement.

69.    “Credit Agreement” means that certain Credit Agreement, dated as of December 16, 2014, by and among WLB, as borrower, the guarantors party thereto, the Credit Agreement Agent, and the other lender parties thereto, as may be amended (including pursuant to that certain Sixth Amendment, Resignation, Waiver, Consent and Appointment Agreement entered into as of October 31, 2018 (the “Sixth Amendment”)), restated, or otherwise supplemented from time to time.

70.    “Credit Agreement Agent” means Ankura Trust Company, LLC (as successor in interest to Wilmington Savings Fund Society, FSB (as successor in interest to Bank of Montreal)), in its capacities as administrative and collateral agent under the Credit Agreement, or any of its predecessors or successors, including the successor pursuant to the Sixth Amendment.

71.    “Credit Agreement Claim” means any Claim against any of the WLB Debtors on account of the Credit Agreement, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges and obligations.

72.    “Crow Tribe” means the Crow Tribe of Indians.

73.    “Crow Tribe Tax Letter Agreements” means those certain letter agreements dated July 31, 2008, August 10, 2009, and July 16, 2010, in each case by and between Westmoreland Resources, Inc. and the Crow Tribe (each as amended, modified or supplemented from time to time in accordance with the terms thereof), governing the use of Indian Coal Production Tax Credits (as defined in the Crow Tribe Tax Letter Agreements).

74.    “Cure Costs” means, except to the extent otherwise provided in the Stalking Horse Purchase Agreement, the amount necessary to cure all monetary defaults under the Assigned Contracts and Leases pursuant to section 365(b) of the Bankruptcy Code.

75.    “Cure Notice” means any notice that sets forth the proposed Cure Costs under any Executory Contract or Unexpired Lease at the time such contract or lease is assumed or assumed and assigned by the WLB Debtors under the Plan pursuant to sections 365 or 1123 of the Bankruptcy Code, as applicable, which notice shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases, (b) Cure Costs to be paid in connection therewith, and (c) procedures for resolution by the Bankruptcy Court of any related dispute.

76.    “Customer Programs Order” means the Final Order Authorizing the Debtors to (I) Honor Prepetition Obligations to Customers in the Ordinary Course of Business and (II) Continue, Renew, Replace, Implement, or Terminate Customer Programs [Docket No. 510].

77.    “CWA” means the Clean Water Act.

78.    “D&O Policies” means all insurance policies (including without limitation any “tail policy,” run-off endorsement or Chubb/WLB D&O Policies) that have been issued at any time to any of the WLB Debtors as a first named insured providing directors’, members’, trustees’, officers’, or managers’ liability coverage.

79.    “Debtors” means, collectively, the WLB Debtors and the WMLP Debtors.

80.    “Defined Benefit Pension Plans” means, collectively, the Beulah Savage Plan, the Elkol-Sorenson Plan, and the Westmoreland Retirement Plan.

81.    “Description of Transaction Steps” means the description of the steps to be carried out to effectuate the Restructuring Transactions in accordance with the Plan and as set forth in the Plan Supplement.

82.    “DIP Agent” means Wilmington Savings Fund Society, FSB, in its capacities as administrative and collateral agent under the DIP Facility.

83.    “DIP Facility” has the meaning set forth in the DIP Order.

84.    “DIP Facility Claims” means any Claim against any of the WLB Debtors arising under the DIP Facility (as such term is defined in the DIP Order) or the DIP Order, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges and obligations.

85.    “DIP Lenders” means the lenders from time to time party to the DIP Facility.

86.    “DIP Order” means the Final Order (I) Authorizing Westmoreland Coal Company and Certain of Its Affiliates to Obtain Postpetition Secured Financing, (II) Granting Liens and Providing Superpriority Administrative Expense Claims, (III) Authorizing the Use of Cash Collateral, (IV) Granting Adequate Protection, (V) Modifying the Automatic Stay, and (VI) Granting Related Relief [Docket No. 520] (as amended, modified or supplemented from time to time in accordance with the terms thereof).

87.    “Disclosure Statement” means the Disclosure Statement to the Joint Chapter 11 Plan of Westmoreland Coal Company and Certain of Its Debtor Affiliates, dated as of December 14, 2018 [Docket No. 789], (as amended, modified or supplemented from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law).

88.    “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and solicitation procedures with respect to the Plan [Docket No. 841] (as amended, modified or supplemented from time to time in accordance with the terms thereof).

89.    “Disputed” means a Claim or an Interest or any portion thereof, in each case against any of the WLB Debtors: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a WLB Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

90.    “Distribution Record Date” means, other than with respect to those First Lien Notes deposited with DTC, the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the WLB Debtors are eligible to receive distributions under the Plan, which date shall be the Confirmation Date, or such other date as is agreed to by the WLB Debtors and the Required Consenting Stakeholders or designated in a Final Order. The Distribution Record Date shall not apply to any First Lien Notes deposited with DTC, the Holders of which shall receive a distribution in accordance with Article VI of the Plan and, as applicable, the customary procedures of DTC.

91.    “DTC” means the Depository Trust Company.

92.    “EIP Pool” means a pool of stock-based awards, in the form of options, appreciation rights, profit interests, or similar securities, as applicable, representing between 5 and 10 percent of the aggregate amount of Purchaser Stock, determined on a fully diluted and fully distributed basis, which shall be reserved for distribution to certain participating employees of the Purchaser pursuant to the Employee Incentive Plan.

93.    “Elkol-Sorenson Plan” means the pension plan on behalf of the employees of WLB who provide services with respect to the Kemmerer Assets.

94.    “Employee Incentive Plan” means an incentive plan for certain participating employees of the Purchaser to be established and implemented by the initial board of directors of the Purchaser following the Plan Effective Date and which shall provide for the terms and conditions under which the EIP Pool may be allocated and distributed to certain participating employees of the Purchaser.

95.    “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

96.    “Environmental Law” means all federal, state and local statutes, regulations, laws, ordinances, rules licenses, permits, and similar provisions having the force or effect of law, all judicial and administrative orders, agreements, and determinations and all common law concerning or regulating pollution or protection of the environment, or environmental impacts on human health and safety, including, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act; the Clean Water Act; the Clean Air Act; the Emergency Planning and Community Right-to-Know Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Resource Conservation and Recovery Act; the Safe Drinking Water Act; the Surface Mining Control and Reclamation Act; the Toxic Substances Control Act; and any state or local equivalents.

97.    “Estate” means the estate of any WLB Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable WLB Debtor’s Chapter 11 Case.

98.    “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) the WLB Debtors; (b) the WMLP Debtors; (c) the Consenting Stakeholders; (d) the Successful Bidder; (e) the DIP Lenders; (f) the DIP Agent; (g) the Holders of First Lien Claims; (h) the First Lien Notes Trustee; (i) the Credit Agreement Agent; (j) the Bridge Loan Agent; (k) the Holders of the Bridge Loan Claims; (l) the Committee, the members thereof, and their respective professionals (solely in their capacity as such); (m) the Coal Act Retirees Committee, the members thereof, and their respective professionals (solely in their capacity as such); (n) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; and (o) with respect to each Debtor, each such Debtor’s current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

99.    “Executory Contract” means a contract to which one or more of the WLB Debtors is a party that is subject to assumption, assumption and assignment, or rejection under section 365 or 1123 of the Bankruptcy Code.

100.    “Fee and Expense Allocation” has the meaning set forth in the Interim Compensation Order.

101.    “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Notice and Claims Agent or the Bankruptcy Court.

102.    “Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified or amended, that is not stayed, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

103.    “Financial Accommodation Agreements” means the list of financial accommodation agreements included in the Plan Supplement.

104.    “First Lien Claims” means the Credit Agreement Claims and First Lien Notes Claims, which as of the Petition Date shall be deemed Allowed, with the Credit Agreement Claims being Allowed in the principal amount of $319,773,165.17, and the First Lien Notes Claims being Allowed in the principal amount of $350,000,000.00, plus, for each of the Credit Agreement Claims and the First Lien Notes Claims, accrued and unpaid interest, plus fees and other expenses due under the Credit Agreement and the First Lien Notes Indenture, as applicable.

105.    “First Lien Deficiency Claim” means the unsecured portion of any First Lien Claim to the extent that the value of the Collateral securing such First Lien Claim is less than the amount of the interest of such First Lien Claim in such Collateral as determined in accordance with section 506 of the Bankruptcy Code. The Allowed amount of the First Lien Deficiency Claims, in the aggregate, shall be calculated as the Allowed amount of the First Lien Claims minus the Allowed amount of the First Lien Secured Claims.

106.    “First Lien Notes” means the 8.750% senior secured notes, due January 21, 2022, issued by WLB.

107.    “First Lien Notes Claim” means any Claim against any of the WLB Debtors on account of the First Lien Notes and the First Lien Notes Indenture, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges and obligations.

108.    “First Lien Notes Indenture” means that certain indenture, dated as of December 16, 2014, by and among WLB, as issuer, the guarantors party thereto, and the First Lien Notes Trustee (as amended, modified or supplemented from time to time in accordance with the terms thereof).

109.    “First Lien Notes Trustee” means U.S. Bank National Association, in its capacity as indenture trustee and collateral trustee under the First Lien Notes Indenture.

110.    “First Lien Secured Claim” means the Secured portion of any First Lien Claim, to the extent of the value of the Collateral securing such First Lien Claim as determined in accordance with section 506 of the Bankruptcy Code. The Allowed amount of the First Lien Secured Claims, in the aggregate, shall be calculated as the total amount of the credit bid provided for in the Stalking Horse Purchase Agreement plus the aggregate amount of any Non-Core Asset Sale Proceeds plus the assets (or proceeds thereof) that (a) constitute Collateral securing the First Lien Claims and (b) are not Transferred Assets, including, for the avoidance of doubt, the WLB Debtors’ Interests in the WMLP Debtors.

111.    “Foreign Affiliates” means, collectively, all of the WLB Debtors’ Affiliates that are organized under the laws of any country other than the United States.

112.    “Foreign Intercompany Claims” means any WLB Intercompany Claim that is held by a Foreign Affiliate against a WLB Debtor.

113.    “Funded Liabilities” means, collectively, subject to the Funded Liability Cap, (a) any Allowed Claims related to the Transferred Assets, including Priority Claims related to the Transferred Assets, (b) any tax liability that is an Administrative Claim that is asserted and Allowed, and in the case of such Claims described in clauses (a) and (b), only to the extent the assumption or payment of the Allowed amount of each such Claim is required under section 1129(a)(9) of the Bankruptcy Code in order to obtain entry of the Confirmation Order; provided that the Funded Liabilities (i) shall take into account any payments made or to be made by third parties, including insurers and sureties, in accordance with Article VI.G of the Plan, and (ii) shall not include any Statutory Liabilities (as defined in the Third Cash Collateral Stipulation). For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, Funded Liabilities shall not include unsecured Claims (including General Unsecured Claims), obligations, or liabilities, in each case, of the WLB Debtors, including liabilities arising under retiree medical benefit plans, the Black Lung Benefits Act, or the Federal Coal Mine Health and Safety Act of 1969, all of which are excluded liabilities under the Sale Transaction Documentation. For the avoidance of doubt, Funded Liabilities shall not include (x) any payments of Coal Act obligations, except as explicitly authorized by the Coal Act Retirees Committee Settlement Term Sheet, or (y) any of the Ohio Asserted Claims.

114.    “Funded Liability Cap” means such fixed amount in respect of the Funded Liabilities, which shall be mutually agreed by the Purchaser and WLB Debtors and include a fixed amount in respect of estimated tax liabilities that are or will be Allowed Administrative Claims. The WLB Debtors and the Required Consenting Stakeholders will consult with the Committee with respect to the amount of the Funded Liability Cap.

115.    “General Unsecured Claim” means any unsecured Claim (including any First Lien Deficiency Claims and Black Lung Claims) against any of the WLB Debtors that is not: (a) paid in full prior to the Plan Effective Date pursuant to an order of the Bankruptcy Court; (b) an Administrative Claim; (c) a DIP Facility Claim; (d) a First Lien Secured Claim; (e) a WLB Intercompany Claim; (f) a Section 510(b) Claim; (g) an Other Priority Claim; (h) an Other Secured Claim; (i) a Priority Tax Claim; (j) a Professional Fee Claim; or (k) a Secured Tax Claim.

116.    “General Unsecured Claims Amount” means an amount of Cash equal to the Committee Settlement Amount, less the fees, costs, and expenses of the Claims Administrator in accordance with Article IV.L hereof.

117.    “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

118.    “Holder” means an Entity holding a Claim against or Interest in a WLB Debtor, as applicable.

119.    “IBNR Claims” means all incurred but not reported Claims relating to the WLB Debtors’ self-funded medical plan, vision plan, or dental plan (collectively, the “Self-Funded Health Plan(s)”, to the extent (a) the services giving rise to such IBNR Claims were performed (i) on or after the Petition Date and (ii) before the Plan Effective Date, and (b) such IBNR Claims were timely filed under the terms of the applicable Self-Funded Health Plan.

120.    “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

121.    “Initial Administrative Claims Bar Date” means the Voting Deadline, which is the deadline by when all requests for payment of Administrative Claims that arise on or prior to January 4, 2019 must be Filed and served on the WLB Debtors.

122.    “Initial Assumption Schedule” means the Notice to Contract Parties to Potentially Assumed Executory Contracts and Unexpired Leases [Docket No. 874].

123.    “Initial Distribution Date” means the date on which the WLB Debtors, the Plan Administrator, or the Claims Administrator (as applicable) make initial distributions to Holders of Allowed Claims pursuant to the Plan.

124.    “Intercompany Settlement Term Sheet” means that certain term sheet, dated as of February 12, 2019, by and among the WMLP Debtors, the WLB Debtors, the Consenting Stakeholders, and the MLP Secured Lenders (as may be amended from time to time in accordance with the terms thereof).

125.    “Intercompany Settlement Term Sheet Order” means the Order Authorizing and Approving Intercompany Settlement Term Sheet [Docket No. 1548], attached hereto as Exhibit A, which includes the Intercompany Settlement Term Sheet, attached as Annex 1.

126.    “Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any WLB Debtor, including options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any WLB Debtor (whether or not arising under or in connection with any employment agreement).

127.    “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. 495] (as amended, modified or supplemented from time to time in accordance with the terms thereof).

128.    “Kemmerer Assets” means the mining properties and related assets in or near Kemmerer, Wyoming owned by Debtors Westmoreland Kemmerer, LLC and Westmoreland Kemmerer Fee Coal Holdings, LLC.

129.    “Kemmerer CBA” has the meaning given to such term in the 1113/1114 Motion.

130.    “Key Employee Retention Program Order” means the Order Authorizing and Approving the Debtors’ Proposed Valued Employee Program [Docket No. 864].

131.    “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

132.    “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

133.    “Liquidating Trust” means that certain trust to be created on the Plan Effective Date, as described in Article IV.U.

134.    “Liquidating Trust Agreement” means the agreement to be executed as of the Plan Effective Date, establishing the Liquidating Trust pursuant to this Plan, substantially in the form Filed with the Plan Supplement.

135.    “Liquidating Trust Assets” means all remaining Retained Assets (with the exception of the WMLP Interests, Surety Agreements, Retained Permits, and the Retained Surety Collateral) as of the Plan Effective Date, and all other assets of the WLB Debtors that have not been sold or transferred prior to the Plan Effective Date (with the exception of the WMLP Interests).

136.    “Liquidating Trustee” means the trustee of the Liquidating Trust appointed to administer the Liquidating Trust pursuant to the Liquidating Trust Agreement.

137.    “Management Services” means the operating services and engineering services, including financial modeling services, sales and marketing (including contracts for the sale, storage and handling, and logistics and transportation of coal), to be provided by the Purchaser to the WMLP Debtors or the purchaser of the Kemmerer Assets, as applicable, in a manner consistent with the Prior Shared Services Agreement, as set forth in the Intercompany Settlement Term Sheet.

138.    “Management TSA” has the meaning given to such term in the Intercompany Settlement Term Sheet.

139.    “MLP Secured Lenders” has the meaning set forth in the Cash Collateral Order.

140.    “MLP Secured Parties” has the meaning set forth in the Cash Collateral Order.

141.    “New Employment Agreements” means the agreement(s), by and between the Purchaser and each of Jennifer Grafton, Scott Henry, and Joseph Micheletti, pursuant to which each such person shall, from the Plan Effective Date through the first anniversary of the Plan Effective Date, provide services to (a) the Purchaser as reasonably requested from time to time by the board of directors of the Purchaser and (b) the WMLP Debtors consistent with the Intercompany Settlement Term Sheet, and in exchange for such services, the Purchaser shall compensate each person as set forth in the applicable agreement. The compensation to be paid to the insiders of the WLB Debtors who are Purchaser Advisors under the New Employment Agreements shall be Filed as part of the Plan Supplement, and the New Employment Agreements shall be acceptable to the Purchaser and each other party thereto.

142.    “New First Lien Credit Agreement” means the credit agreement, and all schedules and exhibits thereto, to be drafted based on the terms of the term sheet of the New First Lien Debt that is included in the Plan Supplement.

143.    “New First Lien Debt” means the $110 million of new first lien debt to be issued by the Purchaser on the Plan Effective Date, on the terms set forth in the term sheet of the New First Lien Debt included in the Plan Supplement.

144.    “New Revolving Exit Facility” means a revolving credit facility, which shall be governed by the New Revolving Exit Facility Credit Agreement.

145.    “New Revolving Exit Facility Credit Agreement” means the credit agreement, and all schedules and exhibits thereto, to be entered into by the Purchaser concurrently with the New Revolving Exit Facility, which credit agreement shall have terms and conditions that are not less beneficial to the Purchaser than those set forth in the New Revolving Exit Facility Term Sheet.

146.    “New Revolving Exit Facility Term Sheet” means the term sheet for the New Revolving Exit Facility, which shall be included in the Plan Supplement.

147.    “New Second Lien Credit Agreement” means the credit agreement, and all schedules and exhibits thereto, to be drafted based on the terms of the term sheet of the New Second Lien Debt that is included in the Plan Supplement.

148.    “New Second Lien Debt” means the $290 million of new second lien debt to be issued by the Purchaser on the Plan Effective Date, on the terms set forth in the term sheet of the New Second Lien Debt that is included in the Plan Supplement.

149.    “Non-Core Assets” means those assets as described in Article I.C of the Disclosure Statement.

150.    “Non-Core Asset Marketing Process” has the meaning set forth in the Bidding Procedures.

151.    “Non-Core Asset Sale” means, collectively, one or more sales of some or all of the Non-Core Assets to parties other than the Purchaser.

152.    “Non-Core Asset Sale Documents” means the documents setting forth the definitive terms of the Non-Core Asset Sale.

153.    “Non-Core Asset Sale Proceeds” means any net Cash or net Cash equivalents that are proceeds from the Non-Core Asset Sale.

154.    “Non-Insider Retention Plan Order” means the Order Granting and Authorizing the Debtors’ Proposed Value Employee Program [Docket No. 864].

155.    “Notice and Claims Agent” means Donlin, Recano & Company, Inc., the notice, claims, and solicitation agent for the Debtors in the Chapter 11 Cases [Docket No. 96].

156.    “Ohio Asserted Claims” means the purported Administrative Claims asserted in the State of Ohio, Environmental Protection Agency’s Application for Allowance and Payment of Administrative Expense [Docket No. 1347].

157.    “Ordinary Course Professional” means an Entity (other than a Professional) retained and compensated by the WLB Debtors in accordance with the Ordinary Course Professionals Order.

158.    “Ordinary Course Professionals Order” means the Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business [Docket No. 522] (as amended, modified or supplemented from time to time in accordance with the terms thereof).

159.    “Other Priority Claim” means any Claim against any of the WLB Debtors other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

160.    “Other Secured Claim” means any Secured Claim against any of the WLB Debtors, other than a DIP Facility Claim, a Credit Agreement Claim, or a First Lien Note Claim.

161.    “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

162.    “Petition Date” means October 9, 2018, the date on which the Chapter 11 Cases were commenced.

163.    “Plan” means this chapter 11 plan, including all exhibits (including the Intercompany Settlement Term Sheet Order), supplements (including the Plan Supplement), appendices, and schedules (as amended, modified or supplemented from time to time in accordance with the terms hereof).

164.    “Plan Administrator” means an individual that shall be the representative of the Remaining WLB Debtors on and after the Plan Effective Date and shall have the rights, powers, and duties set forth in this Plan and the Liquidating Trust Agreement. The identity and compensation of the Plan Administrator shall be agreed to by the WLB Debtors and the Required Consenting Stakeholders and shall be set forth in the Plan Supplement. The WLB Debtors and the Required Consenting Stakeholders will consult with (i) the Committee with respect to the identity and selection of the Plan Administrator prior to the Plan Effective Date, and (ii) the Claims Administrator with respect to the identity and selection of any replacement or successor to the Plan Administrator following the Plan Effective Date.

165.    “Plan Documents” means documents relating to or arising under the Plan.

166.    “Plan Effective Date” means, with respect to the Plan and any applicable WLB Debtors, the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Plan Effective Date set forth in Article XI.B of the Plan have been satisfied or waived in accordance with Article XI.D of the Plan.

167.    “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, each of which shall be in form and substance reasonably acceptable to the Required Consenting Stakeholders and the Successful Bidder (to the extent the Stalking Horse Purchaser is not the Successful Bidder and to the extent related to the Sale Transaction), substantially final forms of which shall be Filed at least 7 days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court, including: (a) the Assumed Contracts and Leases List; (b) the identity of the Plan Administrator and the compensation of the Plan Administrator; (c) the amount of the Committee Settlement Amount; (d) the Wind-Down Budget; (e) the Description of Transaction Steps; (f) the Purchaser Documentation; (g) the Liquidating Trust Agreement; (h) those Transferred Causes of Action that shall be transferred to the Purchaser pursuant to the Sale Transaction; (i) the Retained Causes of Action; (j) the list of Financial Accommodation Agreements; (k) the amount of compensation to be paid under the New Employment Agreements to any insider of the WLB Debtors that is a Purchaser Advisor under such an agreement; and (l) the New Revolving Exit Facility Term Sheet; provided that, through the Plan Effective Date, the Plan Supplement, and the exhibits thereto may be amended or modified in accordance with the Plan and the RSA. The Committee shall have consent rights with respect to the Plan Supplement documents to the extent that such documents materially relate to the provisions of the term sheet attached as Exhibit A to the Second Stipulation and Agreed Order (A) Extending Challenge Period Termination Date in Final DIP Order and (B) Resolving Possible Confirmation Objections Pursuant to Settlement Term Sheet [Docket No. 1115]. For the avoidance of doubt, the Committee will not have consent rights over (a) any of the Plan Supplement documents related to the transaction with the Purchaser or (b) the Intercompany Settlement Term Sheet.

168.    “Plan Term Sheet” means that certain term sheet setting forth the terms of the Plan attached as Exhibit A to the RSA.

169.    “Post-Closing Reconciliation Date” means the date not earlier than the Plan Effective Date, on which all conditions precedent to the occurrence of the Post-Closing Reconciliation Date to be set forth in Article XI.C of the Plan (and, to the extent not in conflict with Article XI.C of the Plan, the Description of Transaction Steps) have been satisfied or waived in accordance with Article XI.D of the Plan.

170.    “Prior Shared Services Agreement” means that certain services agreement, dated January 1, 2015 between WMLP and WMGP, which governs the provision of operating services, engineering services, and general and administrative services, including but not limited to legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, and engineering services, currently provided by the WLB (through WMGP) to WMLP (as amended, modified or supplemented from time to time in accordance with the terms thereof). For the avoidance of doubt, none of the WLB Debtors are party to the Prior Shared Services Agreement.

171.    “Priority Claims” means, collectively, Administrative Claims, Priority Tax Claims, and Other Priority Claims.

172.    “Priority Tax Claim” means any Claim against the WLB Debtors of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

173.    “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

174.    “Professional” means an Entity: (a) employed, or proposed to be employed prior to the Confirmation Date, in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

175.    “Professional Fee Claim” means any Administrative Claim for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

176.    “Professional Fee Escrow Account” means an account funded by the WLB Debtors with Cash as soon as possible after Confirmation and not later than the Plan Effective Date in an amount equal to the Professional Fee Escrow Amount.

177.    “Professional Fee Escrow Amount” means the reasonable estimate of the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Professionals have incurred or will incur in rendering services to the WLB Debtors prior to and as of the Confirmation Date, which estimates Professionals shall, in consultation with the advisors to the Required Consenting Stakeholders, deliver to the WLB Debtors as set forth in Article II.B of the Plan.

178.    “Proof of Claim” means a proof of Claim Filed against any of the WLB Debtors in the Chapter 11 Cases.

179.    “Purchaser” means (a) a newly-formed Delaware limited liability company or (b) other entity, including a newly-formed subsidiary of the WLB Debtors, as selected by the Successful Bidder and set forth in the Description of Transaction Steps.

180.    “Purchaser Advisors” means, collectively, Jennifer Grafton, Scott Henry, Joseph Micheletti, and any other individuals identified by Purchaser on or prior to January 31, 2019.

181.    “Purchaser Documentation” means any and all documentation, filings, forms, and other administrative or ministerial actions relating thereto, that are reasonably necessary or desirable with respect to the formation of Purchaser and to effectuate the Sale Transaction, which Purchaser Documentation shall be in form and substance acceptable to the Required Consenting Stakeholders (if the Stalking Horse Purchaser is the Successful Bidder) or the Successful Bidder (if the Stalking Horse Purchaser is not the Successful Bidder), and the organizational documents of Purchaser shall be in form reasonably acceptable to the WLB Debtors (it being understood that the WLB Debtors shall not have an approval right in any form over the equity and governance terms of the Purchaser, which shall be determined in the sole discretion of the Required Consenting Stakeholders (if the Stalking Horse Purchaser is the Successful Bidder) or the Successful Bidder (if the Stalking Horse Purchaser is not the Successful Bidder).

182.    “Purchaser LLC Agreement” means the Limited Liability Company Agreement, as may be amended from time to time, which shall govern the Purchaser on the Plan Effective Date, on the terms set forth in the Plan Supplement.

183.    “Purchaser Stock” means the new common shares or limited liability company units, which may be in the form of common units, as applicable, in the Purchaser to be issued pursuant to the Plan, as set forth in the Description of Transaction Steps.

184.    “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

185.    “Released Avoidance Actions” means those Avoidance Actions against (a) any trade vendor of the WLB Debtors or (b) any recipient of royalty payments from the WLB Debtors, in each case, solely in its capacity as such, all of which shall be released on the Plan Effective Date.

186.    “Released Parties” means, collectively, and in each case, in their respective capacities as such: (a) the Successful Bidder; (b) the Stalking Horse Purchaser; (c) each Consenting Stakeholder; (d) the Holders of First Lien Claims; (e) the Holders of Bridge Loan Claims; (f) the DIP Lenders; (g) the Bridge Loan Agent; (h) the Credit Agreement Agent; (i) the DIP Agent; (j) the First Lien Notes Trustee; (k) the Committee, the members thereof, and their respective professionals (solely in their capacity as such); (l) the WMLP Debtors; (m) the Conflicts Committee; (n) the MLP Secured Parties; (o) the Coal Act Retirees Committee, the members thereof, and their respective professionals; (p) each Releasing Party (except as it relates to any Claim or Cause of Action against such Releasing Party that is held by the WMLP Debtors, the Conflicts Committee, the MLP Secured Parties, and/or their respective related parties in clauses (k) and (l) of the definition of Releasing Parties (other than the WLB Debtors) which Claims or Causes of Action, as applicable, for the avoidance of doubt, shall not be released); (q) each current and former Affiliate of each Entity in clause (a) through (p); (r) with respect to each Entity in clause (a) through (q), each such Entity’s current and former equity holders (except for the WMLP Debtors’ public unit holders), subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; and (s) with respect to each WLB Debtor, each such WLB Debtor’s current and former equity holders (unless an equity holder has opted out of being a Releasing Party, in which case such equity holder shall not be a Released Party), subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided that, with respect to any Releasing Party in clause (p) of this definition of Released Parties, except as expressly released herein, any Claim or Cause of Action that is held by the WMLP Debtors, the Conflicts Committee, the MLP Secured Parties, and/or their respective related parties against such Releasing Party’s Affiliates and/or other related parties described in clauses (q) and (r) of this Released Parties definition shall not be released.

187.    “Releasing Parties” means, collectively, and in each case, in their respective capacities as such: (a) the Successful Bidder; (b) each Consenting Stakeholder; (c) all Holders of Claims and Interests that are presumed to accept the Plan and who do not opt out of the releases in the Plan; (d) all Holders of Claims and Interests who vote to accept the Plan; (e) all Holders of Claims or Interests that (i) abstain from voting on the Plan and who do not opt out of the releases in the Plan, (ii) vote to reject the Plan and who do not opt out of the releases in the Plan, or (iii) are deemed to reject the Plan and who do not opt out of the releases in the Plan; (f) the Committee, the members thereof and their respective professionals (solely in their capacity as such); (g) the WMLP Debtors (except that the WMLP Debtors are not releasing any Claims or Causes of Action described in the parenthetical in clause (p) of the definition of Released Parties); (h) the Conflicts Committee (except that the Conflicts Committee is not releasing any Claims or Causes of Action described in the parenthetical in clause (p) of the definition of Released Parties); (i) the MLP Secured Parties (except that the MLP Secured Parties are not releasing any Claims or Causes of Action described in clause (p) of the definition of Released Parties); (j) the Coal Act Retirees Committee, the members thereof, and their respective professionals (solely in their capacity as such); (k) each current and former Affiliate of each Entity in clause (a) through (j); (l) with respect to each Entity in clause (a) through (k), each such Entity’s current and former equity holders (except for the WMLP Debtors’ public unit holders), subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; and (m) with respect to each WLB Debtor, each such WLB Debtor’s current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided that, except as expressly released herein, the WMLP Debtors, the Conflicts Committee, the MLP Secured Parties, and/or their respective related parties are not releasing any Claims or Causes of Action described in the parenthetical in clause (p) of the definition of Released Parties), or against any of the parties described in clauses (q) and (r) of the definition of Released Parties.

188.    “Remaining WLB Debtors” means, collectively, (a) WLB and (b) any other WLB Debtor not sold to the Purchaser as part of the Sale Transaction.

189.    “Required Consenting Stakeholders” has the meaning set forth in the RSA.

190.    “Restructuring Transactions” means the transactions described in Article IV.6.

191.    “Retained Assets” means: (a) prior to the Post-Closing Reconciliation Date, the WMLP Interests owned by the WLB Debtors (and, for the avoidance of doubt, such WMLP Interests shall be retained by the WLB Debtors until the Post-Closing Reconciliation Date), (b) the General Unsecured Claims Amount, (c) the Wind-Down Funds, (d) the D&O Policies, (e) the Retained Causes of Action, (f) the Excluded Assets (as defined in the Sale Transaction Documentation) under the Sale Transaction Documentation, (g) the Retained Permits, and (h) the

Retained Surety Collateral. For the avoidance of doubt, the Retained Assets shall not include: (x) the Transferred Assets; (y) any Causes of Action waived, released or transferred pursuant to the Plan (including the Released Avoidance Actions); or (z) the Professional Fee Escrow Account.

192.    “Retained Causes of Action” means those Causes of Action that shall vest in the WLB Debtors on the Plan Effective Date, which shall be set forth in the Plan Supplement, and for the avoidance of doubt, Retained Causes of Action shall not include any of the Transferred Causes of Action, Released Avoidance Actions, or any other Causes of Action that are settled, released, or exculpated under the Plan.

193.    “Retained Permits” means any permits or similar government authorizations required to operate the WLB Debtors’ businesses, to the extent they are not transferred to the Purchaser on the Plan Effective Date.

194.    “Retained Surety Collateral” means all collateral securing the WLB Debtors’ obligations to the Sureties, to the extent they are not transferred to the Purchaser on the Plan Effective Date.

195.    “Retiree Benefits” has the meaning set forth in the 1113/1114 Motion.

196.    “RSA” means that certain Restructuring Support Agreement, dated as of October 9, 2018, by and among the WLB Debtors and the Consenting Stakeholders, including all exhibits and attachments thereto (as amended, modified or supplemented from time to time in accordance with the terms thereof), which is attached to the Disclosure Statement as Exhibit C.

197.    “Sale Transaction” means the transfer of the Transferred Assets to the Purchaser and the assumption by the Purchaser of the Assumed Liabilities free and clear of all Liens, Claims, charges, and other encumbrances (other than the Assumed Liabilities) pursuant to section 1123 of the Bankruptcy Code on the terms and conditions set forth in the Sale Transaction Documentation.

198.    “Sale Transaction Documentation” means one or more asset purchase agreements or purchase and sale agreements and related documents, pursuant to which the WLB Debtors will effectuate the Sale Transaction.

199.    “Sale Transaction Proceeds” means any Cash or Cash equivalents that are proceeds from the Sale Transaction (if any, in the event the Stalking Horse Purchaser consummates the Sale Transaction).

200.    “Sale Transaction Term Sheet” means that certain term sheet setting forth the terms of the Sale Transaction attached as Exhibit B to the RSA.

201.     “San Juan Consent Decree” shall mean that certain court order and consent decree entered by the U.S. District Court for the District of New Mexico on April 12, 2012 at Sierra Club v. San Juan Coal Company, et al., Case No. 10-cv-00332, Doc. 37.

202.    “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs to be Filed by the WLB Debtors pursuant to section 521 of the Bankruptcy Code.

203.    “Section 510(b) Claims” means any Claim against any of the WLB Debtors subject to subordination under section 510(b) of the Bankruptcy Code.

204.    “Secured” or “Secured Claim” means, when referring to a Claim, a Claim that is: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code; or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code to the extent of the value of such right of setoff.

205.    “Secured Tax Claim” means any Secured Claim against any of the WLB Debtors that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

206.    “Securities Act” means the U.S. Securities Act of 1933.

207.    “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

208.    “SMCRA” means the Surface Mining Control and Reclamation Act.

209.     “Stalking Horse Purchaser” means the newly-formed Delaware limited liability Entity or other form of Entity or Entities as selected by the Required Consenting Stakeholders to serve as the Buyer (as defined in the Stalking Horse Purchase Agreement) under the Stalking Horse Purchase Agreement.

210.    “Stalking Horse Purchase Agreement” means that certain Purchase and Sale Agreement between the WLB Debtors and the Stalking Horse Purchaser that is attached to the Disclosure Statement as Exhibit B.

211.    “Subsequent Distribution Date” means a date following the Initial Distribution Date on which the Plan Administrator and/or Claims Administrator, each in its respective reasonable discretion, elects to make distributions to Holders of certain Allowed Claims pursuant to the Plan.

212.    “Successful Bidder” means the Entity, which Entity may be the Stalking Horse Purchaser, whose bid for some or all of the Core Assets and, if applicable, the Transferred Non-Core Assets, is selected by the WLB Debtors and approved by the Bankruptcy Court as the highest and otherwise best bid pursuant to the Bidding Procedures.

213.    “Supplemental Administrative Claims Bar Date” means the date that is 30 days after the Plan Effective Date, which is the deadline by which all requests for Administrative Claims that arise after January 4, 2019 must be Filed and served on the WLB Debtors.

214.    “Supplemental Retention Program” means the WLB Debtors’ non-insider employee retention program, including any severance payments (which shall be in an amount not to exceed the sum of the applicable employee’s (a) base salary and (b) the amount provided to such employee under the Non-Insider Retention Plan Order, in each case for one year on an annualized basis), with respect to Adam Bricker, Shane Gant, John Jutlia, Dondi Kratzenstein, Jeffrey Kukura, Elizabeth Martinez, Scott Sturm, and Donald Swartz.

215.    “Sureties” means those providers of the WLB Debtors’ surety and bonding obligations, as that term is defined and used in the Final Order Approving Continuation of Surety Bond Program [Docket No. 514].

216.    “Surety Agreements” means all agreements between at least one WLB Debtor and any of the Sureties, including those agreements that are set forth as “Financial Accommodation Agreements” in the Plan Supplement.

217.     “Third Cash Collateral Stipulation” means the Third Stipulation and Agreed Order Among (A) Westmoreland Resource Partners, LP and Its Subsidiaries, (B) Westmoreland Coal Company and Certain of Its Subsidiaries and (C) the MLP Required Lenders Modifying Cash Collateral Order [Docket No. 1117].

218.    “Trade Claimants Order” means the Final Order (I) Authorizing the Payment of Specified Trade Claims and Outstanding Orders, and (II) Confirming Administrative Expense Priority of Outstanding Orders [Docket No. 512].

219.    “Transferred Assets” means the Core Assets, the Transferred Non-Core Assets, the Transferred Causes of Action, and the Interests of any WLB Debtors that are transferred to Purchaser as part of the Sale Transactions (which, for the avoidance of doubt, shall not include the WMLP Interests).

220.    “Transferred Causes of Action” means any and all Causes of Action held by the WLB Debtors as of the Plan Effective Date; provided that Transferred Causes of Action shall not include (i) Avoidance Actions not related to the Core Assets or Transferred Non-Core Assets; (ii) Released Avoidance Actions; (iii) Causes of Action related solely to Non-Core Assets sold to third parties other than the Purchaser; (iv) certain Causes of Action to be mutually agreed upon by the WLB Debtors and the Required Consenting Stakeholders; or (v) Causes of Action that are settled, released, or exculpated under the Plan. For the avoidance of doubt, Transferred Causes of Action shall include the right to dispute, object to, compromise, or seek to recharacterize, reclassify, subordinate or disallow, any Claims against or Interests in the WLB Debtors that constitute Assumed Liabilities or Funded Liabilities.

221.    “Transferred Letters of Credit” shall mean any and all letters of credit posted by, for, or on behalf of any of the WLB Debtors that are transferred as part of the Sale Transaction or relate to any Transferred Assets.

222.    “Transferred Non-Core Assets” means any Non-Core Assets that are not sold or transferred by the WLB Debtors pursuant to a Non-Core Asset Sale prior to the Plan Effective Date, unless otherwise agreed pursuant to the Stalking Horse Purchase Agreement. For the avoidance of doubt, Transferred Non-Core Assets shall not include the Buckingham Mine to the extent that the sale of the Buckingham Mine contemplated in the Buckingham and Oxford Sale Motion closes prior to the Plan Effective Date.

223.    “UMWA” means the United Mine Workers of America.

224.    “Undeliverable Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the WLB Debtors of an intent to accept a particular distribution; (c) responded to the WLB Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

225.    “Undeliverable Distribution Reserve” means a segregated account established by the Plan Administrator established in accordance with Article VIII.J.

226.    “Unexpired Lease” means a lease of nonresidential real property to which one or more of the WLB Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

227.    “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

228.    “U.S. Person” has the meaning given to such term in rule 902 promulgated under the Securities Act.

229.    “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

230.    “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

231.    “Voting Deadline” means 4:00 p.m. (prevailing Central Time) on January 25, 2019; or if the Auction occurs after January 22, 2019, the Voting Deadline shall be automatically extended through 4:00 p.m. (prevailing Central Time) on the date that is three (3) days following the Auction).

232.    “Voting Report” means the report certifying the methodology for the tabulation of votes and results of voting under the Plan, prepared and filed by the Notice and Claims Agent.

233.    “Wages Order” means the Final Order Authorizing the Debtors to (I) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses, and (II) Continue Employee Benefits Programs [Docket No. 516] (as amended, modified or supplemented from time to time in accordance with the terms thereof).

234.    “WECO” means Debtor Western Energy Company.

235.    “Westmoreland Retirement Plan” means the pension plan on behalf of the salaried employees at the Beulah and Savage mines, the employees at the San Juan mines, and certain of the WLB Debtors’ employees at their corporate headquarters.

236.    “Wind Down” means the wind down and dissolution of the WLB Debtors’ Estates as set forth in Article VII.B.

237.    “Wind-Down Funds” means Cash paid by the Purchaser to the Liquidating Trust to fund (a) the payment of Allowed Priority Claims under the Plan and (b) the Wind Down in accordance with the Wind-Down Budget, to the extent the Purchaser does not make the payments in (a) or (b) directly on behalf of the Liquidating Trust as set forth in the Plan and the Liquidating Trust Agreement. The WLB Debtors and the Required Consenting Stakeholders will consult with the Committee with respect to the amount of the Wind-Down Funds.

238.     “Wind-Down Budget” means a monthly budget for the reasonable activities and expenses to be incurred in winding down the Chapter 11 Cases, which budget, activities, and reasonable expenses shall be agreed to by the Required Consenting Stakeholders and the WLB Debtors. The Wind-Down Budget shall include line item estimates for, among other things, post-Plan Effective Date Professional fees and U.S. Trustee Fees, and will be financed by the Wind-Down Funds and in accordance with the Liquidating Trust Agreement. For the avoidance of doubt, the Wind-Down Budget shall not include any payments of Coal Act premiums to the Coal Act Funds.

239.    “WLB” means Debtor Westmoreland Coal Company.

240.    “WLB/Chubb Contracts” means the Chubb Insurance Contracts issued to a WLB Debtor as a first named insured, exclusive of the Chubb/WLB D&O Policies.

241.    “WLB Debtors” means, collectively, WLB, Absaloka Coal, LLC, Basin Resources, Inc., Buckingham Coal Company, LLC, Dakota Westmoreland Corporation, Haystack Coal Company, San Juan Coal Company, San Juan Transportation Company, Texas Westmoreland Coal Company, WCC Land Holding Company, Inc., WEI-Roanoke Valley, Inc., Western Energy Company, Westmoreland Coal Company Asset Corp., Westmoreland Coal Sales Company, Inc., Westmoreland Energy Services New York, Inc., Westmoreland Energy Services, Inc., Westmoreland Energy, LLC, Westmoreland Mining LLC, Westmoreland North Carolina Power LLC, Westmoreland Partners, Westmoreland Power, Inc., Westmoreland Resources Inc., Westmoreland San Juan Holdings, Inc., Westmoreland San Juan, LLC, Westmoreland Savage Corporation, Westmoreland Texas Jewett Coal Company, Westmoreland-Roanoke Valley, LP, and WRI Partners, Inc., and for the avoidance of doubt, does not include any of the WMLP Debtors.

242.    “WLB Intercompany Claim” means any Claim against a WLB Debtor held by another WLB Debtor or an Affiliate of a WLB Debtor other than a WMLP Debtor.

243.    “WLB Intercompany Interest” means any Interest in one WLB Debtor held by another WLB Debtor or an Affiliate of a WLB Debtor, and, for the avoidance of doubt, shall not include any WMLP Interest or any Interest held by a WLB Debtor in the Purchaser.

244.    “WLB Interests” means the Interests in WLB outstanding immediately prior to the Plan Effective Date.

245.    “WMGP” means Debtor Westmoreland Resources GP, LLC.

246.    “WMLP” means Debtor Westmoreland Resource Partners, LP.

247.    “WMLP Debtors” means, collectively, WMGP, WMLP, Westmoreland Kemmerer, LLC, Oxford Mining Company, LLC, Harrison Resources, LLC, Oxford Mining Company-Kentucky, LLC, Daron Coal Company, LLC, Oxford Conesville, LLC, and Westmoreland Kemmerer Fee Coal Holdings, LLC.

248.    “WMLP Interests” means (a) the Interests in WMGP and (b) the Interests in WMLP outstanding immediately prior to the Plan Effective Date and any Interests in WMLP purchased pursuant to the WMLP Tender.

249.    “WMLP Liquidator” means (a) the individual appointed by the Bankruptcy Court to wind down the WMLP Debtors’ affairs, including filing any required tax returns, following consummation of a sale of the Kemmerer Assets, whether pursuant to a chapter 11 plan of liquidation or otherwise, or (b) the WMLP Debtors, as applicable.

250.    “WMLP Loan Documents” has the meaning set forth in the Cash Collateral Order.

251.    “WMLP Plan” means a chapter 11 plan of liquidation for the WMLP Debtors (if any), which WMLP Plan shall be in form and substance acceptable to the MLP Secured Parties.

252.    “WMLP Plan Effective Date” means the earlier of (a) the effective date of the WMLP Plan and (b) the date on which there is a final resolution or dismissal of all claims against the WMLP Debtors as approved by the Bankruptcy Court by a Final Order.

253.    “WMLP Tender” means the “Tender Offer” as such term is defined in the Intercompany Settlement Term Sheet.

254.    “WMLP TSA” means, collectively, the Back-Office TSA and the Management TSA.

B.	Rules of Interpretation.

For purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (5) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (11) any immaterial effectuating provisions may be interpreted by the WLB Debtors or the Plan Administrator in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; provided that no effectuating provision shall be immaterial or deemed immaterial if it has any substantive legal or economic effect on any party.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Plan Effective Date may be taken on or as soon as reasonably practicable after the Plan Effective Date.

D.	Governing Law.

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States, unless otherwise expressly provided.

F.	Controlling Document.

In the event of an inconsistency between the Plan (excluding the Plan Supplement), the Plan Supplement, the RSA, and the Disclosure Statement, the terms of the Plan (excluding the Plan Supplement) shall control in all respects. In the event of an inconsistency between the Plan (other than the Intercompany Settlement Term Sheet and the Intercompany Settlement Term Sheet Order), the Disclosure Statement, the Plan Supplement, and the Sale Transaction Documentation, the Sale Transaction Documentation shall control. In the event of any inconsistency between the Plan (other than the Intercompany Settlement Term Sheet and the Intercompany Settlement Term Sheet Order), the Sale Transaction Documentation, and the Confirmation Order, the Confirmation Order shall control. Notwithstanding anything to the contrary contained herein, in the event of an inconsistency between the Plan (other than the Intercompany Term Sheet and the Intercompany Settlement Term Sheet Order), the RSA, the Disclosure Statement, the Plan Supplement, the Sale Transaction Documentation, and/or the Confirmation Order, on the one hand, and the Intercompany Settlement Term Sheet and the Intercompany Settlement Term Sheet Order, on the other hand, the Intercompany Settlement Term Sheet and the Intercompany Settlement Term Sheet Order shall control.

ARTICLE II

ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE

CLAIMS, DIP FACILITY CLAIMS, AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, Priority Tax Claims, and DIP Facility Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.	Administrative Claims.

Except with respect to Professional Fee Claims, DIP Facility Claims, or as otherwise set forth herein, subject to the provisions of sections 327, 330(a), and 331 of the Bankruptcy Code, and except to the extent that a Holder of an Allowed Administrative Claim and, as applicable, the WLB Debtors or the Plan Administrator, agree to less favorable treatment or such Holder has been paid by any applicable WLB Debtor prior to the Plan Effective Date, the WLB Debtors or the Plan Administrator shall pay each Holder of an Allowed Administrative Claim the full unpaid amount of such Allowed Administrative Claim in Cash, which payment shall be made (x) in the ordinary course of business; or (y) on the later of (i) the Plan Effective Date and (ii) the date on which such Administrative Claim becomes an Allowed Claim or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter) with a Cash distribution; provided that any Allowed Administrative Claim that has been expressly assumed by the Successful Bidder under the Sale Transaction Documentation shall not be an obligation of the WLB Debtors.

Except as otherwise provided by Article II.A or by a Final Order entered by the Bankruptcy Court (including the Bar Date Order) on or prior to the Initial Administrative Claims Bar Date or Supplemental Administrative Claims Bar Date, as applicable, unless previously Filed, requests for payment of Administrative Claims (other than requests for payment of Professional Fee Claims) must be Filed and served on the WLB Debtors by the Initial Administrative Claims Bar Date and Supplemental Administrative Claims Bar Date, as applicable; provided that with respect to any request for payment of Administrative Claims arising on or prior to January 4, 2019 submitted by Governmental Units, the deadline for all such requests shall be February 7, 2019, subject to any requests for additional time for good cause shown. For the avoidance of doubt, solely to the extent Cure Costs are not paid on the Plan Effective Date, the counterparty to such Executory Contract and Unexpired Lease must file its

Administrative Claim on or prior to the Supplemental Administrative Claims Bar Date, and such Administrative Claim shall be asserted only with respect to and in the amount of such unpaid Cure Costs. With respect to Professional Fee Claims, the deadline for all requests for payment of such claims shall be 30 days after the Plan Effective Date.

Notwithstanding anything to the contrary provided in this Plan, the WMLP Debtors shall not be required to file any requests for payment of Administrative Claims; provided that on or prior to the Initial Administrative Claims Bar Date, the WMLP Debtors shall consult with the WLB Debtors and the Required Consenting Stakeholders regarding any Administrative Claims held by the WMLP Debtors that would have otherwise been due by the Initial Administrative Claims Bar Date. Notwithstanding anything to the contrary provided in this Plan or the Cash Collateral Order, the MLP Secured Parties shall not be required to file any requests for payment of Administrative Claims (if any) arising out of the MLP Secured Obligations (as defined in the Cash Collateral Order) or the Adequate Protection Obligations (as defined in the Cash Collateral Order), but for the avoidance of doubt, the MLP Secured Parties must file any requests for payment of any other Administrative Claims pursuant to the applicable provisions of this Plan.

Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Initial Administrative Claims Bar Date or the Supplemental Administrative Claims Bar Date, as applicable, shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the WLB Debtors, their Estates, the Purchaser, or the Plan Administrator, and such Administrative Claims shall be deemed compromised, settled, and released as of the Plan Effective Date. For the avoidance of doubt, Holders of DIP Facility Claims shall not be required to File or serve any request for payment of such DIP Facility Claims.

B.	Professional Compensation.

1.	Final Fee Applications and Payment of Professional Fee Claims.

All final requests for payment of Professional Fee Claims incurred during the period from the Petition Date through the Confirmation Date shall be Filed no later than 30 days after the Plan Effective Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior orders of the Bankruptcy Court, including the Interim Compensation Order, and once approved by the Bankruptcy Court, shall be promptly paid from the Professional Fee Escrow Account up to the full Allowed amount. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Fee Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan.

2.	Professional Fee Escrow Amount.

As soon as possible after Confirmation and not later than the Plan Effective Date, the WLB Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds shall not be considered property of the WLB Debtors’ Estates. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Claims are Allowed by a Final Order. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be transferred to the WLB Debtors and used solely in accordance with the Wind-Down Budget.

3.	Allocation and Estimation of Professional Fees and Expenses.

For the avoidance of doubt, Professional Fee Claims shall be allocated between the WMLP Debtors and the WLB Debtors in accordance with the terms of the Intercompany Settlement Term Sheet. Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred before and as of the Confirmation Date, in accordance with the fee allocation provisions of the Intercompany Settlement Term

Sheet, and shall deliver such estimate to the WLB Debtors and the WMLP Debtors (with a copy to the MLP Secured Lenders) by the earlier of (a) five Business Days after the Confirmation Date and (b) two Business Days prior to the Plan Effective Date; provided that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the WLB Debtors may estimate the unbilled fees and expenses of such Professional in accordance with the Intercompany Settlement Term Sheet. Notwithstanding anything to the contrary in the Plan or any order of the Court, on the Plan Effective Date, the WLB Debtors shall pay all unpaid fees earned and expenses incurred to Centerview in accordance with the terms of Centerview’s engagement letter, including any earned success fees or similar fees; provided that Centerview shall file a final request for Professional Fee Claims, including with respect to any such fees and expenses, in accordance with Article II of this Plan.

4.	Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the WLB Debtors will, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation and Consummation of the Plan incurred by the WLB Debtors or the Plan Administrator. Upon the Confirmation Date, any requirement that Professionals and Ordinary Course Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code, the Interim Compensation Order, or the Ordinary Course Professionals Order, in seeking retention or compensation for services rendered after such date shall terminate, and the WLB Debtors and the Plan Administrator may employ and pay any Professional or Ordinary Course Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court; provided that (i) to the extent such amounts are unpaid as of the Plan Effective Date, they shall be paid by the Purchaser on behalf of the Liquidating Trust; and (ii) the WLB Debtors must provide the Consenting Stakeholders with advance notice and copies of invoices before making any such payments of fees and expenses.

5.	Substantial Contribution.

Except as otherwise specifically provided in the Plan, any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), or (5) of the Bankruptcy Code must File an application and serve such application on counsel for the WLB Debtors and as otherwise required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules, on or before the Voting Deadline.

6.	Committee Professional Fees and Expenses.

Provided that the fees and expenses of the Committee’s Professionals are consistent with the estimates provided to the Required Consenting Stakeholders on January 19, 2019, the Required Consenting Stakeholders shall not directly or indirectly oppose (a) the payment of the fees and expenses of the Committee’s Professionals pursuant to and in accordance with the Interim Compensation Order and (b) any interim or final fee applications filed by the Committee’s Professionals (but in each case of subclauses (a) or (b), without prejudice to the rights of any party-in-interest with respect to the Fee and Expense Allocation).

Unless and until this Plan is either denied or withdrawn (or the Committee’s professionals have a reasonable good faith basis to believe this Plan will be withdrawn or not confirmed and have communicated that belief to the Required Consenting Stakeholders in advance), the Committee’s professionals will not incur any fees relating to its investigation or the Challenge (as defined in the DIP Order).

C.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim and, as applicable, the WLB Debtors or the Plan Administrator, agree to a less favorable treatment, in full and final satisfaction, settlement, and release of and in exchange for each Allowed Priority Tax Claim, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, each Holder of such Allowed Priority Tax Claim shall receive, at the option of the WLB Debtors or the Plan

Administrator, as applicable, and subject to the consent of the Required Consenting Stakeholders, either (a) the full unpaid amount of such Allowed Priority Tax Claim in Cash on the later of the Plan Effective Date and the date on which such Priority Tax Claim becomes an Allowed Claim or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Priority Tax Claim is due or as soon as reasonably practicable thereafter), or (b) equal annual installment payments in Cash, of a total value equal to the Allowed amount of such Priority Tax Claim, over a period ending not later than five (5) years after the Petition Date; provided that any Allowed Priority Tax Claim that has been expressly assumed by the Successful Bidder under the Sale Transaction Documentation shall not be an obligation of the WLB Debtors. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full. On the Plan Effective Date, any Liens securing any Allowed Priority Tax Claims shall be deemed released, terminated, and extinguished, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order or rule, or the vote, consent, authorization, or approval of any Person.

D.	DIP Facility Claims.

All DIP Facility Claims shall be deemed Allowed as of the Plan Effective Date in an amount equal to (i) the principal amount outstanding under the DIP Facility on such date, (ii) all interest accrued and unpaid thereon, and (iii) all accrued and unpaid fees, expenses and noncontingent indemnification obligations payable under the DIP Facility and the DIP Order. In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed DIP Facility Claim, as permitted under the DIP Credit Agreement (as defined in the DIP Order), the DIP Facility shall be converted into the New First Lien Debt on the Plan Effective Date and each Holder of an Allowed DIP Facility Claim shall receive its Pro Rata share of the New First Lien Debt. All Liens and security interests granted by the WLB Debtors to secure the obligations under the DIP Facility shall continue to secure the Collateral under the New First Lien Debt as transferred pursuant to the Sale Transaction, but such Liens and security interests shall be of no further force and effect with respect to the Retained Assets without any further notice to or action, order or approval of the Bankruptcy Court or any other Entity. For the avoidance of doubt, the Plan Effective Date will only occur once the Allowed DIP Facility Claims are satisfied as provided in this paragraph.

E.	U.S. Trustee.

The WLB Debtors or the Plan Administrator, as applicable, shall timely pay all U.S. Trustee Fees for each quarter under 28 U.S.C. § 1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the WLB Debtors’ businesses, until the entry of a Final Order dismissing or closing the Chapter 11 Cases, or converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code. Following Confirmation, the WLB Debtors shall file with the Bankruptcy Court quarterly operating reports in a form reasonably acceptable to the U.S. Trustee.

F.	Costs and Expenses of the Prepetition Secured Parties, the DIP Lenders, and the DIP Agent.

Notwithstanding anything to the contrary contained herein, any unpaid Claim payable to the Prepetition Secured Parties (as defined in the DIP Order), the DIP Lenders, or the DIP Agent pursuant to the DIP Order shall constitute Allowed Administrative Claims and shall be paid on a current basis in full in Cash on the Plan Effective Date, or to the extent accrued after the Plan Effective Date, on a current basis in full in Cash as invoiced. Nothing herein shall require the Prepetition Secured Parties, the DIP Lenders, the DIP Agent, or their respective professionals, to file applications, a Proof of Claim or otherwise seek approval of the Bankruptcy Court as a condition to the payment of such Allowed Administrative Claims.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification.

This Plan constitutes a separate chapter 11 plan for each WLB Debtor. Except for the Claims addressed in Article II (or as otherwise set forth herein), all Claims against and Interests in a particular WLB Debtor are placed in Classes for each of the WLB Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, the WLB Debtors have not classified Administrative Claims, Priority Tax Claims, DIP Facility Claims, and Professional Fee Claims as described in Article II.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation, and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Plan Effective Date.

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 3	First Lien Secured Claims	Impaired	Entitled to Vote

Class 4	General Unsecured Claims	Impaired	Entitled to Vote

Class 5	WLB Intercompany Claims	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class 6	WLB Intercompany Interests	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class 7	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 8	WLB Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Except to the extent that the WLB Debtors and a Holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, with the consent of the Required Consenting Stakeholders, such Holder shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Interest. Unless otherwise indicated, each Holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Plan Effective Date (or, if payment is not then due, in accordance with its terms in the ordinary course) or as soon as reasonably practicable thereafter, the timing of which shall be subject to the reasonable discretion of the WLB Debtors and the consent of the Required Consenting Stakeholders (not to be unreasonably withheld).

1.	Class 1—Other Priority Claims.

(a)	Classification: Class 1 consists of all Other Priority Claims.

(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash or other treatment rendering such Claim Unimpaired.

(c)

Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Priority Claim is not entitled to vote to accept or reject the Plan.

2.	Class 2—Other Secured Claims.

(a)	Classification: Class 2 consists of all Other Secured Claims, including all Secured Tax Claims.

(b)	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the election of the WLB Debtors (which election shall be subject to the consent of the Required Consenting Stakeholders):

(i)	payment in full in Cash of such Allowed Other Secured Claim;

(ii)	the Collateral securing such Allowed Other Secured Claim;

(iii)

Reinstatement of such Allowed Other Secured Claim, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of such claim to demand or to receive payment prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of default; or

(iv)	such other treatment rendering such Allowed Other Secured Claim Unimpaired.

(c)

Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan.

3.	Class 3—First Lien Secured Claims.

(a)	Classification: Class 3 consists of all First Lien Secured Claims.

(b)

Allowance: The First Lien Secured Claims shall be Allowed in the amount of the Secured portion of the Allowed amount of the First Lien Claims in the aggregate (as set forth in Article VIII of the Plan).

(c)	Treatment: Each Holder of an Allowed First Lien Secured Claim will receive either:

(i)

in the event the Stalking Horse Purchaser is the Successful Bidder, its Pro Rata share of (w) the Purchaser Stock; (x) the New Second Lien Debt; (y) the Non-Core Asset Sale Proceeds; and (z) all other proceeds of the WLB Debtors’ assets that constitute Collateral of the Holders of First Lien Secured Claims and are not Transferred Assets (such non-Transferred Assets, including, for the avoidance of doubt, the WLB Debtors’ Interests in the WMLP Debtors); or

(ii)	in the event the Stalking Horse Purchaser is not the Successful Bidder or the Sale Transaction is not consummated, payment in full in Cash on the Plan Effective Date.

(d)	Voting: Class 3 is Impaired under the Plan. Each Holder of an Allowed First Lien Secured Claim is entitled to vote to accept or reject the Plan.

4.	Class 4—General Unsecured Claims.

(a)	Classification: Class 4 consists of all General Unsecured Claims.

(b)

Treatment: Each Holder of an Allowed General Unsecured Claim (excluding First Lien Deficiency Claims) will receive its Pro Rata share of the General Unsecured Claims Amount as provided in Article IV.J. Holders of First Lien Deficiency Claims will waive, or will be deemed to have waived, any recovery or distribution on account of any Allowed First Lien Deficiency Claim.

(c)	Voting: Class 4 is Impaired. Each Holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

5.	Class 5—WLB Intercompany Claims.

(a)	Classification: Class 5 consists of all purported WLB Intercompany Claims.

(b)	Treatment:

(i)	Each WLB Intercompany Claim (except for Foreign Intercompany Claims) will be recharacterized as WLB Intercompany Interests.

(ii)	Each WLB Intercompany Claim that is a Foreign Intercompany Claim will be treated as set forth in the Description of Transaction Steps.

(c)	Voting: Class 5 is either:

(i)	Unimpaired, in which case the Holders of Allowed WLB Intercompany Claims in Class 5 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code; or

(ii)

Impaired, and not receiving any distribution under the Plan, in which case the Holders of Allowed WLB Intercompany Claims in Class 5 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

Therefore, each Holder of an Allowed WLB Intercompany Claim in Class 5 will not be entitled to vote to accept or reject the Plan.

6.	Class 6—WLB Intercompany Interests.

(a)	Classification: Class 6 consists of all WLB Intercompany Interests.

(b)	Treatment: Each WLB Intercompany Interest will be treated as set forth in the Description of Transaction Steps.

(c)	Voting: Class 6 is either:

(i)	Unimpaired, in which case the Holders of Allowed WLB Intercompany Interests in Class 6 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code; or

(ii)

Impaired, and not receiving any distribution under the Plan, in which case the Holders of Allowed WLB Intercompany Interests in Class 6 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

Therefore, each Holder of an Allowed WLB Intercompany Interest in Class 6 will not be entitled to vote to accept or reject the Plan.

7.	Class 7—Section 510(b) Claims.

(a)	Classification: Class 7 consists of all Section 510(b) Claims.

(b)

Treatment: Section 510(b) Claims will be canceled, released, and extinguished as of the Plan Effective Date, and will be of no further force or effect, and each Holder of a Section 510(b) Claim will not receive any distribution on account of such Section 510(b) Claim.

(c)

Voting: Class 7 is Impaired and not receiving any distribution under the Plan. Each Holder of a Section 510(b) Claim is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

8.	Class 8—WLB Interests.

(a)	Classification: Class 8 consists of all WLB Interests.

(b)

Treatment: On the Post-Closing Reconciliation Date, WLB Interests will be canceled, released, and extinguished, and will be of no further force or effect. Each Holder of a WLB Interest will not receive any distribution on account of such Interest.

(c)

Voting: Class 8 is Impaired and not receiving any distribution under the Plan. Each Holder of a WLB Interest is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect, diminish, or impair the rights of the WLB Debtors or the Successful Bidder, as applicable, with respect to any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims eligible to vote and no Holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims in such Class.

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Acceptance of the Plan by either Class 3 or 4 will satisfy section 1129(a)(10) of the Bankruptcy Code. The WLB Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The WLB Debtors reserve the right to modify the Plan in accordance with Article XII to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

G.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the WLB Debtors reserve the right to re-classify any Allowed Claim (except for any First Lien Claims or DIP Facility Claims) or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

H.	Treatment of Purported WLB Intercompany Claims.

Pursuant to the Confirmation Order and the Plan, the Court will find that all purported WLB Intercompany Claims are, and were always, properly characterized as equity for all purposes, regardless of the fact that such purported WLB Intercompany Claims were recorded as liabilities in the WLB Debtors’ books and records.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims.

Except as otherwise expressly provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Plan Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion, proposed by the WLB Debtors and joined by the Required Consenting Stakeholders and the Committee, to approve the good-faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the WLB Debtors and their Estates. Distributions made to Holders of Allowed Claims in any Class are intended to be final.

B.	Sources of Plan Consideration.

Cash on hand, the Purchaser Stock, the New First Lien Debt, the New Second Lien Debt, the Sale Transaction Proceeds (if any), the Non-Core Asset Sale Proceeds (if any), the General Unsecured Claims Amount, the Wind-Down Funds (if any), payments made by the Purchaser on behalf of the Liquidating Trust, the WLB Debtors’ rights under the Sale Transaction Documentation, payments made directly by the Purchaser on account of any Assumed Liabilities under the Sale Transaction Documentation, payments of Cure Costs made by the Purchaser pursuant to sections 365 or 1123 of the Bankruptcy Code, and all Causes of Action not previously settled, released, or exculpated under the Plan, if any, shall be used to fund the distributions to Holders of Allowed Claims against the WLB Debtors in accordance with the treatment of such Claims and subject to the terms provided herein. Unless otherwise agreed in writing by the WLB Debtors and the Purchaser, distributions required by this Plan on account of Allowed Claims that are Assumed Liabilities shall be the sole responsibility of the Purchaser to the extent such Claim is Allowed against the WLB Debtors.

C.	Sale Transaction.

1.	Sale Transactions.

(a)	The Transferred Assets.

Following the Confirmation Date, the WLB Debtors shall be authorized to consummate the Sale Transaction to the Successful Bidder pursuant to the terms of the Sale Transaction Documentation, the Plan, and the Confirmation Order.

Subject to the terms of the Sale Transaction Documentation, on the Plan Effective Date, the WLB Debtors shall consummate the Sale Transaction by, among other things, transferring the Transferred Assets, comprised of the Core Assets, any Transferred Non-Core Assets, and all Transferred Causes of Action held by the WLB Debtors, to the Successful Bidder free and clear of all Liens, Claims, Interests, charges, and other encumbrances (other than the Assumed Liabilities) pursuant to sections 363, 365, and/or 1123 of the Bankruptcy Code, this Plan and the Confirmation Order. Upon entry of the Confirmation Order by the Bankruptcy Court, all matters provided for under the Sale Transaction Documentation and the Plan, and any documents in connection herewith and therewith, shall be deemed authorized and approved without any requirement of further act or action by the WLB Debtors, the WLB Debtors’ shareholders or boards of directors, or any other Entity or Person. The WLB Debtors are authorized to execute and deliver, and to consummate the transactions contemplated by, the Sale Transaction Documentation and this Plan, as well as to execute, deliver, file, record, and issue any note, documents, or agreements in connection therewith, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity.

The transactions contemplated by the Sale Transaction Documentation and this Plan are undertaken by the WLB Debtors and the Successful Bidder without collusion and in good faith, as that term is defined in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided therein to consummate the transactions contemplated thereunder and hereunder shall not affect the validity of such transactions (including the assumption, assignment and/or transfer of any Executory Contract or Unexpired Lease to the Successful Bidder). The Successful Bidder is a good faith purchaser within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to the full protections of section 363(m) of the Bankruptcy Code.

If the Stalking Horse Purchaser is the Successful Bidder, the Sale Transaction may be structured either as a taxable transaction or a reorganization under section 368(a)(1)(G) (a “G Reorganization”) of the Internal Revenue Code, as set forth in the Description of Transaction Steps.

(b)	The Non-Core Asset Marketing Process.

In accordance with the Bidding Procedures Order, and independent from the contemplated Sale Transaction, the WLB Debtors have marketed the Non-Core Assets for sale pursuant to the Non-Core Asset Marketing Process. To the extent a third party has agreed, prior to the Plan Effective Date, to acquire a Non-Core Asset, such Non-Core Asset will not be a Transferred Asset and will not be included in the Sale Transaction. However, any Non-Core Asset that a third party has not agreed to acquire by the Plan Effective Date will be a Transferred Asset transferred to the Purchaser pursuant to the Sale Transaction. Cash proceeds (if any) of any Non-Core Asset Sale received prior to the Plan Effective Date shall be used to make payments or distributions pursuant to the Plan.

(c)	Assumption of Defined Benefit Pension Plans.

As of the Plan Effective Date, the Purchaser shall assume, and become the plan sponsor for, each of the Westmoreland Retirement Plan, Beulah Savage Plan and Elkol-Sorenson Plan, and such plans shall thereafter be frozen in accordance with applicable law, the 1113/1114 Order, and the terms of the Intercompany Settlement Term Sheet, as applicable.

2.	Purchaser Stock.

On the Plan Effective Date, Purchaser is authorized to issue or cause to be issued and shall issue the Purchaser Stock consistent with the Description of Transaction Steps for eventual distribution to the Holders of Allowed First Lien Secured Claims in accordance with the terms of this Plan without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. The Purchaser Stock shall be issued and distributed free and clear of all Liens, Claims, and other Interests. All of the Purchaser Stock issued pursuant to the Plan, as contemplated by the Sale Transaction, shall be duly authorized and validly issued. Other than as contemplated through the issuance of Purchaser Stock pursuant to this Plan, the Sale Transaction, and the Employee Incentive Plan, there shall exist on the Effective Date no nonvoting equity securities in the Purchaser.

On the Plan Effective Date, the Purchaser and all holders of the Purchaser Stock then outstanding shall be deemed to be parties to the Purchaser LLC Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder. The Purchaser LLC Agreement shall be binding on the Purchaser and all parties receiving, and all holders of, Purchaser Stock; provided, that regardless of whether such parties execute the Purchaser LLC Agreement, such parties will be deemed to have signed the Purchaser LLC Agreement, which shall be binding on such parties as if they had actually signed it.

3.	New First Lien Debt and New Second Lien Debt.

On the Plan Effective Date, consistent with the Description of Transaction Steps, the Purchaser shall issue (a) the New First Lien Debt to Holders of Allowed DIP Facility Claims and (b) the New Second Lien Debt to Holders of Allowed First Lien Secured Claims in accordance with the terms of this Plan without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. All of the New First Lien Debt and New Second Lien Debt issued pursuant to the Plan shall be duly authorized and validly issued.

On the Plan Effective Date, the Purchaser and all holders of the New First Lien Debt then outstanding shall be deemed to be parties to the New First Lien Credit Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder. The New First Lien Credit Agreement shall be binding on the Purchaser and all parties receiving, and all holders of, the New First Lien Debt; provided, that regardless of whether such parties execute the New First Lien Credit Agreement, such parties will be deemed to have signed the New First Lien Credit Agreement and are deemed to be party to any instruments of assignment or transfer as necessary to effectuate the consummation of the transactions set forth in the Description of the Transaction Steps, which shall be binding on such parties as if they had actually signed it.

On the Plan Effective Date, the Purchaser and all holders of the New Second Lien Debt then outstanding shall be deemed to be parties to the New Second Lien Credit Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder. The New Second Lien Credit Agreement shall be binding on the Purchaser and all parties receiving, and all holders of, the New Second Lien Debt; provided, that regardless of whether such parties execute the New Second Lien Credit Agreement, such parties will be deemed to have signed the New Second Lien Credit Agreement and are deemed to be party to any instruments of assignment or transfer as necessary to effectuate the consummation of the transactions set forth in the Description of the Transaction Steps, which shall be binding on such parties as if they had actually signed it.

4.	New Revolving Exit Facility.

On or after the Plan Effective Date, the Purchaser shall enter into the New Revolving Exit Facility Credit Agreement and the New Revolving Exit Facility, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. For the avoidance of doubt, the terms of the New Revolving Exit Facility Credit Agreement shall be no less beneficial to the Purchaser than the terms of the New Revolving Exit Facility Term Sheet.

5.	Transferred Letters of Credit.

On the Plan Effective Date, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person, the Transferred Letters of Credit shall automatically be deemed amended to refer to the Purchaser or its affiliate(s), as applicable (in place of the applicable WLB Debtor(s)), and such Transferred Letters of Credit shall be fully enforceable as if they expressly referred to against the Purchaser or its affiliate(s), as applicable.

6.	Restructuring Transactions.

Upon the entry of the Confirmation Order, the WLB Debtors, the Plan Administrator, and the Purchaser are authorized, without further order of the Bankruptcy Court, to take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring

Transactions and the Sale Transaction under or in connection with the Plan, including: (1) the execution and delivery of all appropriate agreements or other documents of merger, consolidation, sale, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (3) rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (4) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (5) the Purchaser’s establishment of the EIP Pool; (6) issuance of the Purchaser Stock and any debt issued or assumed by the Purchaser, each as set forth in the Plan and consistent with the Description of Transaction Steps; (7) any transaction described in the Description of Transaction Steps; and (8) subject to the occurrence of the Plan Effective Date, the consummation of the transactions contemplated by the Sale Transaction Documentation.

The Confirmation Order shall and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

7.	Payment of Cure Costs and Other Amounts.

On the Plan Effective Date, the Purchaser shall pay all Cure Costs that are required to be paid (if any) pursuant to and in accordance with sections 365 or 1123 of the Bankruptcy Code with respect to any Executory Contracts or Unexpired Leases that are assumed by the WLB Debtors and assigned to the Purchaser pursuant to the Sale Transaction Documentation and this Plan. The WLB Debtors (a) shall not have any obligation to make any payment or other distribution on account of any Cure Costs, and (b) shall have the obligation to pay the Purchaser for any amounts that are accrued as of the closing under the Sale Transaction Documentation prorated per diem as of such closing not yet due and payable with respect to any Executory Contracts or Unexpired Leases that are assumed by the WLB Debtors and assigned to the Purchaser pursuant to the Sale Transaction Documentation and this Plan.

8.	Purchaser Consent Rights

Until such time as the Purchaser is formed and the Purchaser Documentation necessary for the Purchaser to take actions is finalized, all consent, consultation and other rights afforded to the Purchaser in the Plan shall be deemed granted to and controlled by the Required Consenting Stakeholders.

D.	Vesting of Assets.

Except as otherwise provided in the Plan, the Sale Transaction Documentation, or any agreement, instrument, or other document incorporated herein or therein, on the Plan Effective Date: (a) the Transferred Assets shall be preserved and shall vest in the Purchaser, free and clear of all Liens, Claims, charges, and other encumbrances (other than the Assumed Liabilities); and (b) the Retained Assets shall vest in the WLB Debtors for the purpose of liquidating the Estates, free and clear of all Liens, Claims, charges, and other encumbrances. For the avoidance of doubt, all Transferred Causes of Action shall be transferred to the Purchaser on the Plan Effective Date, and the Retained Causes of Action shall vest in the WLB Debtors on the Plan Effective Date (and for the avoidance of doubt, any Causes of Action associated only with Non-Core Assets sold to a third party may be transferred to such third party by the WLB Debtors as provided in the documentation for such Non-Core Asset Sales).

On and after the Plan Effective Date, except as otherwise provided in the Plan and subject in all respects to the Sale Transaction Documentation and the Plan, the WLB Debtors may operate their businesses and use, acquire, or dispose of property and, as applicable, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. For the avoidance of doubt, following the Plan Effective Date, the Purchaser may operate its businesses and use, acquire, or dispose of property, including the Transferred Assets, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

E.	Employee Incentive Plan

Following the Plan Effective Date, the initial board of directors of the Purchaser shall, in its sole discretion, adopt and implement the Employee Incentive Plan, which shall provide for the terms and conditions under which the EIP Pool may be allocated and distributed to certain participating employees of the Purchaser.

F.	Wind-Down Funds.

The Purchaser shall pay the Wind-Down Funds to the Liquidating Trust to the extent the Purchaser determines, in consultation with the Plan Administrator, that the Liquidating Trust should make payments of Funded Liabilities directly (instead of the Purchaser making such payments as the agent for the Liquidating Trust as set forth in Article IV.G).

G.	Funded Liabilities.

The Funded Liabilities shall be (a) assumed by the Purchaser (or an affiliate thereof as designated by Purchaser) and thereby become Assumed Liabilities or (b) retained by the WLB Debtors as excluded liabilities under the Sale Transaction Documentation and be paid by the Purchaser on behalf of the Liquidating Trust as they become Allowed; provided that in no event shall the amount of the Funded Liabilities and Purchaser’s post-Plan Effective Date payment obligations in respect thereof be in excess of the Funded Liability Cap. The Funded Liabilities shall take into account any payments made or to be made by third parties, including insurers and sureties, in accordance with Article VI.G of the Plan. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, Funded Liabilities shall not include unsecured Claims (including General Unsecured Claims), obligations, or liabilities, in each case, of the WLB Debtors, including liabilities arising under retiree medical benefit plans, the Black Lung Benefits Act, or the Federal Coal Mine Health and Safety Act of 1969, all of which are excluded liabilities under the Sale Transaction Documentation. For the avoidance of doubt, Funded Liabilities shall not include (x) any payments of Coal Act obligations, except as explicitly authorized by the Coal Act Retirees Committee Settlement Term Sheet, or (y) any of the Ohio Asserted Claims.

For the avoidance of doubt, the Funded Liability Cap does not apply to (1) any of the Assumed Liabilities set forth in the Sale Transaction Documentation with respect to Governmental Units and (2) any liability or obligation to, or any Claim or Cause of Action by, a Governmental Unit under police or regulatory statutes or regulations to which any entity is subject as the owner, lessor, lessee, permittee, controller, or operator of real property or a mining operation after the Plan Effective Date (whether or not such liability, obligation, claim or cause of action is based in whole or in part on acts or omissions prior to the Plan Effective Date), including, but not limited to, liability for reclamation or water treatment pursuant to SMCRA or the CWA and similar state or tribal laws; provided, however, that nothing herein shall subject the Purchaser to any liability to a Governmental Unit for penalties for days of violation prior to closing, response costs incurred by a governmental unit prior to closing, or any liability relating to offsite disposal that occurred prior to closing.

H.	Wind-Down.

On and after the Plan Effective Date, in accordance with the Wind-Down Budget, the WLB Debtors shall (1) continue in existence for purposes of (a) winding down the WLB Debtors’ businesses and affairs as expeditiously as reasonably possible, (b) resolving Disputed Claims as provided hereunder, (c) paying Allowed Claims not assumed by the Purchaser as provided hereunder, (d) filing appropriate tax returns, (e) complying with their continuing obligations under the Sale Transaction Documentation (including with respect to the transfer of permits to the Purchaser as contemplated therein), (f) complying with their obligations under the Intercompany Settlement Term Sheet, and (g) administering the Plan in an efficacious manner; and (2) thereafter liquidate as set forth in the Plan.

I.	Plan Administrator.

1.	General

On and after the Plan Effective Date, the Plan Administrator shall act for the Remaining WLB Debtors in the same fiduciary capacity as applicable to a board of managers, directors, and officers, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize the same). On the Plan Effective Date, the authority, power, and incumbency of the persons acting as managers and officers of the Remaining WLB Debtors shall be deemed to have resigned, and a representative of the Plan Administrator shall be appointed as the sole manager and sole officer of the Remaining WLB Debtors, and shall succeed to the powers of the Remaining WLB Debtors’ managers, directors, and officers. From and after the Plan Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Remaining WLB Debtors as further described in Article VII. The Plan Administrator shall use commercially reasonable efforts to operate in a manner consistent with the Wind-Down Budget.

Notwithstanding anything to the contrary contained in the Plan and the Intercompany Settlement Term Sheet, each WMLP TSA shall be binding on and enforceable against any successor of the WLB Debtors, including the WLB Debtors as reorganized pursuant to the Plan (if applicable), the Liquidating Trust and the Plan Administrator, and all obligations of any of the WLB Debtors under the Intercompany Settlement Term Sheet shall also be the obligations of any successor of the WLB Debtors, including the WLB Debtors as reorganized pursuant to the Plan (if applicable), the Liquidating Trust and the Plan Administrator, and each such party shall be authorized to perform such obligations.

2.	Claims Reconciliation

Following the Plan Effective Date, in addition to the responsibilities set forth in Article IV.I.1, the Plan Administrator shall administer the WLB Debtors’ Estates for the purpose of effectuating the Claims reconciliation and settlement process of all Claims other than the General Unsecured Claims, and making distributions to the Holders of such Claims or directing the Purchaser to make such payments on behalf of the Liquidating Trust in accordance with the terms of the Liquidating Trust Agreement.

The Plan Administrator and the Claims Administrator shall confer following the Governmental Unit Claims Bar Date (i.e., April 8, 2019 at 5:00 p.m. (Prevailing Central Time)) regarding the administration and reconciliation of any non-priority Claim asserted by any Governmental Unit against the WLB Debtors.

J.	The Committee Settlement Amount.

On the Plan Effective Date, the Committee Settlement Amount shall be paid into a segregated, interest-bearing account by the WLB Debtors, which account shall be held by the Liquidating Trust. The Committee Settlement Amount shall be used (1) to fund the General Unsecured Claims Amount and (2) for the payment of all compensation, fees and expenses of the Claims Administrator and its professionals, or any other professional working at the direction of the Claims Administrator.

The Committee Settlement Amount shall be fixed and (1) not subject to change based on the aggregate amount of General Unsecured Claims, (2) not subject to reduction on account of distributions to Holders of Allowed (a) First Lien Secured Claims, (b) Administrative Claims (including Professional Fee Claims), (c) Priority Tax Claims, (d) Other Priority Claims, or (e) Other Secured Claims, and (3) not subject to reduction on account of any payments made by or to the Plan Administrator.

The Committee Settlement Amount assumes that any Cash payment made by the WLB Debtors to modify any Retiree Benefits as provided for under the 1113/1114 Proposal and under section 1114 of the Bankruptcy Code will be paid from a source other than the General Unsecured Claims Amount. The WLB Debtors and Required Consenting Stakeholders agree not to propose or support any settlement of the 1113/1114 Motion that specifically provides for the allowance of a General Unsecured Claim payable from the General Unsecured Claims Amount.

K.	The General Unsecured Claims Amount.

The General Unsecured Claims Amount shall be used to make distributions on account of Allowed General Unsecured Claims on a Pro Rata basis as set forth in Article III.B.4. If all or any portion of a General Unsecured Claim shall become a Disallowed Claim, then the amount attributable to such Disallowed Claim shall be distributed to holders of Allowed General Unsecured Claims in accordance with the Plan. The WLB Debtors shall use their reasonable best efforts to cause the WMLP Debtors to waive any right to a distribution on account of Allowed General Unsecured Claims that would otherwise share in the General Unsecured Claims Amount.

L.	Claims Administrator.

On and after the Plan Effective Date, the Claims Administrator shall administer the WLB Debtors’ Estates for the purpose of effectuating the Claims reconciliation and settlement process of General Unsecured Claims, distributions to the Holders of Allowed General Unsecured Claims, and such other matters as may be agreed upon between the WLB Debtors, the Plan Administrator, and the Committee. The WLB Debtors and the Plan Administrator, as applicable, shall cooperate with the Claims Administrator and provide any information to the Claims Administrator necessary to perform such duties. The Claims Administrator shall have exclusive authority and standing in the Bankruptcy Court regarding the foregoing matters. The Claims Administrator shall be authorized to make distributions and provide for the payment of any fees and expenses from the account holding the Committee Settlement Amount in its sole discretion and in accordance with Article VI hereof. All references to the Plan Administrator in this Plan shall be deemed references to the Claims Administrator with respect to matters relating to General Unsecured Claims and the General Unsecured Claims Amount.

The Claims Administrator may employ professionals to assist in carrying out its duties. All fees, costs, and expenses of the Claims Administrator, its professionals, or any other professional working at the Claim Administrator’s direction shall be paid solely from the Committee Settlement Amount without any further notice to or action, order, or approval of the Bankruptcy Court.

The Claims Administrator may resign at any time upon 30 days’ written notice delivered to the Bankruptcy Court. The role and responsibilities of the Claims Administrator shall terminate after all distributions are made to Holders of Allowed General Unsecured Claims.

M.	Cancellation of Notes, Instruments, Certificates, and Other Documents.

On the Plan Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of any WLB Debtor under any certificate, share, note, bond, indenture, purchase right, or other instrument or document, directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest, equity, or portfolio interest in the WLB Debtors or any warrants, options, or other securities exercisable or exchangeable for, or convertible into, debt, equity, ownership, or profits interests in the WLB Debtors giving rise to any Claim or Interest shall be cancelled and deemed surrendered as to the WLB Debtors and shall not have any continuing obligations thereunder; and (2) the obligations of the WLB Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificates or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indenture, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the WLB Debtors shall be fully released, settled, and compromised; provided, however, that notwithstanding anything to the contrary contained herein, any indenture or agreement that governs the rights of the DIP Agent, the Credit Agreement Agent, the Bridge Loan Agent, or the First Lien Notes Trustee shall continue in effect to allow each of them, as applicable, to (A) enforce its rights, Claims, and interests (and those of any predecessor or successor thereto) vis-à-vis any parties other than the WLB Debtors, (B) receive distributions under the Plan and to distribute them to Holders of Allowed DIP Facility Claims, Credit Agreement Claims, Bridge Loan Claims and First Lien Notes Claims, as applicable, in accordance with the terms of such agreements, (C) enforce its rights to payment of fees, expenses, and indemnification obligations as against any money or property distributable to Holders of Allowed DIP Facility Claims, Credit Agreement Claims, Bridge Loan Claims and First Lien Notes Claims, as applicable, including any rights to priority of payment and/or to exercise charging liens, and (D) appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the DIP Agent, the Credit Agreement Agent, the Bridge Loan Agent, the First Lien Notes Trustee or Holders of DIP Facility Claims, Credit Agreement Claims, Bridge Loan Claims and First Lien Notes Claims under the Plan, as applicable; provided further, however, to the extent the DIP Facility and the Allowed DIP Facility Claims are assumed by the Successful Bidder, nothing herein shall affect the enforceability of the rights, Claims and interests of the DIP Agent against such Successful Bidder under the agreements relating to the DIP Facility.

N.	Corporate Action.

Upon the Plan Effective Date, by virtue of the solicitation of votes in favor of the Plan and entry of the Confirmation Order, all actions contemplated by the Plan and the Sale Transaction Documentation (including any action to be undertaken by the WLB Debtors or the Plan Administrator, as applicable) shall be deemed authorized, approved, and, to the extent taken prior to the Plan Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, the WLB Debtors, the Plan Administrator, or any other Entity or Person. All matters provided for in the Plan involving the corporate structure of the WLB Debtors, including the creation of the Purchaser, the consummation of the Sale Transaction, and the issuance of Purchaser Stock in accordance with the Plan and the Sale Transaction Documentation, and any corporate action required by the WLB Debtors in connection therewith, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the WLB Debtors or the WLB Debtors’ Estates; provided, however, that for the avoidance of doubt, the Purchaser may be formed by a person or entity other than the WLB Debtors, as set forth in the Description of Transaction Steps.

Upon the Plan Effective Date or as soon as reasonably practicable thereafter, after making all distributions provided for under the Plan, the WLB Debtors shall be deemed to have been dissolved and terminated, except as necessary to satisfy their obligations under the Sale Transaction Documentation and the Intercompany Settlement Term Sheet. The directors, managers, and officers of the WLB Debtors and the Plan Administrator, as applicable, shall be authorized to execute, deliver, File, or record such contracts, instruments, and other agreements or documents and take such other actions as they may deem necessary or appropriate to implement the provisions of this Article IV.N.

The authorizations and approvals contemplated by this Article IV.N shall be effective notwithstanding any requirements under applicable nonbankruptcy law.

O.	Dissolution of the Boards of the WLB Debtors.

As of the Plan Effective Date, the existing boards of directors or managers, as applicable, of the WLB Debtors shall be dissolved without any further action required on the part of the WLB Debtors or the WLB Debtors’ officers, directors, managers, shareholders, or members, and any remaining officers, directors, managers, or managing members of any WLB Debtor shall be dismissed without any further action required on the part of any such WLB Debtor, the equity holders of the WLB Debtors, the officers, directors, or managers, as applicable, of the WLB Debtors, or the members of any WLB Debtor.

As of the Plan Effective Date, the Plan Administrator shall act as the sole officer, director, and manager, as applicable, of the WLB Debtors with respect to their affairs other than matters substantially related to the transactions described in Article IV.C.1-2 of the Plan. Subject in all respects to the terms of this Plan, the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve any of the WLB Debtors, and shall: (a) file a certificate of dissolution for any of the WLB Debtors, together with all other necessary corporate and company documents, to effect the dissolution of the WLB Debtors under the applicable laws of the applicable state(s) of formation; and (b) complete and file all final or otherwise required federal, state, and local tax returns and shall pay taxes required to be paid for any of the WLB Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any of the WLB Debtors or their Estates for any tax incurred during the administration of such WLB Debtor’s Chapter 11 Case, as determined under applicable tax laws.

The filing by the Plan Administrator of any of the WLB Debtors’ certificate of dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including any action by the stockholders, members, board of directors, or board of managers of any of the WLB Debtors or any of their affiliates.

P.	Release of Liens.

Except as otherwise expressly provided herein, on the Plan Effective Date, all Liens on any property of any WLB Debtors shall automatically terminate, all property subject to such Liens shall be automatically released, and all guarantees of any WLB Debtors shall automatically be discharged and released.

Q.	Effectuating Documents; Further Transactions.

The WLB Debtors and the officers and members thereof are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, notice, or consents, except for those expressly required pursuant to the Plan.

R.	Exemption from Certain Taxes and Fees.

To the maximum extent provided by section 1146(a) of the Bankruptcy Code, any post-Confirmation transfer from any Entity pursuant to, in contemplation of, or in connection with the Plan, the Sale Transaction or the Sale Transaction Documentation or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the WLB Debtors; or (2) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instruments of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, in each case to the extent permitted by applicable bankruptcy law, and the appropriate state or local government officials or agents shall forego collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

S.	Causes of Action.

As of the Plan Effective Date, the WLB Debtors shall assign and transfer to the Purchaser all of the Transferred Causes of Action pursuant to the Sale Transaction Documentation on the Plan Effective Date. The Transferred Causes of Action shall be set forth and described in the Plan Supplement, the description of which shall be subject to the consent of the Required Consenting Stakeholders (if the Stalking Horse Purchaser is the Successful Bidder) or the Successful Bidder (if the Stalking Horse Purchaser is not the Successful Bidder). The Retained Causes of Action shall vest in the WLB Debtors on the Plan Effective Date (and for the avoidance of doubt, any Causes of Action associated only with Non-Core Assets sold to a third party may be transferred to such third party by the WLB Debtors as provided in the documentation for such Non-Core Asset Sales).

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any such Cause of Action against them as any indication that the Purchaser or the WLB Debtors will not pursue any and all available Causes of Actions against them. No preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

T.	Avoidance Actions.

As of the Plan Effective Date, all Released Avoidance Actions will be forever waived and released.

U.	The Liquidating Trust.

On the Plan Effective Date, the Liquidating Trust will be formed to implement the Wind Down, including the liquidation of the Liquidating Trust Assets. The Liquidating Trust will have no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. Upon the transfer of the Liquidating Trust Assets as more fully set forth in the Liquidating Trust Agreement, the WLB Debtors will have no reversionary or further interest in or with respect to the Liquidating Trust Assets. For all federal income tax purposes, the beneficiaries of the Liquidating Trust will be treated as grantors and owners thereof and it is intended that the Liquidating Trust be classified as a liquidating trust under Section 301.7701-4 of the Treasury Regulations. Accordingly, for federal income tax purposes, it is intended that the beneficiaries of the Liquidating Trust be treated as if they had received an interest in the Liquidating Trust’s assets and then contributed such interests to the Liquidating Trust. The Liquidating Trust will, in an expeditious but orderly manner, liquidate and convert to Cash the Liquidating Trust Assets, make timely distributions to the beneficiaries of the Liquidating Trust pursuant to the Plan and the Confirmation Order, and not unduly prolong its duration. The Liquidating Trust will not be deemed a successor in interest to the WLB Debtors. Upon the termination of the Liquidating Trust, any excess funds shall be paid to Holders of Allowed First Lien Claims on a Pro Rata basis as set forth in the Liquidating Trust Agreement.

The Plan Administrator shall be the trustee of the Liquidating Trust and shall continue to have all of the rights and powers granted to the WLB Debtors and the Plan Administrator as set forth in this Plan and applicable non-bankruptcy law, and the Plan Administrator shall also have the rights, powers, and obligations set forth in the Liquidating Trust Agreement. On and after the Plan Effective Date, all references to the WLB Debtors in this Plan shall be deemed references to the Remaining WLB Debtors or the Liquidating Trust, as applicable, and all references to the Plan Administrator shall be deemed references to the Plan Administrator, both in his role as Plan Administrator and the Liquidating Trustee, as applicable (except for references to the WLB Debtors or the Plan Administrator in this Article IV.U).

V.	The Post-Closing Reconciliation Date.

On the Post-Closing Reconciliation Date or an earlier date, certain remaining Claims shall automatically be canceled, released, and extinguished, and will be of no further force or effect, without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; provided, however, that for the avoidance of doubt, neither the WLB Interests, the WMLP Interests, the Retained Permits, the Surety Agreements nor the Retained Surety Collateral shall be transferred to the Liquidating Trust and, with respect to WLB Interests and WMLP Interests, such interests shall not be cancelled, released or extinguished prior to the Post-Closing Reconciliation Date. On the Post-Closing Reconciliation Date, the WLB Interests and the WMLP Interests shall automatically be canceled, released, and extinguished, and will be of no further force or effect without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

Until the occurrence of the Post-Closing Reconciliation Date, WLB shall retain its rights, powers, and duties as a debtor in possession under sections 1107 and 1108 of the Bankruptcy Code, to the fullest extent necessary to implement the foregoing cancellation of the WLB Interests and treatment of certain remaining Claims, as more fully set forth in the Description of Transaction Steps. WLB or the Plan Administrator (as applicable) shall provide 14 days’ notice to the WMLP Debtors and the MLP Secured Lenders prior to the occurrence of the Post-Closing Reconciliation Date.

Additional details about the Post-Closing Reconciliation Date shall be set forth in the Description of Transaction Steps. To the extent the Description of Transaction Steps conflicts with the Plan itself, the Plan shall control.

W.	Closing the Chapter 11 Cases.

For the avoidance of doubt, upon the occurrence of the Plan Effective Date, the Plan Administrator shall be permitted to close all of the Chapter 11 Cases of the WLB Debtors except for the Chapter 11 Case of WLB and any other WLB Debtor identified in the Description of Transaction Steps as having its Chapter 11 Case remain open until the Post-Closing Reconciliation Date, and all contested matters relating to each of the WLB Debtors, including objections to Claims, shall be administered and heard in the Chapter 11 Case of WLB, irrespective of whether such Claim(s) were filed against a WLB Debtor whose Chapter 11 Case was closed.

When all Disputed Claims have become Allowed or disallowed and all remaining Cash has been distributed in accordance with the Plan, and the Post-Closing Reconciliation Date has occurred, the Plan Administrator shall seek authority from the Bankruptcy Court to close any remaining Chapter 11 Cases of the WLB Debtors in accordance with the Bankruptcy Code and the Bankruptcy Rules.

X.	Transition Services and Other Arrangements for the WMLP Debtors.

Subject to the Intercompany Settlement Term Sheet, including the execution of each WMLP TSA and the entry of the Intercompany Settlement Term Sheet Order, on the Plan Effective Date, the Prior Shared Services Agreement shall be rejected pursuant to sections 365 and 1123 of the Bankruptcy Code. As provided in the Intercompany Settlement Term Sheet, on the Plan Effective Date, the WLB Debtors and the Purchaser shall enter into each WMLP TSA, which shall be consistent in all respects with, and contain all of the applicable terms and conditions set forth in the Intercompany Settlement Term Sheet (including the terms and conditions in the “Services and Transition Services Agreements” section of the Intercompany Settlement Term Sheet and other relevant sections). Failure to include one or more of provisions of the Intercompany Settlement Term Sheet in this Plan shall not affect the validity or enforceability of such provision(s), which shall be valid, binding and enforceable upon approval of the Intercompany Settlement Term Sheet in accordance with the terms thereof.

Y.	IBNR Claims.

Notwithstanding anything to the contrary in this Plan, the Plan Supplement, the Plan Documents (specifically including the Sale Transaction Documentation) or the Confirmation Order, the Purchaser shall provide funding to the WLB Debtors to pay (or the Purchaser shall pay) all IBNR Claims to the extent (i) such claims are due and payable pursuant to the terms of the applicable Self-Funded Health Plan, and (ii) the proper documentation is provided. For the avoidance of doubt, the payment of such claims as described herein shall take place notwithstanding the Funded Liability Cap.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Plan Effective Date, the WLB Debtors shall assume and assign to Purchaser, as part of the Sale Transaction, the Executory Contracts and Unexpired Leases that are required to be assigned to Purchaser pursuant to the Sale Transaction Documentation. Except as otherwise provided herein, each Executory Contract and Unexpired Lease (other than any Executory Contract or Unexpired Lease not previously rejected, assumed, or assumed and assigned), any employee benefit plans, severance plans, and other Executory Contracts under which employee obligations arise, shall be deemed automatically rejected on the Plan Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) is specifically described in the Plan as to be assumed in connection with Confirmation of the Plan, or is specifically scheduled to be assumed or assumed and assigned pursuant to the Plan or the Plan Supplement; (2) is subject to a pending motion to assume such Unexpired Lease or Executory Contract as of the Plan Effective Date; (3) is to be assumed by the WLB Debtors or assumed by the WLB Debtors and assigned to the Successful Bidder or another third party, as applicable, in connection with the Sale Transaction; (4) is a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan; (5) is a D&O Policy; or (6) is the Sale Transaction Documentation or the Purchaser Documentation; provided that, notwithstanding anything to the contrary in the Plan, to the extent any (x) real property leases or related contracts (including royalty agreements and third-party conveyances) and (y) contracts for the purchase, sale, transportation or reclamation of coal, in the case of both (x) and (y), relating to the mines included in the Core Assets and Transferred Non-Core Assets to which any of the WLB Debtors is a party as of the Plan Effective Date are deemed to be, and treated as though they are, Executory Contracts or Unexpired Leases, such leases or contracts, shall automatically be deemed assumed and assigned to the Purchaser on the Plan Effective Date unless they are specifically listed or described in the Plan, Plan Supplement or other Final Order as being rejected, in which case such leases or contracts shall be deemed automatically rejected on the Plan Effective Date.

Notwithstanding anything to the contrary in the Plan, the Plan Supplement, the Sale Transaction Documentation, the Disclosure Statement or the Bidding Procedures Order, or in any other document, notice or filing relating to the foregoing, on the Plan Effective Date the WLB Debtors shall assume and assign to Purchaser, as part of the Sale Transaction, the Colstrip Unit 1/2 CSA and the Colstrip Unit 3/4 Coal Supply Agreement. In connection with the foregoing, the WLB Debtors acknowledge and agree that (i) the agreements that constitute the Colstrip Unit 3/4 Coal Supply Agreement constitute a single integrated transaction, (ii) the WLB Debtors’ decision to assume and assign the Colstrip Unit 3/4 Coal Supply Agreement is a final decision by the WLB Debtors relating to WECO’s treatment of the Colstrip Unit 3/4 Coal Supply Agreement, and (iii) the assumption and assignment of the Colstrip Unit 3/4 Coal Supply Agreement to the Purchaser shall be expressly so ordered by the Bankruptcy Court pursuant to the entry of the Confirmation Order in a form and manner mutually acceptable to the Colstrip Unit 3/4 Co-Owners and the WLB Debtors.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions, assignments, and rejections, including the assumption and assignment of the Executory Contracts or Unexpired Leases as provided in the Sale Transaction Documentation and the Plan Supplement, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan or Sale Transaction Documentation are effective as of the Plan Effective Date. Any motions to assume Executory Contracts or Unexpired Leases pending on the Plan Effective Date shall be subject to approval by a Final Order of the Bankruptcy Court on or after the Plan Effective Date.

If certain, but not all, of a contract counterparty’s Executory Contracts and Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order will be a determination that such counterparty’s Executory Contracts and Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and Unexpired Leases that are being assumed pursuant to the Plan.2 Parties seeking to contest this finding with respect to their Executory Contracts and/or Unexpired Leases must file a timely objection by the Confirmation Objection Deadline on the grounds that their agreements are integrated and not severable.

Notwithstanding anything contained in the Plan, the Plan Supplement, the Sale Transaction Documentation, or the Confirmation Order to the contrary, the San Juan Consent Decree shall remain in full force and effect on and after the Effective Date, and all post-Effective Date holders of properties that are the subject of or impacted by the San Juan Consent Decree (including, as applicable and without limitation, San Juan Coal Company and/or the Purchaser) shall remain liable for the obligations imposed by the San Juan Consent Decree. For the sake of clarity, and without limiting the generality of the foregoing, no provision of the Plan relating to Executory Contracts shall apply to the San Juan Consent Decree, and the WLB Debtors and Sierra Club agree that Sierra Club does not have a Claim relating to the San Juan Consent Decree, and that any protective proof of claim filed by Sierra Club may be expunged without prejudice to the foregoing treatment of the San Juan Consent Decree.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, any Proof of Claim based on the rejection of the WLB Debtors’ Executory Contracts or Unexpired Leases pursuant to the Plan or otherwise, must be Filed with the Bankruptcy Court and served on the WLB Debtors or, after the Plan Effective Date, the Plan Administrator, as applicable, no later than 30 days after the effective date of the rejection of such Executory Contract or Unexpired Lease; provided that the WMLP Debtors shall not be required to file any such Proofs of Claim relating to the rejection of Executory Contracts or Unexpired Leases; provided further that the WLB Debtors retain all rights to request that the Bankruptcy Court enter an order requiring the WMLP Debtors to file any such proofs of claim, with the deadline for such filing being no less than 30 days after the entry of such order. In addition, any objection to the rejection of an Executory Contract or Unexpired Lease must be Filed with the Bankruptcy Court and served on the WLB Debtors or, after the Plan Effective Date, the Plan Administrator, as applicable, no later than 14 days after service of the WLB Debtors’ proposed rejection of such Executory Contract or Unexpired Lease.

Any Holders of Claims arising from the rejection of an Executory Contract or Unexpired Lease for which Proofs of Claim were required to be but were not timely Filed shall not (1) be treated as a creditor with respect to such Claim, (2) be permitted to vote to accept or reject the Plan on account of any Claim arising

[2]

Notwithstanding anything to the contrary in the Plan, the Plan Documents, or the Confirmation Order, the WLB Debtors and the Crow Tribe agree that on the Plan Effective Date, the Crow Tribe Tax Letter Agreements shall be rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, and that neither the WLB Debtors nor the Crow Tribe shall be liable for any claim (for damages or otherwise) related to such rejection.

from such rejection, or (3) participate in any distribution in the Chapter 11 Cases on account of such Claim. Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the WLB Debtors, the WLB Debtors’ Estates, or the property for any of the foregoing without the need for any objection by the WLB Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully compromised, settled, and released, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the WLB Debtors’ prepetition Executory Contracts or prepetition Unexpired Leases shall be classified as General Unsecured Claims against the appropriate WLB Debtor, except as otherwise provided by order of the Bankruptcy Court.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under an Executory Contract or Unexpired Lease to be assumed by the WLB Debtors as set forth in Article V.A, as reflected on the Cure Notice shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of such Cure Costs in Cash on or about the Plan Effective Date, subject to the limitations described below and set forth in the Sale Transaction Documentation and Article IV.C herein, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the Cure Costs, (2) the ability of the Successful Bidder or any assignee, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

Unless otherwise provided by an order of the Bankruptcy Court or in the Sale Transaction Documentation, at least 14 days before January 10, 2019, the WLB Debtors shall cause Cure Notices of proposed assumption to be sent to applicable counterparties and any objection by such counterparty to the proposed Cure Costs or a proposed assignment to the Successful Bidder of any Executory Contract or Unexpired Lease must be Filed, served, and actually received by the WLB Debtors not later than January 10, 2019 at 4:00 p.m. (prevailing Central Time) as set forth in the Bidding Procedures Order; provided, however, that the WLB Debtors may serve a supplemental notice of proposed assumption at any time prior to the Plan Effective Date, and the applicable counterparty shall have 14 days following the date of service of such supplemental notice to file its objection. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption and assignment or cure amount will be deemed to have assented to such assumption. With respect to the Core Assets, there shall be no material reduction in the number of Executory Contracts or Unexpired Leases listed on the Initial Assumption Schedule or the Cure Costs set forth therein without the reasonable consent of the Committee. With respect to the Non-Core Assets: (a) to the extent the Stalking Horse Purchaser purchases the Non-Core Assets, there shall be no material reduction in the number of Executory Contracts or Unexpired Leases listed on the Initial Assumption Schedule or the Cure Costs set forth therein without the reasonable consent of the Committee, and (b) to the extent a third party purchases the Non-Core Assets, the Debtors shall use commercially reasonable efforts to cause such party to assume the Executory Contracts or Unexpired Leases listed on the Initial Assumption Schedule and pay the Cure Costs set forth therein.

In any case, if the Bankruptcy Court determines that the Allowed Cure Cost with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the WLB Debtors or, with respect to the Assigned Contracts and Leases, the Successful Bidder (in accordance with the Sale Transaction Documentation) will have the right to remove such Executory Contract or Unexpired Lease from the Assumed Contracts and Leases List, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Plan Effective Date.

Assumption (or assumption and assignment) of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed (or assumed and assigned) Executory Contract or Unexpired Lease at any time before the date that the WLB Debtors assume such Executory Contract or Unexpired

Lease. All liabilities reflected in the Schedules and any Proof of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	D&O Policies.

The D&O Policies shall be assumed by the WLB Debtors on behalf of the applicable WLB Debtor effective as of the Plan Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such D&O Policy previously was rejected by the WLB Debtors or the WLB Debtors’ Estates pursuant to a Bankruptcy Court order or is the subject of a motion to reject pending on the Plan Effective Date, and nothing shall alter, modify, or amend, affect or impair the terms and conditions of (or the coverage provided by) any of the D&O Policies including the coverage for defense and indemnity under any of the D&O Policies which shall remain available to all individuals within the definition of “Insured” in any of the D&O Policies.

E.	Chubb Policies.

Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order, the Sale Transaction Documentation, the Sale Transaction Term Sheet, the Non-Core Asset Sale Documents, any bar date notice or claim objection, or any other document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction or release, or requires a party to opt out of any releases): (i) all Chubb/WLB D&O Policies shall be assumed in their entirety by the WLB Debtors, and the WLB Debtors shall remain liable in full for any and all now existing or hereinafter arising obligations, liabilities, terms, provisions and covenants of any of the WLB Debtors under such Chubb/WLB D&O Policies, without the need or requirement for the Chubb Companies to file a Proof of Claim, Administrative Claim or objection to any cure amount; (ii) nothing shall alter or modify the terms and conditions of or permit or otherwise effect a sale, an assignment or any other transfer of the Chubb Insurance Contracts and/or any rights, benefits, claims, rights to payments, or recoveries under or relating to the Chubb Insurance Contracts without the express written consent of the Chubb Companies; and (iii) on the Plan Effective Date, the WLB/Chubb Contracts shall (a) be transferred to the Purchaser if the WLB Debtors, the Purchaser and the Chubb Companies agree to such assignment in writing through the execution of an assumption and assignment agreement by and between the WLB Debtors, the Purchaser, and the Chubb Companies, in form and substance satisfactory to each of the parties, which may provide, among other things, that the WLB Debtors are authorized to assume and assign the WLB/Chubb Contracts to the Purchaser, in which case the Purchaser shall assume and shall be liable for any and all now existing or hereinafter arising obligations, liabilities, terms, provisions and covenants of any of the Debtors under the relevant WLB/Chubb Contracts being assumed (for the avoidance of doubt, all rights and defenses are preserved regarding whether the WLB Debtors can assume and assign the WLB/Chubb Contracts); or (b) be assumed or rejected by the WLB Debtors in accordance with the applicable provisions of the Plan (for the avoidance of doubt, all rights and defenses are preserved for the Chubb Companies to contest such assumption or rejection); provided, however, to the extent the WLB Debtors assume such WLB/Chubb Contracts the WLB Debtors shall assume the WLB/Chubb Contracts in their entirety pursuant to sections 105 and 365 of the Bankruptcy Code, and the WLB Debtors shall remain liable for any and all now existing or hereinafter arising obligations, liabilities, terms, provisions and covenants of any of the Debtors under such WLB/Chubb Contracts without the need or requirement for the Chubb Companies to file a Proof of Claim, Administrative Claim or objection to any cure amount.

F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the WLB Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith, absent a Final Order of the Bankruptcy Court to the contrary.

G.	Surety Agreements.

Notwithstanding anything to the contrary in the Plan, for the avoidance of doubt, the Surety Agreements, Retained Permits, and Retained Surety Collateral shall vest in the WLB Debtors on the Plan Effective Date and not be contributed to the Liquidating Trust. To the extent that the WLB Debtors and the Purchaser determine that the Closing (as such term is defined and described in the Sale Transaction Documentation) of the Sale Transaction to the Purchaser may occur prior to the transfer of any of the WLB Debtors’ existing mining permits that are being transferred to such Purchaser, the WLB Debtors and the Purchaser will consult with the Sureties with the relevant mine(s) being acquired by such Purchaser regarding entering into an agreement, subject to regulatory authority approval, that would allow the Purchaser to conduct business at such mine(s) under the WLB Debtors’ existing mining permits, pending the transfer of the relevant mining permits to the Purchaser.

H.	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Assumed Contracts and Leases List, nor anything contained in the Plan or Sale Transaction Documentation, shall constitute an admission by the WLB Debtors or any other Entity, as applicable, that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that either any WLB Debtor or any other Entity, as applicable, has any liability thereunder. In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the WLB Debtors or the Plan Administrator, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease as otherwise provided in the Plan.

I.	Nonoccurrence of Plan Effective Date.

In the event that the Plan Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.	Talen Montana, LLC Matters.

The WLB Debtors shall provide Talen Montana, LLC at least two Business Days’ notice of the occurrence of the Plan Effective Date. If the Plan Effective Date occurs on or before 12:00 p.m. (prevailing Eastern Time) on such date, Talen Montana, LLC shall transfer Cash to the WLB Debtors in an amount necessary to satisfy in full all amounts outstanding with respect to its obligations related to the Colstrip Unit 1/2 Coal Supply Agreement, the Colstrip Unit 3/4 Coal Supply Agreement, and any related agreement, in accordance with the terms thereof (the “Settlement Payment”). If the Plan Effective Date occurs after 12:00 p.m. (prevailing Eastern Time) on such date, Talen Montana, LLC shall make the Settlement Payment within one Business Day after the Plan Effective Date. On and after the Plan Effective Date, all payment obligations owed by Talen Montana, LLC under the Colstrip Unit 1/2 Coal Supply Agreement, the Colstrip Unit 3/4 Coal Supply Agreement, and any related agreement shall be paid in the ordinary course in accordance with the terms thereof.

Talen shall be a “Releasing Party” and a “Released Party” under the Plan solely with respect to the WLB Debtors, the Stalking Horse Purchaser, the Successful Bidder, each Consenting Stakeholder, the Holders of First Lien Claims, the DIP Lenders, and with respect to each of the foregoing, each current and former Affiliate, equity holder, subsidiary, officer, director, manager, principal, member, employee, agent, advisory board member, financial advisor, partner, attorney, accountant, investment banker, consultant, representative, and other professional thereof, each in their capacity as such.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Plan Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Plan Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the WLB Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class from the WLB Debtors or the Plan Administrator (or the Purchaser on behalf of the Liquidating Trust) on behalf of the WLB Debtors, as applicable. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, in which case such payment shall be deemed to have occurred when due. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII. Notwithstanding anything to the contrary in the Plan, no Holder of an Allowed Claim shall, on account of such Allowed Claim, receive a distribution in excess of the Allowed amount of such Claim plus any interest accruing on such Claim that is actually payable in accordance with the Plan.

B.	Rights and Powers of the Plan Administrator and the Claims Administrator.

1.	Powers of the WLB Debtors, the Plan Administrator, and the Claims Administrator.

Except as otherwise set forth herein, all distributions under the Plan shall be made on the Plan Effective Date or as soon as reasonably practicable thereafter by the WLB Debtors or the Plan Administrator (or its designee(s), including the Purchaser on behalf of the Liquidating Trust), the timing of which shall be subject to the reasonable discretion of the WLB Debtors or the Plan Administrator, as applicable.

On and after the Plan Effective Date, the Plan Administrator or Claims Administrator, as applicable, and its designees or representatives shall have the right to object to, Allow, or otherwise resolve any General Unsecured Claim, Priority Claim, or Other Secured Claim, subject to the terms hereof.

The WLB Debtors, the Plan Administrator, and the Claims Administrator, as applicable, shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court. However, in the event that the Plan Administrator is so ordered after the Plan Effective Date, all costs and expenses of procuring any such bond or surety shall be paid for with Cash by the WLB Debtors.

2.	Fees of Plan Administrator and Expenses Incurred On or After the Plan Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the fees and expenses incurred by the Plan Administrator on or after the Plan Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including professional fees and expenses) of the Plan Administrator in connection with such person’s duties shall be paid by the Purchaser in Cash in accordance with the Liquidating Trust Agreement and without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Record Date for Distribution.

Except as provided herein, on the Distribution Record Date, the Claims Register shall be closed and the WLB Debtors, the Plan Administrator, the Claims Administrator, or any other party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. The Distribution Record Date shall not apply to the First Lien Notes Trustee with respect to beneficial holders of the First Lien Notes Claims or any of the WMLP Debtors.

2.	Delivery of Distributions on DIP Facility Claims.

Notwithstanding any provision of the Plan to the contrary, to the extent the Stalking Horse Purchaser is not the Successful Bidder, all distributions on account of Allowed DIP Facility Claims shall be governed by the documents governing the DIP Facility and such distribution shall be deemed completed when made to the DIP Facility Agent, which shall be deemed the Holder of their respective portion of the Allowed DIP Facility Claims for purposes of distributions to be made hereunder. The DIP Facility Agent shall hold or direct such distributions for the benefit of their respective Holders of Allowed DIP Facility Claims. As soon as practicable following compliance with the requirements set forth in this Article VI, the DIP Facility Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of their respective Holders of DIP Facility Claims.

3.	Delivery of Distributions on Credit Agreement Claims.

Notwithstanding any provision of the Plan to the contrary, all distributions on account of Allowed Credit Agreement Claims shall be governed by the Credit Agreement and shall be deemed completed when made to the Credit Agreement Agent, which shall be deemed the Holder of their respective portion of the Allowed Credit Agreement Claims for purposes of distributions to be made hereunder. The Credit Agreement Agent shall hold or direct such distributions for the benefit of their respective Holders of Allowed Credit Agreement Claims. As soon as practicable following compliance with the requirements set forth in this Article VI, the Credit Agreement Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of their respective Holders of Credit Agreement Claims.

4.	Delivery of Distributions on First Lien Notes Claims.

Notwithstanding any provision of the Plan to the contrary, all distributions to Holders of Allowed First Lien Notes Claims shall be deemed completed when made to the First Lien Notes Trustee. The First Lien Notes Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with beneficial holders of First Lien Notes Claims to the extent consistent with the customary practices of DTC. Such distributions shall be subject in all respects to the rights of the First Lien Notes Trustee to assert its charging lien under the First Lien Notes Indenture against such distributions. Distributions to be made to beneficial holders of First Lien Notes Claims may be eligible to be distributed through the facilities of DTC and as provided for under the First Lien Notes Indenture.

5.	Delivery of Distributions in General.

(a)	Payments and Distributions on Disputed Claims.

Distributions made after the Plan Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Plan Effective Date but which later become Allowed Claims shall, in the reasonable discretion of the Plan Administrator or the Claims Administrator, as applicable, be deemed to have been made on the Plan Effective Date unless the Plan Administrator or the Claims Administrator, as applicable, and the Holder of such Claim agree otherwise.

(b)	Special Rules for Distributions to Holders of Disputed Claims.

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by, as applicable, the WLB Debtors, the Plan Administrator or the Claims Administrator, as applicable, on the one hand, and the Holder of a Disputed Claim, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim, other than with respect to Professional Fee Claims, until all Disputed Claims held by the Holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.

(c)	Distributions.

On and after the Plan Effective Date, the WLB Debtors shall make the distributions required to be made on account of Allowed Claims under the Plan. Any distribution that is not made on the Initial Distribution Date or on any other date specified in the Plan because the Claim that would have been entitled to receive that distribution is not an Allowed Claim on such date, shall be held by the WLB Debtors or the Liquidating Trust in reserve in accordance with the Plan, as applicable, and distributed on the next Subsequent Distribution Date that occurs after such Claim is Allowed. Notwithstanding anything in the Plan to the contrary, the Initial Distribution Date and any Subsequent Distribution Dates with respect to Allowed General Unsecured Claims shall be determined by the Claims Administrator in its sole discretion. Subject to Article VI.E, no interest shall accrue or be paid on the unpaid amount of any distribution paid pursuant to the Plan.

6.	Minimum; De Minimis Distributions.

No Cash payment of less than $250, in the reasonable discretion of the Plan Administrator or the Claims Administrator, as applicable, shall be made to a Holder of an Allowed Claim or Allowed Interest on account of such Allowed Claim or Allowed Interest.

7.	Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Plan Administrator or the Claims Administrator, as applicable, has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the date the distribution is made. After such date, all unclaimed property or interests in property shall revert (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary) to the WLB Debtors or the Liquidating Trust, as applicable, automatically and without need for a further order by the Bankruptcy Court and the Claim of any holder to such property or interest in property shall be released, settled, compromised, and forever barred.

8.	Manner of Payment Pursuant to the Plan.

Any payment in Cash to be made pursuant to the Plan shall be made at the election of the Plan Administrator or the Claims Administrator, as applicable, by check or by wire transfer, at the sole and exclusive discretion of the Plan Administrator or the Claims Administrator, as applicable. The Plan Administrator shall consult with the Claims Administrator with respect to how and when such distributions to Holders of Claims other than General Unsecured Claims shall be effected. The Claims Administrator shall consult with the Plan Administrator with respect to how and when such distributions to holders of General Unsecured Claims shall be effected.

D.	Compliance with Tax Requirements/Allocations.

In connection with the Plan, to the extent applicable, the Plan Administrator shall request distributees to provide appropriate documentation that may be required for an exemption from withholding or reporting, and shall comply with all tax withholding and reporting requirements imposed on it by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements unless an exception applies. Notwithstanding any provision in the Plan to the contrary, the Plan Administrator shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms it believes is reasonable and appropriate. The Plan Administrator reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. All Persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

E.	Allocation of Plan Distributions Between Principal and Interest.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest as Allowed therein.

F.	Setoffs and Recoupment.

Except as otherwise expressly provided herein, the WLB Debtors may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the WLB Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the WLB Debtors of any such Claim it may have against the Holder of such Claim. For the avoidance of doubt, nothing in this Article VI.F shall preclude the WLB Debtors and the WMLP Debtors from continuing to set off or recoup ordinary course intercompany payables and receivables in a manner consistent with the Debtors’ past cash management and accounting practices.

G.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties.

The WLB Debtors shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a WLB Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a WLB Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the WLB Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the WLB Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Insurance, Third Parties.

No distributions under the Plan shall be made on account of a Claim that is payable pursuant to one of the WLB Debtors’ insurance policies (including the Chubb Insurance Contracts), surety agreements, other non-WLB Debtor payment agreements, or collateral held by a third party, until the Holder of such Claim has exhausted all remedies with respect to such insurance policy (including the Chubb Insurance Contracts), surety agreement, other non-WLB Debtor payment agreement, or collateral, as applicable. To the extent that one or more of the WLB Debtors’ insurers (including the Chubb Companies), sureties, or non-WLB Debtor-payors pays or satisfies in full or in part a Claim (if and to the extent finally adjudicated by a court of competent jurisdiction or otherwise settled), or such collateral or proceeds from such collateral is used to satisfy such Claim, then immediately upon such payment, the applicable portion of such Claim shall be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies.

Notwithstanding anything to the contrary in the Plan or Confirmation Order, Confirmation and Consummation of the Plan shall not limit or affect the rights of any third-party beneficiary or other covered party of any of the WLB Debtor’s insurance policies with respect to such policies(including the Chubb Insurance Contracts and the D&O Policies), nor shall anything contained herein (a) constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers under any insurance policy, applicable law, equity, or otherwise, or (b) establish, determine, or otherwise imply any liability or obligation, including any coverage obligation, of any Insurer.

H.	Indefeasible Distributions.

Any and all distributions made under the Plan shall be indefeasible and not subject to clawback.

I.	Exemption from Securities Laws.

To the extent the Stalking Horse Purchaser is the Successful Bidder, the issuance of and the distribution under the Plan of the Purchaser Stock and any debt Securities issued or assumed by the Purchaser in connection with the Purchaser Documentation or the assumption of the DIP Facility Claims to Holders of Allowed First Lien Claims or DIP Facility Claims (as applicable), shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code, unless the holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code. These Securities are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and may be resold without registration under the Securities Act or other federal securities laws, unless the holder is an “affiliate” of the Purchaser within the meaning of Rule 144 under the Securities Act. In addition, such section 1145 exempt Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. To the extent any Entity other than the Stalking Horse Purchaser is the Successful Bidder, the issuance of and the distribution under the Plan of the Purchaser Stock and any debt Securities issued or assumed by the Purchaser will be under section 4(a)(2) of the Securities Act and such Purchaser Stock and any debt Securities issued or assumed by the Purchaser will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act.

ARTICLE VII

THE PLAN ADMINISTRATOR

A.	The Plan Administrator.

Except as set forth elsewhere in the Plan, the powers of the Plan Administrator shall include any and all powers and authority to implement the Plan and to administer and distribute the Wind-Down Funds and wind down the businesses and affairs of the Remaining WLB Debtors, including: (1) liquidating, receiving, holding, and investing, supervising, and protecting the Retained Assets; (2) taking all steps to execute all instruments and documents necessary to effectuate the distributions to be made under the Plan from the Wind-Down Funds (or from payments by the Purchaser on behalf of the Liquidating Trust); (3) making distributions from the Wind-Down Funds (or by directing the Purchaser to make payments of Funded Liabilities on behalf of the Liquidating Trust) as contemplated under the Plan; (4) establishing and maintaining bank accounts in the name of the Remaining WLB Debtors; (5) subject to the terms set forth herein, employing, retaining, terminating, or replacing professionals to represent it with respect to its responsibilities or otherwise effectuating the Plan to the extent necessary; (6) paying reasonable fees, expenses, debts, charges, and liabilities of the Remaining WLB Debtors on and after the Plan Effective Date; (7) administering and paying taxes of the Remaining WLB Debtors on and after the Plan Effective Date, including filing tax returns; (8) representing the interests of the Remaining WLB Debtors or the Estates before any taxing authority in all matters, including any action, suit, proceeding or audit; and (9) exercising such other powers as may be vested in it pursuant to order of the Bankruptcy Court or pursuant to the Plan, or as it reasonably deems to be necessary and proper to carry out the provisions of the Plan.

The Plan Administrator may resign at any time upon 30 days’ written notice delivered to the Bankruptcy Court; provided that such resignation shall only become effective upon the appointment of a permanent or interim successor Plan Administrator in accordance with the Liquidating Trust Agreement. Upon its appointment, the successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties, and obligations of its predecessor (as set forth in the Liquidating Trust Agreement) and all responsibilities of the predecessor Plan Administrator relating to the Remaining WLB Debtors in the Liquidating Trust Agreement shall be terminated.

1.	Plan Administrator Rights and Powers.

The Plan Administrator shall retain and have all the rights, powers, and duties necessary to carry out his or her responsibilities under this Plan, and as otherwise provided in the Confirmation Order. The Plan Administrator shall be the exclusive trustee of the Retained Assets for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

2.	Retention of Professionals.

The Plan Administrator shall have the right to retain the services of attorneys, accountants, and other professionals that, in the discretion of the Plan Administrator, are necessary to assist the Plan Administrator in the performance of his or her duties. The reasonable fees and expenses of such professionals shall be paid by the WLB Debtors upon the monthly submission of statements to the Plan Administrator. The payment of the reasonable fees and expenses of the Plan Administrator’s retained professionals shall be made in the ordinary course of business by the Purchaser in accordance with the Liquidating Trust Agreement and shall not be subject to the approval of the Bankruptcy Court.

3.	Compensation of the Plan Administrator.

The Plan Administrator’s post-Plan Effective Date compensation, the amount and terms of which are subject to the consent of the Required Consenting Stakeholders, will be set forth in the Plan Supplement and paid by the Purchaser.

4.	Plan Administrator Expenses.

All costs, expenses and obligations incurred by the Plan Administrator in administering this Plan, the WLB Debtors on or after the Plan Effective Date, or in any manner connected, incidental or related thereto, in effecting distributions from the WLB Debtors thereunder (including the reimbursement of reasonable expenses) shall be paid by the Liquidating Trust as they are incurred without the need for Bankruptcy Court approval.

B.	Wind-Down.

On and after the Plan Effective Date, the Plan Administrator will be authorized to implement the Plan and any applicable orders of the Bankruptcy Court, and the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve the Remaining WLB Debtors’ Estates.

As soon as practicable after the Plan Effective Date, the Plan Administrator shall: (1) cause the Remaining WLB Debtors to comply with, and abide by, the terms of the Sale Transaction Documentation and any other documents contemplated thereby; (2) take any actions necessary to wind down the Remaining WLB Debtors’ Estates; provided that the Remaining WLB Debtors shall not be dissolved until the satisfaction of the conditions precedent to such dissolution in Article VII.E; (3) take such other actions as the Plan Administrator may determine to be necessary or desirable to carry out the purposes of the Plan. From and after the Plan Effective Date, except as set forth herein, the Remaining WLB Debtors (x) for all purposes shall be deemed to have withdrawn their business operations from any state in which the Remaining WLB Debtors were previously conducting, or are registered or licensed to conduct, their business operations, and shall not be required to file any document, pay any sum, or take any other action in order to effectuate such withdrawal, (y) shall be deemed to have cancelled pursuant to this Plan all Interests (except, prior to the Post-Closing Reconciliation Date, the WLB Interests and/or the WMLP Interests), and (z) shall not be liable in any manner to any taxing authority for franchise, business, license, or similar taxes accruing on or after the Plan Effective Date.

The filing of the final monthly operating report (for the month in which the Plan Effective Date occurs) and all subsequent quarterly operating reports shall be the responsibility of the Plan Administrator.

The WLB Debtors, the Plan Administrator, the Liquidating Trust, and the Purchaser will, at the WMLP Liquidator’s (as defined in the Intercompany Settlement Term Sheet) sole cost and expense, provide, at cost, the WMLP Liquidator with reasonable access, during normal business hours upon prior written notice to counsel, to any reasonable documents, records, information, and/or personnel engaged by the WLB Debtors, the Plan Administrator, the Liquidating Trust, or the Purchaser, as applicable, that are reasonably necessary for the WMLP Liquidator to wind down the WMLP Debtors’ affairs, including filing any required tax returns.

C.	Exculpation; Indemnification; Insurance; Liability Limitation.

The Plan Administrator and all professionals retained by the Plan Administrator, each in their capacities as such, shall be deemed exculpated and indemnified, except for fraud, willful misconduct, or gross negligence, in all respects by the WLB Debtors. The Plan Administrator may obtain, at the expense of the WLB Debtors, commercially reasonable liability or other appropriate insurance with respect to the indemnification obligations of the WLB Debtors. The Plan Administrator may rely upon written information previously generated by the WLB Debtors.

For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Plan Administrator in its capacity as such, shall have no liability whatsoever to any party for the liabilities and/or obligations, however created, whether direct or indirect, in tort, contract, or otherwise, of the WLB Debtors.

D.	Tax Returns.

After the Plan Effective Date, the Plan Administrator shall complete and file all final or otherwise required federal, state, and local tax returns for each of the Remaining WLB Debtors, and, pursuant to section 505(b) of the Bankruptcy Code, may request an expedited determination of any unpaid tax liability of such Remaining WLB Debtor or its Estate for any tax incurred during the administration of such Remaining WLB Debtor’s Chapter 11 Case, as determined under applicable tax laws.

E.	Dissolution of the Remaining WLB Debtors.

Upon a certification to be Filed with the Bankruptcy Court by the Plan Administrator of the occurrence of the Post-Closing Reconciliation Date, all distributions having been made, completion of all its duties under the Plan, and entry of a final decree closing the last of the WLB Debtors’ Chapter 11 Cases, the Remaining WLB Debtors shall be deemed to be dissolved without any further action by the Remaining WLB Debtors, the Plan Administrator, or the Bankruptcy Court, including the filing of any documents with the secretary of state for each state in which each of the Remaining WLB Debtors is formed or any other jurisdiction. The Plan shall constitute a plan of distribution as contemplated in the Delaware General Corporation Law. The Plan Administrator, however, shall have authority to take all necessary actions to dissolve the Remaining WLB Debtors in and withdraw the Remaining WLB Debtors from applicable state(s).

For the avoidance of doubt, notwithstanding the Remaining WLB Debtors’ dissolution on or after the Post-Closing Reconciliation Date, the Remaining WLB Debtors shall be deemed to remain intact solely with respect to the preparation, filing, review, and resolution of applications for Professional Fee Claims.

To the extent the Remaining WLB Debtors have any Cash or other property remaining after the Chapter 11 Cases have been closed and all payments have been made under the Plan (including all payments on account of Allowed Claims and the Plan Administrator’s compensation and reimbursement), such Cash or other property shall be immediately allocated and distributed to the Holders of Allowed First Lien Claims.

ARTICLE VIII

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims and Interests.

1.	General.

On and after the Plan Effective Date, the WLB Debtors shall have and shall retain any and all rights and defenses that the WLB Debtors had with respect to any Claim or Interest immediately before the Plan Effective Date, and, with respect to any Claims or Interests that constitute Funded Liabilities or Assumed Liabilities, the Successful Bidder shall have and retain any and all rights, defenses, and other Transferred Causes of Action that the WLB Debtors had with respect to such Claims or Interests immediately before the Plan Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Plan Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the WLB Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court.

2.	Allowance of First Lien Claims.

The First Lien Claims shall be deemed Allowed as of the Petition Date, with the Credit Agreement Claims being Allowed in the principal amount of $319,773,165.17, and the First Lien Notes Claims being Allowed in the principal amount of $350,000,000.00, plus, for each of the Credit Agreement Claims and the First Lien Notes Claims, accrued and unpaid interest, plus fees and other expenses due under the Credit Agreement and the First Lien Notes Indenture, as applicable.

B.	Claims and Interests Administration Responsibilities.

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, on and after the Plan Effective Date, the WLB Debtors, by order of the Bankruptcy Court, shall have the sole authority, in consultation with the Consenting Stakeholders with regard to all Claims: (1) to File, withdraw, or litigate to judgment objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

C.	Estimation of Claims and Interests.

As of the Plan Effective Date, the WLB Debtors or the Claims Administrator, as applicable, may (but are not required to), at any time, request that the Bankruptcy Court estimate any Claim or Interest pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3012, for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions) and may be used as evidence in any supplemental proceedings, and the Plan

Administrator or the Claims Administrator, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.	Adjustment to Claims or Interests without Objection.

Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Plan Administrator, in consultation with the Claims Administrator, without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court. The Plan Administrator or the Claims Administrator, as applicable, shall provide any Holder of such a Claim or Interest with 14 days’ notice prior to the Claim or Interest being adjusted or expunged from the Claims Register as the result as the result of a Claim or Interest being paid, satisfied, amended or superseded.

E.	Time to File Objections to Claims.

Any objections to Claims shall be Filed on or before the later of (1) 180 days after the Plan Effective Date and (2) such other period of limitation as may be specifically fixed by the Bankruptcy Court upon a motion by the WLB Debtors, the Plan Administrator or the Claims Administrator, as applicable.

F.	Disallowance of Claims.

Other than with respect to Claims Allowed under the Plan, no Claim of any Entity from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be deemed Allowed, unless and until such entity or transferee has paid the amount, or turned over any such property, for which such entity or transferee is liable under sections 522(i), 542, 543, 550, or 553 of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the WLB Debtors by that Entity have been turned over or paid to the WLB Debtors or the Plan Administrator. All Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall automatically be deemed satisfied and expunged from the Claims Register as of the Plan Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

G.	Amendments to Claims.

On or after the Plan Effective Date, except as provided in the Plan or the Confirmation Order, a Claim or Interest may not be Filed or amended without the prior authorization of the WLB Debtors or the Plan Administrator, as applicable, and any such new or amended Claim or Interest Filed shall automatically be deemed disallowed in full and expunged without any further action; provided that a General Unsecured Claim may be Filed after the Plan Effective Date if the Bankruptcy Court enters an order permitting such late filing; provided further that Governmental Units shall be permitted to file Claims after the Plan Effective Date to the extent authorized by an order of the Bankruptcy Court, including the Bar Date Order.

H.	No Distributions Pending Allowance.

If an objection to a Claim or Interest or portion thereof is Filed as set forth in Article VIII of the Plan, or if such Claim or Interest is scheduled as Disputed, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest or portion thereof unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

I.	Distributions After Allowance.

To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Plan Administrator shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Plan Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim or Interest, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless required under applicable bankruptcy law or as otherwise provided in Article III.B of the Plan.

J.	Undeliverable Distribution Reserve.

1.	Deposits.

If a distribution under the Plan to any Holder of an Allowed Claim is returned to the Plan Administrator or the Claims Administrator, as applicable, as undeliverable or is otherwise unclaimed or is an Undeliverable Distribution, such distribution shall be deposited in a segregated, interest-bearing account, designated as an “Undeliverable Distribution Reserve,” for the benefit of such Holder until such time as such distribution becomes deliverable, is claimed or is deemed to have been forfeited in accordance with Article VI.C.7.

2.	Disclaimer.

The Plan Administrator and his or her respective agents and attorneys are under no duty to take any action to either (i) attempt to locate any Holder of a Claim, or (ii) obtain an executed Internal Revenue Service Form W-9 from any Holder of a Claim; provided that in his or her sole discretion, the Plan Administrator may periodically publish notices of unclaimed distributions.

3.	Distribution from Reserve.

Within fifteen (15) Business Days after the Holder of an Allowed Claim satisfies the requirements of this Plan, such that the distribution(s) attributable to its Claim is no longer an unclaimed or undeliverable distribution (provided that satisfaction occurs within the time limits set forth in Article VI.C.7), the Plan Administrator shall distribute out of the Undeliverable Distribution Reserve the amount of the unclaimed or undeliverable distribution attributable to such Claim, including the interest that has accrued on such unclaimed or undeliverable distribution while in the Undeliverable Distribution Reserve, to such Holder.

For the avoidance of doubt, in accordance with Article VI.C.7 of the Plan, in the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Plan Administrator has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the date the distribution is made. After such date, all unclaimed property or interests in property shall revert (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary) to the WLB Debtors or the Liquidating Trust, as applicable, automatically and without need for a further order by the Bankruptcy Court and the Claim of any holder to such property or interest in property shall be released, settled, compromised, and forever barred.

K.	Single Satisfaction of Claims.

Holders of Allowed Claims may assert such Claims against the WLB Debtors obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against the WLB Debtors based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed Claim plus applicable interest, if any.

ARTICLE IX

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Settlement, Compromise, and Release of Claims and Interests.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the WLB Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Plan Effective Date, the Plan Administrator may compromise and settle Claims against, and Interests in, the WLB Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in a contract, instrument, or other agreement or document executed pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including Black Lung Claims and any WLB Intercompany Claims resolved or compromised after the Plan Effective Date by the Plan Administrator), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the WLB Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has voted to accept the Plan. Any default or “event of default” by the WLB Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Plan Effective Date with respect to a Claim that is Unimpaired by the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Plan Effective Date occurring.

C.	Release of Liens.

Except as otherwise specifically provided in the Plan, the Sale Transaction Documentation or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Plan Effective Date and concurrently with the applicable distributions made pursuant to the Plan and the Sale Transaction Documentation, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates (other than the mortgages, deeds of trust, Liens, pledges or other security interests in place or to be issued for the DIP Facility if assumed by the Purchaser) shall be fully released, settled, compromised, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert either (i) to the WLB Debtors and their successors and assigns or (ii) the Purchaser (and if applicable, any third party purchasing the Non-Core Assets), in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the WLB Debtors. In addition, the First Lien Notes Trustee and

Credit Agreement Agent shall execute and deliver all documents reasonably requested by the WLB Debtors or Plan Administrator to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the WLB Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

D.	Releases by the WLB Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Plan Effective Date, each Released Party is deemed released and discharged by the WLB Debtors and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the WLB Debtors, that the WLB Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a WLB Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the WLB Debtors, the WLB Debtors’ capital structure, the assertion or enforcement of rights and remedies against the WLB Debtors, the WLB Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a WLB Debtor and another WLB Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the Plan, the Sale Transaction, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, or the Plan, the Sale Transaction, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for any claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct or gross negligence. Transferred Causes of Action and Retained Causes of Action are not being released; provided that, notwithstanding the inclusion of any Released Parties as a potential party to any Transferred Causes of Action or Retained Causes of Action, such parties shall remain Released Parties.

Notwithstanding anything to the contrary in the foregoing or any other provision of the Plan, the releases contained in the Plan do not (1) release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (2) affect the rights of Holders of Allowed Claims and Interests to receive distributions under the Plan. Further, notwithstanding anything to the contrary in this Article IX or any other provision of the Plan, the release, discharge, injunction, exculpation and other provisions with similar effect in the Plan shall exclude (and nothing herein shall release, waive or discharge): (a) any Claim, Cause of Action and/or obligation arising under the Intercompany Settlement Term Sheet and/or any document, agreement or transaction entered into pursuant thereto; (b) any Claim or Cause of Action of the WMLP Debtors or the MLP Secured Parties arising after the earlier of the order approving the Intercompany Settlement Term Sheet and the Plan Effective Date; (c) any Claim, Cause of Action and/or any other claim (whether arising under the WMLP Loan Documents or the Cash Collateral Order or otherwise) of any of the MLP Secured Parties against any WMLP Debtor or any of its current or former equity holders (including WMGP but excluding the WLB Debtors (other than those claims against the WLB Debtors that are preserved under the Intercompany Settlement Term Sheet and/or this Plan)), subsidiaries, officers, directors, managers, principals, members, the Conflicts Committee and members thereof, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals in their capacity as such; (d) any intercompany or other claims that arose or will arise in the ordinary course of business between any of the WLB Debtors, on the one hand, and any of the WMLP Debtors, on the other hand, and any general unsecured claims of any WMLP Debtors against any WLB Debtor, in each case, except for those claims expressly released under the Intercompany Settlement Term Sheet; (e) any unsecured claim of any MLP Secured Party, including, without limitation, any such claim based on equitable contribution, any of the arguments or theories asserted in the MLP Secured Lenders’ emergency motion for adequate protection and/or objection to the Plan, or otherwise, against any WLB Debtor, each such WLB Debtor’s current and/or former equity holders, subsidiaries, managers, members, partners, and, solely to the extent they provided services to the WMLP Debtors, each such WLB Debtor’s current and/or former officers, directors, principals, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and/or other professionals, each in their capacity as such; and/or (f) any Claim and/or Cause of Action of any of the MLP Secured Parties and/or any WMLP Debtors against any of the Committee Parties, and nothing herein shall release, exculpate, or provide similar relief to any of the Committee Parties under the Intercompany Settlement Term Sheet or otherwise by or from the WMLP Debtors and/or the MLP Secured Parties.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases herein, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the releases herein are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the releases herein; (3) in the best interests of the WLB Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after reasonable investigation by the WLB Debtors and after notice and opportunity for hearing; and (6) a bar to any of the WLB Debtors asserting any claim released by the releases herein against any of the Released Parties.

E.	Releases by Holders of Claims and Interests.

As of the Plan Effective Date, except as otherwise provided herein, each Releasing Party is deemed to have released and discharged each WLB Debtor and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the WLB Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the WLB Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a WLB Debtor and another WLB Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the Plan, the Sale Transaction, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, or the Plan, the Sale Transaction, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement with respect to the foregoing, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for any claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct or gross negligence.

Notwithstanding anything to the contrary in the foregoing or any other provision of the Plan, the releases contained in the Plan do not (1) release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (2) affect the rights of Holders of Allowed Claims and Interests to receive distributions under the Plan. Further, notwithstanding anything to the contrary in this Article IX or any other provision of the Plan, the release, discharge, injunction, exculpation and other provisions with similar effect in the Plan shall exclude (and nothing herein shall release, waive or discharge): (a) any Claim, Cause of Action and/or obligation arising under the Intercompany Settlement Term Sheet and/or any document, agreement or transaction entered into pursuant thereto; (b) any Claim or Cause of Action of the WMLP Debtors or the MLP Secured Parties arising after the earlier of the order approving the Intercompany Settlement Term Sheet and the Plan Effective Date; (c) any Claim, Cause of Action and/or any other claim (whether arising under the WMLP Loan Documents or the Cash Collateral Order or otherwise) of any of the MLP Secured Parties against any WMLP Debtor or any of its current or former equity holders (including WMGP but excluding the WLB Debtors (other than those claims against the WLB Debtors that are preserved under the Intercompany Settlement Term Sheet and/or this Plan)), subsidiaries, officers, directors, managers, principals, members, the Conflicts Committee and members thereof, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals in their capacity as such; (d) any intercompany or other claims that arose or will arise in the ordinary course of business between any of the WLB Debtors, on the one hand, and any of the WMLP Debtors, on the other hand, and any general unsecured claims of any WMLP Debtors against any WLB Debtor, in each case, except for those claims expressly released under the Intercompany Settlement Term Sheet; (e) any unsecured claim of any MLP Secured Party, including, without limitation, any such claim based on equitable contribution, any of the arguments or theories asserted in the MLP Secured Lenders’ emergency motion for adequate protection and/or objection to the Plan, or otherwise, against any WLB Debtor, each such WLB Debtor’s current and/or former equity holders, subsidiaries, managers, members, partners, and, solely to the extent they provided services to the WMLP Debtors, each such WLB Debtor’s current and/or former officers, directors, principals, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and/or other professionals, each in their capacity as such; and/or (f) any Claim and/or Cause of Action of any of the MLP Secured Parties and/or any WMLP Debtors against any of the Committee Parties, and nothing herein shall release, exculpate, or provide similar relief to any of the Committee Parties under the Intercompany Settlement Term Sheet or otherwise by or from the WMLP Debtors and/or the MLP Secured Parties.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases of Holders of Claims and Interests, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the release herein is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Releasing Parties; (3) in the best interests of the WLB Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any Claim released by the release herein against any of the Released Parties.

F.	Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, the Sale Transaction, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the Sale Transaction, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement with respect to the foregoing, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Notwithstanding anything herein to the contrary, nothing in the foregoing “Exculpation” shall exculpate any Person or Entity from any liability resulting from any act or omission constituting fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of commercially sensitive confidential information for competitive purposes that causes damages, or ultra vires acts as determined by a Final Order.

G.	Injunction.

Except as otherwise expressly provided in the Plan or for distributions required to be paid or delivered pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold

Claims or Interests that have been released pursuant to the Plan shall be discharged pursuant to the Plan, or are subject to Exculpation pursuant to the Plan, are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the WLB Debtors, the Released Parties, or the Exculpated Parties (to the extent of the Exculpation provided pursuant to the Plan with respect to the Exculpated Parties): (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

H.	Recoupment.

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim against any claim, right, or Cause of Action of the WLB Debtors, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the WLB Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment; provided, however, that the WMLP Debtors and the MLP Secured Parties shall not be subject to the foregoing, including the requirement to have performed recoupment (if any) and have provided notice thereof on or before the Confirmation Date.

I.	Subordination Rights.

Any distributions under the Plan to Holders shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

J.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless before the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the Confirmation Date determining such Claim as no longer contingent.

K.	Reservation of Rights for Governmental Units, Indian Tribes, and Environmental Matters.

Notwithstanding anything contained in the Plan, the Plan Supplement, the Plan Documents (specifically including the Sale Transaction Documentation), or the Confirmation Order to the contrary, with respect to any Entity other than the Purchaser, nothing in the Plan, the Plan Supplement, the Plan Documents or the Confirmation Order shall discharge, release, impair, enjoin, exculpate or otherwise preclude or diminish or transfer free and clear of: (a) any liability to any Governmental Unit or Indian Tribe that is a “claim” within the meaning of section 101(5) of the Bankruptcy Code, irrespective of whether the claim arose on, after, or before the Confirmation Date; (b) any liability to any Governmental Unit or Indian Tribe or under any Environmental Law, including any obligation to clean up, remediate, or otherwise address environmental impacts, that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code (irrespective of whether the liability arises on, after, or before the Confirmation Date); (c) any valid right of setoff or recoupment of any Governmental Unit against any of the WLB Debtors; (d) any liability or obligation to, or any Claim or Cause of Action by, a Governmental Unit or Indian Tribe under police or regulatory statutes or regulations or Environmental Law to which any entity is subject as the owner, lessor, lessee, permittee, controller, or operator of real property or a mining operation after the Plan Effective Date (whether or not such liability, obligation, claim or cause of action is based in whole or in part on acts or omissions prior to the Plan Effective Date), including, but not limited to, liability for reclamation or water treatment pursuant to the SMCRA or the CWA and similar state or tribal laws; or (e) any liability to any Governmental Unit or Indian Tribe of any entity that is not a WLB Debtor. For the sake of clarity, any matter not released or discharged pursuant to the foregoing can be enforced by either (a) applicable Governmental Units, (b) Indian Tribe, or (c) any persons or entities authorized to bring actions under enabling statutes.

Notwithstanding anything contained in the Plan, the Plan Supplement, the Plan Documents (specifically including the Sale Transaction Documentation), or the Confirmation Order to the contrary, with respect to the Purchaser, nothing in the Plan, the Plan Supplement, the Plan Documents, or the Confirmation Order shall discharge, release, impair, enjoin, or otherwise preclude the enforcement of any liability or obligation to, or any claim or cause of action by, a Governmental Unit or Indian Tribe under police or regulatory statutes or regulations to which any entity is subject as the owner, lessor, lessee, permittee, controller, or operator of real property or a mining operation after the Plan Effective Date (whether or not such liability, obligation, claim or cause of action is based in whole or in part on acts or omissions prior to the Plan Effective Date), including, but not limited to, liability for reclamation or water treatment pursuant to SMCRA or the CWA and similar state or tribal laws; provided, however, that nothing herein shall subject the Purchaser to any liability to a Governmental Unit or Indian Tribe for penalties for days of violation prior to closing, response costs incurred by a Governmental Unit or Indian Tribe prior to closing, or any liability relating to offsite disposal that occurred prior to closing.

Nor shall anything in the Confirmation Order, the Plan, Plan Documents (specifically including the Sale Transaction Documentation), or the Plan Supplement: (a) enjoin or otherwise bar any Governmental Unit or Indian Tribe or other entity with standing to do so under an enabling statute from asserting or enforcing, outside the Bankruptcy Court, any liability or obligation described in this section, and for the avoidance of doubt, any liabilities or obligations related to or arising under Environmental Laws or (b) divest any court, commission, or tribunal of jurisdiction from resolving any matters relating to the liabilities and/or claims set forth in this section related to or arising under Environmental Laws, or (c) confer in the Bankruptcy Court jurisdiction over any matter as to which it would not have jurisdiction under the Bankruptcy Code, (d) authorize the transfer or assignment of any governmental or tribal (i) license, (ii) permit, (iii) registration, (iv) authorization, or (v) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements under non-bankruptcy laws and regulations (including police or regulatory law, Environmental Law, or otherwise), or (e) authorize the transfer or assignment of any governmental or tribal contracts, leases, licenses, registrations, authorizations, permits, covenants, operating rights agreements, rights-of-use, easements, and rights-of-way or other interests or agreements involving governmental or tribal land or minerals without compliance with all applicable legal requirements under non-bankruptcy laws and regulations; provided, however, that notwithstanding the foregoing, the applicable Governmental Units or Indian Tribes have consented to Purchaser exercising any and all of its rights as the assignee of such interests or agreements solely during (a) ten business days after the Plan Effective Date, and (b) thereafter, the period that the applicable consent is pending, and Purchaser shall only be prevented from exercising such rights only if the applicable Governmental Unit or Indian Tribe expressly provides Purchaser with written notice of disapproval of an application for approval of an assignment of the interest or agreement. For the avoidance of doubt, the United States, the States of Montana, New Mexico, North Dakota, Ohio, and Wyoming, and the Railroad Commission of Texas are not Releasing Parties under the Plan.

Nothing contained in the Plan, the Plan Supplement, or the Confirmation Order shall be deemed to determine the tax liability of any person or entity, including but not limited to the WLB Debtors, nor shall the Plan, the Plan Supplement, or the Confirmation Order be deemed to have determined the federal tax treatment of any item, distribution, or entity, including the federal tax consequences of the Plan, nor shall anything in the Plan, the Plan Supplement, or the Confirmation Order be deemed to have conferred jurisdiction upon the Bankruptcy Court to make determinations as to federal tax liability and federal tax treatment except as provided under section 505 of the Bankruptcy Code.

ARTICLE X

EFFECT OF CONFIRMATION OF THE PLAN

Upon entry of the Confirmation Order, the Bankruptcy Court shall be deemed to have made and issued on the Confirmation Date, pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014, the following findings of fact and conclusions of law as though made after due deliberation and upon the record at the Confirmation Hearing. Upon entry of the Confirmation Order, any and all findings of fact in the Plan shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law in the Plan shall constitute conclusions of law even if they are stated as findings of fact.

A.	Jurisdiction and Venue

On the Petition Date, the WLB Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The WLB Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the Southern District of Texas was proper as of the Petition Date and continues to be proper. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2). The Bankruptcy Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334 and the Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.	Order Approving the Disclosure Statement

On December 18, 2018, the Bankruptcy Court entered the Disclosure Statement Order which, among other things, (a) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017 and (b) approved certain procedures and documents for soliciting and tabulating votes with respect to the Plan.

C.	Voting Report

Prior to the Confirmation Hearing, the Claims and Notice Agent filed the Voting Report. All procedures used to distribute solicitation materials to the applicable Holders of Claims and Interests and to tabulate the Ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations. Pursuant to sections 1124 and 1126 of the Bankruptcy Code, at least one Impaired Class entitled to vote on the Plan has voted to accept the Plan.

D.	Judicial Notice

The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the clerk of the Bankruptcy Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents Filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases (including the Confirmation Hearing). Resolutions of any objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference. All entries on the docket of the Chapter 11 Cases shall constitute the record before the Bankruptcy Court for purposes of the Confirmation Hearing.

E.	Transmittal and Mailing of Materials; Notice

Due, adequate, and sufficient notice of the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Hearing, and the release and exculpation provisions set forth in Article IX of the Plan, along with all deadlines for voting on or objecting to the Plan, has been given to (1) all known Holders of Claims and Interests; (2) parties that requested notice in accordance with Bankruptcy Rule 2002; (3) all parties to Unexpired Leases and Executory Contracts, and (4) all taxing authorities listed on the Schedules or in the Claims Register, in compliance with Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b), the Disclosure Statement Order and the Bidding Procedures Order, and such transmittal and service were appropriate, adequate, and sufficient. Adequate and sufficient notice of the Confirmation Hearing and other dates, deadlines, and hearings described in the Disclosure Statement Order and the Bidding Procedures Order was given in compliance with the Bankruptcy Rules and such order, and no other or further notice is or shall be required.

F.	Solicitation

Votes for acceptance and rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017, 3018, and 3019, the Disclosure Statement Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws, and regulations. The WLB Debtors and their respective directors, managers, officers, employees, agents, affiliates, representatives, attorneys, and advisors, as applicable, have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Disclosure Statement Order and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article IX of the Plan. The WLB Debtors and the Released Parties solicited acceptance of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, or purchase of the Purchaser Stock and any debt Securities issued or assumed by the Purchaser that were offered or sold under the Plan, and, pursuant to section 1125(e) of the Bankruptcy Code, no Released Party is or shall be liable on account of such solicitation or participation for violation of any applicable law, rule, or regulation governing solicitation of acceptance of a chapter 11 plan or the offer, issuance, sale, or purchase of such Securities.

G.	Burden of Proof

The WLB Debtors, as proponents of the Plan, have satisfied their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard. The Bankruptcy Court also finds that the WLB Debtors have satisfied the elements of section 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

H.	Bankruptcy Rule 3016(a) Compliance

The Plan is dated and identifies the proponents thereof, thereby satisfying Bankruptcy Rule 3016(a).

I.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code

The Plan complies with all requirements of section 1129 of the Bankruptcy Code as follows:

1.	Section 1129(a)(1)–Compliance of the Plan with Applicable Provisions of the Bankruptcy Code

The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including, without limitation, sections 1121, 1122, 1123, and 1125 of the Bankruptcy Code.

(a)	Standing

Each of the WLB Debtors has standing to file a plan and the WLB Debtors, therefore, have satisfied section 1121 of the Bankruptcy Code.

(b)	Proper Classification

Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan designates Classes of Claims and Interests, other than Administrative Claims, Professional Fee Claims, DIP Facility Claims, and Priority Tax Claims, which are not required to be classified. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

(c)	Specification of Unimpaired Classes

Pursuant to section 1123(a)(2) of the Bankruptcy Code, Article III of the Plan specifies all Classes of Claims and Interests that are not Impaired.

(d)	Specification of Treatment of Impaired Classes

Pursuant to section 1123(a)(3) of the Bankruptcy Code, Article III of the Plan specifies the treatment of all Classes of Claims and Interests that are Impaired.

(e)	No Discrimination

Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan provides the same treatment for each Claim or Interest within a particular Class, as the case may be, unless the Holder of a particular Claim or Interest has agreed to less favorable treatment with respect to such Claim or Interest, as applicable.

(f)	Plan Implementation

Pursuant to section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate and proper means for the Plan’s implementation. Immediately upon the Plan Effective Date, sufficient Cash and other consideration provided under the Plan will be available to make all payments required to be made on the Plan Effective Date pursuant to the terms of the Plan. Moreover, Article IV and various other provisions of the Plan specifically provide adequate means for the Plan’s implementation.

(g)	Voting Power of Equity Securities; Selection of Officer, Director, or Trustee under the Plan

The Purchaser Documentation complies with sections 1123(a)(6) and 1123(a)(7) of the Bankruptcy Code

(h)	Impairment/Unimpairment of Classes of Claims and Equity Interests

Pursuant to section 1123(b)(1) of the Bankruptcy Code, (i) Class 1 (Other Priority Claims) and Class 2 (Other Secured Claims) are Unimpaired under the Plan, (ii) Class 3 (First Lien Claims), Class 4 (General Unsecured Claims), Class 7 (Section 510(b) Claims), and Class 8 (WLB Interests) are Impaired under the Plan, and (iii) Class 5 (WLB Intercompany Claims) and Class 6 (WLB Intercompany Interests) are either Unimpaired or Impaired under the Plan at the election of the WLB Debtors or the Plan Administrator (with such election being subject to the consent of the Required Consenting Stakeholders).

(i)	Assumption and Rejection of Executory Contracts and Unexpired Leases

In accordance with section 1123(b)(2) of the Bankruptcy Code, pursuant to Article V.A of the Plan, as of the Plan Effective Date, all Executory Contracts and Unexpired Leases listed on the Assumed Contracts and Leases List will be deemed: (A) assumed by the applicable WLB Debtor in accordance with, and subject to the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code; and (B) if so indicated on the Assumed Contracts and Leases List, assigned to the other party identified as the assignee for each assumed Executory Contract and Unexpired Lease. Pursuant to Article V.A of the Plan, each WLB Debtor shall be deemed to have rejected each Executory Contract and Unexpired Lease to which it is a party, unless such Executory Contract or Unexpired Lease: (1) is specifically described in the Plan as to be assumed in connection with Confirmation of the Plan, or is specifically scheduled to be assumed or assumed and assigned pursuant to the Plan or the Plan Supplement; (2) is subject to a pending motion to assume such Unexpired Lease or Executory Contract as of the Plan Effective Date; (3) is to be assumed by the WLB Debtors or assumed by the WLB Debtors and assigned to the Successful Bidder or another third party, as applicable, in connection with the Sale Transaction; (4) is a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan; (5) is a D&O Policy; or (6) is the Sale Transaction Documentation or the Purchaser Documentation. The WLB Debtors’ assumption and assignment of the Executory Contracts and Unexpired Leases listed on the Assumed Contracts and

Leases List pursuant to Article V of the Plan governing assumption and rejection of executory contracts and unexpired leases satisfies the requirements of section 365(b) of the Bankruptcy Code and, accordingly, the requirements of section 1123(b)(2) of the Bankruptcy Code.

The WLB Debtors have exercised reasonable business judgment in determining whether to reject, assume, or assume and assign each of their Executory Contracts and Unexpired Leases under the terms of the Plan. Each pre- or post-Confirmation rejection, assumption, or assumption and assignment of an Executory Contract or Unexpired Lease pursuant to Article V of the Plan will be legal, valid and binding upon the applicable WLB Debtor and all other parties to such Executory Contract or Unexpired Lease, as applicable, all to the same extent as if such rejection, assumption, or assumption and assignment had been effectuated pursuant to an appropriate order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code. Each of the Executory Contracts and Unexpired Leases to be rejected, assumed, or assumed and assigned is deemed to be an executory contract or an unexpired lease, as applicable.

(j)	Settlement of Claims and Causes of Action

All of the settlements and compromises pursuant to and in connection with the Plan or incorporated by reference into the Plan comply with the requirements of section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019.

Pursuant to Bankruptcy Rule 9019 and section 363 of the Bankruptcy Code and in consideration for the distributions and other benefits provided under the Plan, any and all compromise and settlement provisions of the Plan constitute good-faith compromises, are in the best interests of the WLB Debtors, the Estates, and all Holders of Claims and Interests, and are fair, equitable, and reasonable.

In reaching an ultimate decision on substantive fairness, the Court considered the following factors: (a) the balance between the litigation’s possibility of success and the settlement’s future benefits; (b) the likelihood of complex and protracted litigation and risk and difficulty of collecting on the judgment; (c) the proportion of creditors and parties in interest that support the settlement; (d) the competency of counsel reviewing the settlement; (e) the nature and breadth of releases to be obtained by officers and directors; and (f) the extent to which the settlement is the product of arm’s-length bargaining.

(k)	Cure of Defaults

Article V of the Plan provides for the satisfaction of default claims associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code. The Cure Costs identified in the Assumed Contracts and Leases List and any amendments thereto, as applicable, represent the amount, if any, that the WLB Debtors or the Purchaser, as applicable, propose to pay in full and complete satisfaction of such default claims. Any disputed cure amounts will be determined in accordance with the procedures set forth in Article V of the Plan, and applicable bankruptcy and nonbankruptcy law. As such, the Plan provides that the WLB Debtors or the Purchaser, as applicable, will cure, or provide adequate assurance that the WLB Debtors or the Purchaser, as applicable, will promptly cure, defaults with Executory Contracts and Unexpired Leases in compliance with section 365(b)(1) of the Bankruptcy Code. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

(l)	Other Appropriate Provisions

The Plan’s other provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including without limitation, provisions for (i) distributions to holders of Claims and Interests, (ii) objections to Claims, (iii) procedures for resolving disputed, contingent, and unliquidated claims, (iv) cure amounts, (v) procedures governing cure disputes, and (vi) indemnification obligations.

2.	Section 1129(a)(2)–Compliance of Plan Proponents with Applicable Provisions of the Bankruptcy Code

The WLB Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018, and 3019. In particular, the WLB Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code. Furthermore, the solicitation of acceptances or rejections of the Plan was (i) pursuant to the Disclosure Statement Order; (ii) in compliance with all applicable laws, rules, and regulations governing the adequacy of disclosure in connection with such solicitation; and (iii) solicited after disclosure to Holders of Claims or Interests of adequate information as defined in section 1125(a) of the Bankruptcy Code. Accordingly, the WLB Debtors and their respective directors, officers, employees, agents, affiliates, and Professionals have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code.

3.	Section 1129(a)(3)–Proposal of Plan in Good Faith

The WLB Debtors have proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the WLB Debtors to reorganize.

4.	Section 1129(a)(4)–Bankruptcy Court Approval of Certain Payments as Reasonable

Pursuant to section 1129(a)(4) of the Bankruptcy Code, the payments to be made for services or for costs in connection with the Chapter 11 Cases or the Plan are approved. The fees and expenses incurred by Professionals retained by the WLB Debtors or the Committee shall be payable according to the orders approving such Professionals’ retentions, the Interim Compensation Order, other applicable Bankruptcy Court orders, or as otherwise provided in the Plan. In addition, the fees of the Prepetition Secured Parties and the DIP Agent shall be paid as provided for in the Plan and the DIP Order.

5.       Section 1129(a)(5)–Disclosure of Identity of Proposed Management, Compensation of Insiders, and Consistency of Management Proposals with the Interests of Creditors and Public Policy

Pursuant to section 1129(a)(5) of the Bankruptcy Code, information concerning (a) the Person proposed to serve as the Plan Administrator, (b) any applicable insider of the WLB Debtors, and (c) the Purchaser Advisors who are currently insiders of the WLB Debtors, and, with respect to each such Person, each such Person’s compensation upon Consummation of the Plan has been fully disclosed (in the Plan Supplement) to the extent available, and the appointment to, or continuance in, such office of such person is consistent with the interests of Holders of Claims and Interests and with public policy.

6.	Section 1129(a)(6)–Approval of Rate Changes

Section 1129(a)(6) of the Bankruptcy Code is not applicable because the Plan does not provide for rate changes by any of the WLB Debtors.

7.	Section 1129(a)(7)–Best Interests of Creditors and Interest Holders

The liquidation analysis included in the Disclosure Statement, and the other evidence related thereto that was proffered or adduced at or prior to, or in affidavits in connection with, the Confirmation Hearing, is reasonable. The methodology used and assumptions made in such liquidation analysis, as supplemented by the evidence proffered or adduced at or prior to, or in affidavits filed in connection with, the Confirmation Hearing, are reasonable. With respect to each Impaired Class, each Holder of an Allowed Claim or Interest in such Class has accepted the Plan or will receive under the Plan on account of such Claim or Interest property of a value, as of the Plan Effective Date, that is not less than the amount such Holder would receive if the WLB Debtors were liquidated under chapter 7 of the Bankruptcy Code.

8.	Section 1129(a)(8)–Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class

Certain Classes of Claims and Interests are Unimpaired and are deemed conclusively to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. In addition, at least one Impaired Class that was entitled to vote has voted to accept the Plan. Because the Plan provides that the certain Classes of Claims and Interests will be Impaired and because no distributions shall be made to Holders in such Classes, such Holders are deemed conclusively to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

9.	Section 1129(a)(9)–Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code

The treatment of Administrative Claims, Professional Fee Claims, DIP Facility Claims, Other Priority Claims, and Priority Tax Claims under Article II of the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

10.	Section 1129(a)(10)–Acceptance by at Least One Impaired Class

At least one Impaired Class has voted to accept the Plan. Accordingly, section 1129(a)(10) of the Bankruptcy Code is satisfied.

11.	Section 1129(a)(11)–Feasibility of the Plan

The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. Based upon the evidence proffered or adduced at, or prior to, or in affidavits filed in connection with, the Confirmation Hearing, the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the WLB Debtors or any successor to the WLB Debtors under the Plan, except as such liquidation is proposed in the Plan. Furthermore, the WLB Debtors will have adequate assets to satisfy their respective obligations under the Plan. Entry of the Confirmation Order shall be a judicial finding that based on the information available to date, the WLB Debtors do not believe there are Administrative Claims from any party that are materially inconsistent with the Funded Liability Cap.

12.	Section 1129(a)(12)–Payment of Bankruptcy Fees

Article XIV.C of the Plan provides for the payment of all fees payable under 28 U.S.C. § 1930(a) in accordance with section 1129(a)(12) of the Bankruptcy Code.

13.	Section 1129(a)(13)–Retiree Benefits

The Plan provides for the treatment of all retiree benefits in accordance with section 1129(a)(13) of the Bankruptcy Code.

14.	Section 1129(a)(14)–Domestic Support Obligations

The WLB Debtors are not required by a judicial or administrative order, or by statute, to pay any domestic support obligations, and therefore, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

15.	Section 1129(a)(15)–The WLB Debtors Are Not Individuals

The WLB Debtors are not individuals, and therefore, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

16.	Section 1129(a)(16)–No Applicable Nonbankruptcy Law Regarding Transfers

Each of the WLB Debtors that is a corporation is a moneyed, business, or commercial corporation or trust, and therefore, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

17.	Section 1129(b)–Confirmation of Plan Over Rejection of Impaired Classes

The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to the Classes presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code or that have actually rejected the Plan (if any). To determine whether a plan is “fair and equitable” with respect to a class of claims, section 1129(b)(2)(B)(ii) of the Bankruptcy Code provides in pertinent part that “the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.” To determine whether a plan is “fair and equitable” with respect to a class of interests, section 1129(b)(2)(C)(ii) of the Bankruptcy Code provides that “the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.” There are no classes junior to the deemed (or actual) rejecting classes of claims or interests that will receive any distribution under the Plan. The Plan, therefore, satisfies the requirements of section 1129(b) of the Bankruptcy Code.

18.	Section 1129(c)–Confirmation of Only One Plan With Respect to the WLB Debtors

The Plan is the only plan that has been filed in these Chapter 11 Cases with respect to the WLB Debtors. Accordingly, the Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code.

19.	Section 1129(d)–Principal Purpose Not Avoidance of Taxes

The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

20.	Section 1129(e)–Small Business Case

Section 1129(e) is inapplicable because these Chapter 11 Cases do not qualify as small business cases thereunder.

J.	Securities Under the Plan

Pursuant to the Plan, and without further corporate or other action, the Purchaser Stock and any debt issued or assumed by the Purchaser will be issued by the Purchaser on the Plan Effective Date subject to the terms of the Plan.

K.	Releases and Discharges

The releases and discharges of Claims and Causes of Action described in the Plan, including releases by the WLB Debtors and by Holders of Claims, constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interest of Holders of Claims, are fair, equitable, reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification, and exculpation provisions set forth in the Plan: (a) is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (b) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (c) is an integral element of the transactions incorporated into the Plan; (d) confers material benefit on, and is in the best interests of, the WLB Debtors, their Estates, and their creditors; (e) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in the Chapter 11 Cases with respect to the WLB Debtors; (f) is consistent with sections 105, 1123, 1129, and all other applicable provisions of the Bankruptcy Code; (g) given and made after due notice and opportunity for hearing; and (h), without limiting the foregoing, with respect to the releases and injunctions in Article IX of the Plan, are (i) essential elements of the Sale Transaction and Plan, (ii) terms and conditions without which the Consenting Stakeholders would not have entered into the RSA and the

Purchaser would not have entered into the Sale Transaction Documentation, (iii) narrowly tailored, and (iv) in consideration of the substantial financial contribution of the Purchaser under the Plan. Furthermore, the injunction set forth in Article IX.G is an essential component of the Plan, the fruit of long-term negotiations and achieved by the exchange of good and valuable consideration that will enable unsecured creditors to realize distributions in the Chapter 11 Cases.

L.	Release and Retention of Causes of Action

It is in the best interests of Holders of Claims and Interests that the provisions in Article IV.S of the Plan be approved.

M.	Approval of Purchase Agreement and Other Documents and Agreements

All documents and agreements necessary to implement the Plan, including the Sale Transaction Documentation, are essential elements of the Plan, are necessary to consummate the Plan and the Sale Transaction, and entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the WLB Debtors, the Estates, and Holders of Claims and Interests. The WLB Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements have been negotiated in good faith, at arm’s-length, are fair and reasonable, and are hereby reaffirmed and approved, and subject to the occurrence of the Plan Effective Date and execution and delivery in accordance with their respective terms, shall be in full force and effect and valid, binding, and enforceable in accordance with their respective terms, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, or other action under applicable law, regulation, or rule.

N.	Confirmation Hearing Exhibits

All of the exhibits presented at the Confirmation Hearing have been properly received into evidence and are a part of the record before the Bankruptcy Court.

O.	Objections to Confirmation of the Plan

Any and all objections to Confirmation have been withdrawn, settled, overruled, or otherwise resolved.

P.	Exemption from Transfer Taxes with Respect to the Sale Transaction

The Sale Transaction constitutes a sale or transfer under a plan confirmed under section 1129 of the Bankruptcy Code and, accordingly, the Sale Transaction shall not be subject to any tax under any law imposing a stamp tax or similar tax, including any real or personal property transfer tax, pursuant to section 1146(a) of the Bankruptcy Code.

Q.	Good Faith Purchaser Status

The Purchaser is a good faith purchaser for the purposes of section 363(m) of the Bankruptcy Code and entitled to the benefits thereof in relation to the Sale Transaction.

R.	Sale Free and Clear

All assets, properties and rights transferred, conveyed, assigned, or sold by the WLB Debtors under the Sale Transaction Documentation, including for the avoidance of doubt the Purchased Equity Interests (as defined in the Stalking Horse Purchase Agreement) are transferred, conveyed, assigned or sold to the Purchaser, including the Buyer and Designated Buyers (as defined in the Stalking Horse Purchase Agreement), free and clear of all Liens, Claims, encumbrances, and interests pursuant to sections 363(f), 1123(a)(5), and 1141(c) of the Bankruptcy Code.

S.	Retention of Jurisdiction

The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article XIII of the Plan and section 1142 of the Bankruptcy Code.

T.	Plan Supplement

The WLB Debtors filed the Plan Supplement, and all documents included therein comply with the terms of the Plan, and the filing and notice of such documents was adequate, proper and in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules and the Local Rules.

ARTICLE XI

CONDITIONS PRECEDENT TO CONFIRMATION,

THE PLAN EFFECTIVE DATE, AND THE POST-CLOSING RECONCILIATION DATE

A.	Conditions Precedent to Confirmation.

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of the Plan: (1) the Bankruptcy Court shall have entered the Disclosure Statement Order and the Confirmation Order; (2) the Sale Transaction Documentation shall not have been terminated in accordance with its terms; and (3) the Intercompany Settlement Term Sheet Order shall have been entered and shall not have been stayed, modified, or vacated on appeal.

B.	Conditions Precedent to the Plan Effective Date.

It shall be a condition to Consummation that the following conditions shall have been satisfied or waived pursuant to the provisions of the Plan:

1.    the Bankruptcy Court shall have entered the Confirmation Order; provided that in accordance with Bankruptcy Rules 3020(e), 6004(h), and 6006(d) (and notwithstanding any other provision of the Bankruptcy Code or the Bankruptcy Rules), the Confirmation Order shall not be stayed and shall be effective immediately upon its entry;

2.    the occurrence of the Closing (as such term is defined and described in the Sale Transaction Documentation);

3.    the Back-Office TSA and Management TSA shall each have been entered into and executed;

4.    the RSA shall not have terminated and remain in full force and effect;

5.    the General Unsecured Claims Amount shall have been funded;

6.    all unpaid amounts authorized by the Trade Claimants Order and the Customer Programs Order, and reflected in the initial Budget dated October 8, 2018 shall have been paid by the WLB Debtors;

7.    the Disclosure Statement Order and the Confirmation Order shall have been entered and shall not have been stayed, modified, or vacated on appeal;

8.    the WLB Debtors have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring Transactions;

9.    the establishment of a Professional Fee Escrow Account funded in the amount of estimated accrued but unpaid Professional fees incurred by the legal counsel and other advisors to the WLB Debtors and any statutory committees during the Chapter 11 Cases;

10.    [Reserved];

11.    all schedules, documents, supplements and exhibits to the Plan shall be, in form and substance, in accordance with the terms of the RSA, other than the Intercompany Settlement Term Sheet, which shall be in form and substance acceptable to the parties thereto in the manner set forth therein;

12.    all fees and expenses of the Bridge Loan Agent, the Credit Agreement Agent, the DIP Agent, the First Lien Notes Trustee and the Consenting Stakeholders payable pursuant to the DIP Order shall have been paid in full;

13.    any and all requisite governmental, regulatory and third-party approvals and consents shall have been obtained;

14.    the Coal Act Retirees Committee Settlement Order shall have been entered and shall not be stayed;

15.    an order granting the 1113/1114 Motion with respect to the Coal Act and the Coal Act Funds shall have been entered and shall not be stayed; and

16.    the Intercompany Settlement Term Sheet Order shall have been entered and shall not have been stayed, modified, or vacated on appeal.

On the Plan Effective Date, the Plan shall be deemed substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

C.	Conditions Precedent to the Post-Closing Reconciliation Date

It shall be a condition to the occurrence of the Post-Closing Reconciliation Date that the following conditions shall have been satisfied or waived pursuant to the provisions of the Plan:

1.    the earlier to occur of (i) one day after the WMLP Plan Effective Date and (ii) the date that is two years after the closing of the Sale Transaction;

2.    the closing of the WMLP Tender shall have occurred;

3.    the Plan Effective Date shall have occurred; and

4.    the WMLP Debtors and the MLP Secured Lenders shall have received at least 14 days’ notice in advance of the occurrence of the Post-Closing Reconciliation Date from WLB or the Plan Administrator (as applicable).

D.	Waiver of Conditions.

The conditions to Consummation of the Plan set forth in Article XI.B and the conditions to the Post-Closing Reconciliation Date set forth in Article XI.C may be waived by the WLB Debtors; provided that (v) the conditions set forth in Article XI.B.1 , Article XI.B.2, Article XI.B.4, Article XI.B.5, Article XI.B.8, Article XI.B.9, Article XI.B.10, Article XI.B.11, Article XI.B.12, Article XIB.14, and Article XI.B.15 may not be waived without the consent of the Required Consenting Stakeholders, (w) the conditions set forth in Article XI.B.5, Article XI.B.6, and Article XI.B.9 (solely to the extent such condition impacts the payment of the Committee Professionals’ fees and expenses) may not be waived without the consent of the Committee, (x) the condition set forth in Article XI.B.12 may not be waived without the consent of the parties named therein, and (y) the conditions set forth in Article XI.B.1, Article XI.B 3, Article XI.B 4, Article XI.B.7, Article XI.B.8, Article XI.B.9, Article XI.B.11, Article XI.B.13, Article XI.B.16, and Article XI.C may not be waived without the consent of the Conflicts Committee and the MLP Secured Lenders, and (z) the conditions set forth in Article XI.B.15 may not be waived without the consent of the Coal Act Retiree Committee.

E.	Substantial Consummation.

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Plan Effective Date.

F.	Effect of Non-Occurrence of Conditions to the Plan Effective Date.

If the Plan Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the WLB Debtors; (2) prejudice in any manner the rights of the WLB Debtors, the WLB Debtors’ Estates, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the WLB Debtors, the WLB Debtors’ Estates, any Holders, or any other Entity in any respect.

ARTICLE XII

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Subject to the limitations contained in the Plan, the RSA, the Intercompany Settlement Term Sheet, and the Sale Transaction Documentation, the WLB Debtors, with the consent (not to be unreasonably withheld) of the Required Consenting Stakeholders and the Successful Bidder, reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the RSA, the Intercompany Settlement Term Sheet, and the Sale Transaction Documentation, the WLB Debtors, with the consent (not to be unreasonably withheld) of the Required Consenting Stakeholders and the Successful Bidder, expressly reserve their rights to alter, amend, or modify materially the Plan with respect to the WLB Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article XII. Notwithstanding anything contained herein to the contrary, any modifications, amendments, or supplements to the Plan that affect the Intercompany Settlement Term Sheet and/or any rights, remedies, obligations or terms therein, shall require the consent of each party to the Intercompany Settlement Term Sheet in the manner set forth therein.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof and before the Confirmation Date are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan.

Subject to the terms of the RSA and the Sale Transaction Documentation, the WLB Debtors reserve the right to revoke or withdraw the Plan, including the right to revoke or withdraw the Plan for any WLB Debtor or all WLB Debtors, prior to the Confirmation Date. If the WLB Debtors revoke or withdraw the Plan with respect to any WLB Debtor, or if Confirmation or Consummation does not occur with respect to any WLB Debtor, then: (1) the Plan with respect to such WLB Debtor shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan with respect to such WLB Debtor (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan with respect to such WLB Debtor, and any document or agreement executed pursuant to the Plan with respect to such WLB Debtor, shall be deemed null and void; and (3) nothing contained in the Plan with respect to such WLB Debtor shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of the WLB Debtors, the WLB Debtors’ Estates, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the WLB Debtors, the WLB Debtors’ Estates, or any other Entity.

ARTICLE XIII

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Plan Effective Date, on and after the Plan Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1.    Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.    Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.    Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a WLB Debtor is party or with respect to which a WLB Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, Cure Costs pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed and/or assigned; (c) the WLB Debtors amending, modifying, or supplementing, after the Plan Effective Date, pursuant to Article V of the Plan, any Executory Contracts or Unexpired Leases to the Assumed Contracts and Leases List or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.    Ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

5.    Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a WLB Debtor that may be pending on the Plan Effective Date;

6.    Adjudicate, decide, or resolve any and all matters related to Causes of Action;

7.    Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.    Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9.    Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.    Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.    Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.    Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, releases, injunctions, exculpations, and other provisions contained in Article IX of the Plan and enter such orders as may be necessary or appropriate to implement or enforce such releases, injunctions, and other provisions;

13.    Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.G.1 of the Plan;

14.    Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.    Determine any other matters that may arise in connection with or relate to the Plan, the Transaction Agreement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

16.    Adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

17.    Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.    Determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.    Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20.    Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

21.    Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.    Hear and determine matters concerning section 1145 of the Bankruptcy Code;

23.    Hear and determine all disputes involving the existence, nature, or scope of the WLB Debtors’ release, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Plan Effective Date;

24.    Enforce all orders previously entered by the Bankruptcy Court;

25.    To resolve any disputes arising under the Sale Transaction Documentation or other documents related to the Sale Transaction;

26.    Hear any other matter not inconsistent with the Bankruptcy Code; and

27.    Enter an order concluding or closing the Chapter 11 Cases.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article VIII of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Plan Effective Date, the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the WLB Debtors, any and all Holders of Claims or Interests (irrespective of whether the Holders of such Claims or Interests accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunction described in the Plan, each Entity acquiring property under the Plan, and any and all non-WLB Debtor parties to Executory Contracts and Unexpired Leases with the WLB Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents.

On or before the Plan Effective Date, the WLB Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The WLB Debtors, all Holders of Claims or Interests receiving distributions pursuant to the Plan, and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid by the WLB Debtors for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.	Dissolution of Statutory Committees.

Following the Plan Effective Date, the Committee shall remain in place with respect to the WLB Debtors solely for the purpose of addressing (a) all final fee applications for all Professionals, and (b) the resolution of any appeals of the Confirmation Order. The Committee shall remain in place as to the WMLP Debtors until those estates are fully administered, or as otherwise provided by the Bankruptcy Code or ordered by the Bankruptcy Court. Upon the dissolution of the Committee, the members of the Committee and their respective professionals will cease to have any duty, obligation or role arising from or related to the WLB Debtors’ Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the WLB Debtors’ Chapter 11 Cases.

The Claims Administrator shall constitute a successor-in-interest to the Committee and the WLB Debtors in connection with any motions, objections, or requests for relief with respect to General Unsecured Claims filed by the Committee and the WLB Debtors that remain pending as of the Plan Effective Date, and the Claims Administrator shall be deemed substituted for the Committee or the WLB Debtors, as applicable, in all such pending matters without any further action by the Committee, the WLB Debtors, the Claims Administrator or the Bankruptcy Court.

On the Plan Effective Date, any other statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.

E.	Reservation of Rights.

The Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by the WLB Debtors or any WLB Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of the WLB Debtors or any WLB Debtor with respect to the Holders of Claims or Interests prior to the Plan Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or assign, Affiliate, officer, director, manager, trustee, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Service of Documents.

Any pleading, notice, or other document required by the Plan to be served on or delivered to the WLB Debtors shall be served on:

1.	the WLB Debtors or the WMLP Debtors:

Westmoreland Coal Company

9540 South Maroon Circle, Suite 300

Englewood, Colorado 80112

Attention: Jennifer Grafton, Chief Legal Officer and Chief Administrative Officer

Email address: jgrafton@westmoreland.com

with copies to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Gregory Pesce

Email addresses: gregory.pesce@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Stephen E. Hessler, P.C.

Email addresses: stephen.hessler@kirkland.com

2.	the WMLP Debtors or Conflicts Committee:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Heather Lennox and Oliver S. Zeltner

Email addresses: hlennox@jonesday.com; ozeltner@jonesday.com

and

Jones Day

77 West Wacker

Chicago, Illinois 60601

Attention: Timothy W. Hoffmann

Email addresses: thoffmann@jonesday.com

3.	the Consenting Stakeholders:

Consenting Stakeholder Notice Parties (as defined in the RSA) listed on Schedule 3 to the RSA.

with copies to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Thomas Moers Mayer and Stephen Zide

Email addresses: tmayer@kramerlevin.com; szide@kramerlevin.com

4.	the MLP Secured Lenders:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: David M. Hillman and Kristine Manoukian

Email addresses: David.Hillman@srz.com; Kristine.Manoukian@srz.com

5.	the Committee:

Morrison & Foerster LLP

250 West 55th Street

New York, New York 10019

Attention: Lorenzo Marinuzzi and Todd Goren

Email addresses: lmarinuzzi@mofo.com; tgoren@mofo.com

After the Plan Effective Date, the WLB Debtors shall have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Plan Effective Date, the WLB Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Enforcement of Confirmation Order.

On and after the Plan Effective Date, the WLB Debtors, the Plan Administrator, and the Successful Bidder, as applicable, shall be entitled to enforce the terms of the Confirmation Order and the Plan (which shall include, for the avoidance of doubt, the Plan Supplement and the Sale Transaction Documentation).

I.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Plan Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order (including the injunction set forth in Article IX.G shall remain in full force and effect in accordance with their terms.

J.	Compensation and Benefits Programs.

On the Plan Effective Date or as soon as practicable thereafter, the WLB Debtors shall pay all compensation and benefit obligations under any present compensation, benefit, or incentive programs, including any programs approved pursuant to the Wages Order, the Supplemental Retention Program, and the Non-Insider Retention Plan Order (if any), other than any compensation, benefit, and incentive obligations (including any such obligations identified in the Plan Supplement) assumed by the Purchaser pursuant to the Sale Transaction Documentation. Immediately upon the occurrence of the Plan Effective Date, employee participants in the programs approved pursuant to the Non-Insider Retention Plan Order shall be entitled to an award under such programs based on performance during the period between January 1, 2018 and the Plan Effective Date, to be paid by the WLB Debtors on the occurrence of the Plan Effective Date. On and after the Plan Effective Date, the Plan Administrator shall have the authority to direct disbursements of the awards and allocations of such disbursements to be determined by the WLB Debtors’ existing independent directors, subject to and in accordance with any present compensation, benefit, or incentive programs or as otherwise expressly approved pursuant to a prior Court order, including the Wages Order or the Non-Insider Retention Plan Order (if any).

On or prior to the Plan Effective Date, the New Employment Agreements shall be agreed to and executed by the Purchaser and each applicable Purchaser Advisor.

K.	Entire Agreement.

Except as otherwise indicated, the Plan, the Confirmation Order, the Sale Transaction Documentation, and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

L.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the WLB Debtors’ counsel at the address above or by downloading such exhibits and documents from the WLB Debtors’ restructuring website at http://www.donlinrecano.com/westmoreland or the Bankruptcy Court’s website at www.txsb.uscourts.gov/bankruptcy.

M.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall not alter or interpret such term or provision to make it valid or enforceable, provided that at the request of the WLB Debtors (with the consent of the Required Consenting Stakeholders), the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such terms or provision shall then be applicable as altered or interpreted, provided, further, that any such alteration or interpretation shall be acceptable to the WLB Debtors. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the WLB Debtors; and (3) nonseverable and mutually dependent.

N.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the WLB Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the WLB Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

O.	Waiver.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the WLB Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court before the Confirmation Date.

Respectfully submitted,

Dated: March 1, 2019	WESTMORELAND COAL COMPANY on behalf of itself and all other WLB Debtors

/s/ Michael G. Hutchinson
	Name:	Michael G. Hutchinson
	Title:	Chief Executive Officer
	Company:	Westmoreland Coal Company

Exhibit A

Intercompany Settlement Term Sheet Order

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
WESTMORELAND COAL COMPANY, et al.,[1]	)	Case No. 18-35672 (DRJ)
)
Debtors.	)	(Jointly Administered)
)
	)	Re: Docket No. 1367

ORDER AUTHORIZING AND APPROVING

INTERCOMPANY SETTLEMENT TERM SHEET

Upon the motion (the “Motion”)2 of the above-captioned Debtors for entry of this Order, (a) approving a settlement consistent with the Term Sheet (the “Settlement”) attached hereto as Annex 1, by and among the WLB Debtors and the WMLP Debtors and their respective secured creditors, and (b) granting related relief, all as more fully set forth in the Motion; and this Court having jurisdiction over this matter pursuant to 28 U.S.C. § 1334; and that this Court may enter a final order consistent with Article III of the United States Constitution; and this Court having found that venue of this proceeding and the Motion in this district is proper pursuant to 28 U.S.C. § 1409; and this Court having found that the parties negotiated the terms and conditions of the Settlement in good faith, at arm’s length, and free of any collusion; and this Court having found that the terms and conditions of the Settlement are fair, equitable, reasonable and in the best interests of the WLB Debtors and the WMLP Debtors, their respective estates, creditors and equity holders, and is a

[1]

Due to the large number of debtors in these chapter 11 cases, for which joint administration has been granted, a complete list of the debtors and the last four digits of their tax identification, registration, or like numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent in these chapter 11 cases at www.donlinrecano.com/westmoreland. Westmoreland Coal Company’s service address for the purposes of these chapter 11 cases is 9540 South Maroon Circle, Suite 300, Englewood, Colorado 80112.

[2]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Motion and the Term Sheet, as applicable.

valid and sound exercise of the business judgment of the WLB Debtors and the WMLP Debtors and should be approved; and this Court having found that the Debtors’ notice of the Motion and opportunity for a hearing on the Motion were appropriate under the circumstances and no other notice need be provided; and this Court having found that there is good cause for waiving the stay referred to in Bankruptcy Rule 6004(h), to the extent it is applicable; and this Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before this Court (the “Hearing”); and this Court having determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before this Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY ORDERED THAT.

1.    The Motion is granted as provided herein.

2.    The terms of the Settlement attached hereto as Annex 1 are approved.

3.    The WLB Debtors and the WMLP Debtors are hereby authorized and directed to effectuate the Settlement consistent with the Term Sheet, and the Debtors are authorized to enter into, perform, execute, and deliver all documents, and take all actions, necessary to immediately continue and fully implement the Settlement in accordance with the terms and conditions set forth in the Term Sheet, all of which are hereby approved.

4.    Notwithstanding the terms and conditions set forth in the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. 495], all fees and payments contemplated under the Settlement shall be governed in accordance therewith.

5.    The WLB Debtors and/or the WLB Purchaser are each authorized and directed to consummate the acquisition of Public Units, tendered to them in connection with the Tender Offer.

2

6.    Upon the Debtors’ entry into the Settlement, it shall be binding on them, their estates, and any trustee appointed in these cases.

7.    In the event the Effective Date (as defined in the term sheet attached as Exhibit 1 to Exhibit A to the WMLP Debtors’ Emergency Motion for Entry of an Order Authorizing and Approving the Settlement Term Sheet Between the WMLP Debtors, the MLP Secured Lenders, and the Committee [Docket No. 1497] (the “WMLP UCC Settlement Term Sheet”) does not occur, then within 30 days of delivery of a Termination Notice (as defined in the WMLP UCC Settlement Term Sheet), the Committee may file a motion for reconsideration of this Order (the standard for any such reconsideration being as if the Settlement had not been approved) for the sole purpose of allowing the WLB Debtors (or their plan administrator or claims administrator, as applicable) to assert unsecured claims (if any) against the WMLP Debtors solely as a defense to any unsecured claims (if any) that any WMLP Debtor may assert against the WLB Debtors; provided, further, that all parties’ rights to challenge any such request for reconsideration are fully reserved and preserved.

8.    Upon entry of this Order, the MLP Secured Parties shall be deemed to consent to payment of the $572,000 of Additional Tax and Interest to the Wyoming DOR by Westmoreland Kemmerer, LLC (or another WMLP Debtor) (the “Wyoming Payment”), and if such payment is not made within two (2) business days after the entry of this Order, the WMLP Debtors agree that any additional interest, fees, fines, or other costs with respect to the Wyoming Payment accruing after that time shall be liabilities of their estates with no further recourse to the WLB Debtors.

9.    Notwithstanding anything to the contrary herein, this Order shall not release any claims, counterclaims, rights, demands, causes of action or defenses under applicable law that PacifiCorp has or may have against any of the WMLP Debtors; provided that the rights of all

3

parties (including the WLB Debtors and the WMLP Debtors) with respect to any such claims, counterclaims, rights, demands, causes of action or defenses are fully reserved and preserved in all respects.

10.    In the event of a breach of section 11.1 (in respect of Westmoreland Coal Company in its capacity as employer of the Employees) of the Buyer’s APA3, the Sellers shall enforce such section against the Buyer at the request, and at the sole expense, of the WLB Debtors, the WLB Purchaser or the WLB Secured Lenders in accordance with the terms of the Buyer APA.

11.    Notwithstanding Bankruptcy Rule 6004(h), the terms and conditions of this Order are immediately effective and enforceable upon its entry.

12.    All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

13.    This Court retains exclusive jurisdiction with respect to all matters arising from or related to the implementation, interpretation, and enforcement of this Order.

Signed:February 28, 2019

DAVID R. JONES
UNITED STATES BANKRUPTCY JUDGE

[3]

“Buyer’s APA” shall have the meaning ascribed to it in the Order (I) Approving the Sale of the Kemmerer Mine and Substantially All Assets Related Thereto Free and Clear of All Non-Assumed Liens, Claims, Encumbrances and Interests, (II) Approving the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases and (III) Granting Related Relief.

4

Annex 1

Term Sheet

Execution Version

Summary Terms and Conditions For an Agreement Resolving

Intercompany Issues Between WMLP Debtors, WLB Debtors, and Certain Other Parties

This term sheet (the “Term Sheet”), dated as of February 12, 2019, proposes terms for a proposed settlement (the “Settlement”) resolving all issues, including without limitation, intercompany claims, among (a) Westmoreland Resource Partners, LP (“WMLP”) and its subsidiaries (collectively with WMLP, the “WMLP Debtors”); (b) Westmoreland Coal Company (“WLB”) and its subsidiaries not including the WMLP Debtors (collectively, excluding the WMLP Debtors, the “WLB Debtors,” and including the WMLP Debtors, the “Debtors”), as part of the Debtors’ bankruptcy cases initiated on October 9, 2018 (the “Petition Date”), under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”); (c) the WLB Secured Lenders;1 and (d) the MLP Secured Lenders (as defined in the MLP Cash Collateral Order).2

THIS TERM SHEET IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

[1]

WLB Secured Lenders means holders of DIP Facility Claims, Credit Agreement Claims and First Lien Notes Claims. To the extent that the consent of the WLB Secured Lenders is necessary for matters related to this Term Sheet, such consent shall be provided by the Required Consenting Stakeholders.

[2]

Capitalized terms used herein shall have the meanings ascribed to such terms as set forth later in this Term Sheet, or if not defined herein, shall have the meanings ascribed to such terms in the Joint Chapter 11 Plan of Westmoreland Coal Company and Certain of Its Debtor Affiliates [Docket No. 788-1] (as may be amended, modified or supplemented from time to time in accordance with the terms thereof (the “WLB Chapter 11 Plan”) or the Final Order (I) Authorizing the MLP Debtors to Use Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Certain Protections to Prepetition Lenders Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, and 507, (III) Modifying the Automatic Stay and (IV) Granting Related Relief [Docket No. 521] (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “MLP Cash Collateral Order”), as applicable.

OBLIGATION	TERMS OF TREATMENT
Kemmerer Pension Plan	Upon entry of an order granting the relief requested in the pending motion pursuant to sections 1113 and 1114 of the Bankruptcy Code [Docket No. 1091] (the “1113/1114 Order”), the Elkol-Sorenson Plan (as defined in the Disclosure Statement) shall be frozen with respect to both participation and accruals pursuant to applicable law, which freeze shall go into effect on March 10, 2019 in accordance with the notices sent pursuant to section 204(h) of the Internal Revenue Code. The purchaser of the assets of the WLB Debtors (the “WLB Purchaser”)[3] shall become the plan sponsor for the Elkol-Sorenson Plan and assume such obligations under such frozen pension plan effective as of the effective date under the WLB Chapter 11 Plan (such date, the “WLB Plan Effective Date”). For the avoidance of doubt, the Kemmerer Assets shall be sold free and clear of any pension obligations, and none of the WMLP Debtors or any purchaser of any of the WMLP Debtors’ assets shall assume, or become the plan sponsor, of any defined benefit pension plan, including the Elkol-Sorenson Plan, unless such purchaser of the Kemmerer Assets agrees to do so in writing.

Settlement Amounts Pursuant to Section 1114

•  Any amounts agreed to be paid to, or on behalf of, the United Mine Workers of America (“UMWA”) in a settlement, or pursuant to the 1113/1114 Order, in each case, with respect to any retiree benefit obligations (the “OPEB Settlement”) shall be allocated in the following manner: (i) the WMLP Debtors only will pay $1 million towards any OPEB Settlement, which amounts will be used solely with respect to Kemmerer-related UMWA retiree benefit obligations (the “WMLP OPEB Settlement Payment”), and (ii) the balance shall be paid by the WLB Debtors, the WLB Secured Lenders, or their respective designee(s); provided, that a payment in excess of $5 million by the WLB Debtors or the WLB Secured Lenders shall require the consent of the WLB Secured Lenders.

•  Except as provided under the MLP TSA or pursuant to the terms of the OPEB Settlement, each, in form and substance acceptable to the MLP Secured Lenders and the WLB Secured Lenders, upon the payment of the OPEB Settlement and the effective date of the 1113/1114 Order, neither the WLB Debtors, the WLB Purchaser, nor the WMLP Debtors shall have any obligation with respect to any Retiree Benefits relating to or arising from the Kemmerer CBA (as each such term is defined in the 1113/1114 motion).

Services and Transition Services Agreements

•  Subject to the entry into each MLP TSA, on the WLB Plan Effective Date, the Services Agreement (the “Prior Shared Services Agreement”), dated as of January 1, 2015, between the Westmoreland Resources GP, LLC (the “GP”) and WMLP shall be rejected pursuant to section 365 of the Bankruptcy Code. Any undisputed amounts accrued after the Petition Date and owed by WMLP under

[3]

For purposes of this Term Sheet, all subsequent references to any of the WLB Debtors shall refer to, as the context requires, the successors of such WLB Debtors, including the WLB Debtors as reorganized pursuant to the WLB Chapter 11 Plan (if applicable), the Liquidating Trust or the Plan Administrator, as applicable. The WLB Chapter 11 Plan and any order approving the Settlement shall provide that the Settlement and each MLP TSA shall be binding on and enforceable against the any successor of WLB Debtors, including the WLB Debtors as reorganized pursuant to the WLB Chapter 11 Plan (if applicable), the Liquidating Trust and the Plan Administrator. To the extent the restructuring transactions under the WLB Chapter 11 Plan includes a reorganization of the WLB Debtors’ businesses as a going concern, the parties to this Term Sheet will work in good faith to give effect to the terms and intent of the Term Sheet.

2

OBLIGATION	TERMS OF TREATMENT

the Prior Shared Services Agreement on the WLB Plan Effective Date, but not yet paid to the WLB Debtors, shall promptly be paid or reimbursed to the WLB Debtors through the Account Debit when such amounts come due in accordance with current practice.

The Required Consenting Stakeholders shall cause the WLB Purchaser to, and the WLB Purchaser and the WLB Debtors shall, on the WLB Plan Effective Date, enter into two Transition Services Agreements with the applicable WMLP Debtor, or, at such WMLP Debtor’s request, the purchaser of the assets encompassing the Kemmerer mine (the “Kemmerer Assets”, and such purchaser, the “Kemmerer Purchaser”): one for Back-Office Services[4] (the “Back-Office TSA”) and one for Management Services[5] (the “Management TSA” and collectively with the Back- Office TSA, the “MLP TSA”) that will include the following terms and conditions:

•  Back-Office TSA. For the period commencing on the WLB Plan Effective Date until terminated by WMLP,[6] the WLB Purchaser will continue to provide Back- Office Services related to the Kemmerer Assets now provided to the WMLP Debtors in connection with the Kemmerer Assets under the Prior Shared Services Agreement, at the current service levels thereunder, in exchange for prompt and timely payment, when due and payable, of the following: the MLP TSA Fee for Back-Office Services, the Employee Payroll/Benefits Reimbursement, undisputed payments (if any) due pursuant to the Stipulation[7] and the WMLP Expense Share.

[4]

“Back-Office Services” consist of general and administrative services, including, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, and taxes, consistent with the Prior Shared Services Agreement.

[5]

“Management Services” consist of certain operating services and engineering services, including financial modelling services, sales and marketing (including contracts for the sale, storage and handling, and logistics and transportation of coal) consistent with the Prior Shared Services Agreement.

[6]

For purposes of this “Services and Transition Services Agreements” section, (a) all rights and obligations shall accrue to the applicable MLP TSA counterparty: either the applicable WMLP Debtors or the Kemmerer Purchaser, in its capacity as a contract counterparty or an assignee of the applicable WMLP Debtors, as applicable, and for ease of reading, this section shall use “WMLP” when referring to the applicable MLP TSA counterparty, and (b) if any WMLP Debtor has an express consent, termination or election right or other similar discretionary right, then the MLP Secured Lenders shall also have a corresponding consent right over such action of the WMLP Debtor; provided, however, that if a WMLP Debtor and the MLP Secured Lenders disagree on a particular course of action or decision, then the MLP Secured Lenders may request the Bankruptcy Court to resolve the dispute on no less than two (2) days’ prior notice.

[7]

“Stipulation” shall mean the Third Stipulation and Agreed Order Among (A) Westmoreland Resources Partners, LP and its Subsidiaries, (B) Westmoreland Coal Company and Certain of its Subsidiaries and (C) the MLP Required Lenders Modifying Cash Collateral Order [Docket No. 1117]. The following process will be used in the event that amounts are owed by the WMLP Debtors to the WLB Debtors under the Stipulation:

•

Within 3 business days of the receipt of any amounts due under the Stipulation, the WLB Debtors shall provide notice of such amounts to the WMLP Debtors (the “Reimbursement Documentation”), with copies to counsel to the WLB Secured Lenders and MLP Secured Lenders.

•

The WMLP Debtors and the MLP Secured Lenders shall have 10 business days to object to any such Reimbursement Documentation, which objection shall be in writing and delivered to the WLB Debtors and the WLB Purchaser, with copy to counsel to the WLB Secured Lenders and MLP Secured Lenders.

3

OBLIGATION	TERMS OF TREATMENT

•  Management TSA: For the period commencing on the WLB Plan Effective Date until terminated by WMLP, the WLB Purchaser will continue to provide Management Services related to the Kemmerer Assets now provided to the WMLP Debtors in connection with the Kemmerer Assets under the Prior Shared Services Agreement, in substantial accordance with current service levels thereunder, in exchange for prompt and timely payment, when due and payable, of the following: MLP TSA Fee for Management Services, the Employee Payroll/Benefits Reimbursement, undisputed payments (if any) due pursuant to the Stipulation and the WMLP Expense Share. WMLP, with the consent of the MLP Secured Lenders, may elect to receive only Back-Office Services (and terminate the Management TSA) upon notice to WLB and WLB Purchaser.

•  WMLP Breach:[8]

•  If WMLP breaches the applicable MLP TSA by failing to timely make the payments set forth in the applicable MLP TSA when due and payable, then the WLB Purchaser shall provide written notice (which may be via e-mail) of such breach to WMLP and the MLP Secured Lenders. If WMLP does not cure or dispute such breach within five (5) business days of receipt of such notice, then WLB Purchaser may, in its sole discretion, terminate the applicable MLP TSA; provided, however, that if, within the foregoing cure period, WMLP notifies WLB Purchaser (which may be via e-mail) that it disputes that a breach has occurred, then WLB Purchaser shall not be entitled to terminate the applicable MLP TSA until it obtains a determination from the Bankruptcy Court that such a breach has occurred entitling the WLB Purchaser to terminate; provided, further, that the parties to such dispute consent to have it heard by the Bankruptcy Court on shortened notice of not less than two (2) business days’ notice (if requested); provided, further that, if the use of cash collateral is terminated under the MLP Cash Collateral Order, the WLB Purchaser may terminate any MLP TSA immediately to the extent such MLP TSA has not been assigned by the applicable WMLP Debtor prior to the date of such termination.

•  If WMLP materially breaches one of the applicable MLP TSAs by reason other than failing to timely make payments set forth in the applicable MLP TSA, to the extent due and payable, then the WLB Purchaser shall provide written notice (which may be via e-mail) of such breach to WMLP and the MLP Secured Lenders. If WMLP does not cure or dispute such breach within forty-five (45) days of

•

If the WMLP Debtors or the MLP Secured Lenders have not objected to the Reimbursement Documentation, then after the 10th business day, the WLB Debtors shall collect the undisputed amounts from the Reimbursement Documentation by Account Debit.

•

Any dispute related to the Reimbursement Documentation shall be resolved by the Bankruptcy Court and the parties to such dispute consent to have such dispute heard on shortened notice of not less than seven days’ notice (if requested).

[8]

Unless the MLP TSAs have been assigned to the Kemmerer Purchaser, the MLP TSAs shall automatically terminate upon the entry of a final and non-appealable order converting or dismissing the WMLP Debtors’ chapter 11 cases (and the WMLP Debtors shall have no further obligations under the MLP TSA upon such termination) if not otherwise agreed by the WLB Debtors and the WLB Purchaser.

4

OBLIGATION	TERMS OF TREATMENT

receipt of such notice, then WLB Purchaser may, in its sole discretion, (x) terminate the applicable MLP TSA; provided, however, that if, within the foregoing cure period, WMLP notifies WLB Purchaser (which may be via e-mail) that it disputes that a breach has occurred, then WLB Purchaser shall not be entitled to terminate the applicable MLP TSA until it obtains a determination from the Bankruptcy Court that such a breach has occurred entitling the WLB Purchaser to terminate; provided, further, that the parties to such dispute consent to have it heard by the Bankruptcy Court on shortened notice of not less than seven (7) days’ notice (if requested), or (y) assign the applicable MLP TSA to a third-party if, within fifteen (15) days of sending such notice of breach, WLB Purchaser has provided further notice to WMLP (which may be via e-mail) of such intent to assign the applicable MLP TSA, effective upon the forty-sixth (46th) day of a breach that has not been cured, and WLB Purchaser has consulted with WMLP regarding the identity and qualifications of the proposed assignee (which assignee may be requested by WMLP, in its sole discretion, to provide reasonable adequate assurance of future performance under the applicable assigned MLP TSA, and the Bankruptcy Court shall determine any dispute regarding such adequate assurance). WLB Purchaser agrees that, until such time as the breach is cured, adjudicated by the Bankruptcy Court, or the applicable MLP TSA is terminated or assigned as set forth in (x) or (y), it will continue to provide services under the applicable MLP TSA. Any dispute regarding the ability of the proposed assignee to perform such services shall be determined by the Bankruptcy Court.

•  WLB Purchaser Breach:

•  If the WLB Purchaser materially breaches the applicable MLP TSA, then WMLP shall provide written notice of such breach to the WLB Purchaser, with a copy to the MLP Secured Lenders (each of which may be via e-mail). If the WLB Purchaser does not cure or dispute such breach within forty-five (45) days of receipt of such notice, then WMLP may, in its sole discretion, (i) terminate the applicable MLP TSA or (ii) withhold the then-applicable MLP TSA Fees and the amounts (if any) due under the Stipulation, in each case, that are due as of the date of the breach and any such amounts that would become payable subsequently; provided, however, that if, within the foregoing cure period, WLB Purchaser notifies WMLP (which may be via e-mail) that it disputes that a breach has occurred, then WMLP shall not be entitled to terminate the applicable MLP TSA or withhold the then-applicable MLP TSA Fee or the amounts (if any) due under the Stipulation until it obtains a determination from the Bankruptcy Court that such a breach has occurred entitling WMLP to terminate or so withhold; provided, further, that the parties to such dispute consent to have it heard by

5

OBLIGATION	TERMS OF TREATMENT

the Bankruptcy Court on shortened notice of not less than seven (7) days’ notice (if requested). WLB Purchaser agrees that, until such time as the breach is cured, adjudicated by the Bankruptcy Court, or the applicable MLP TSA is terminated, it will continue to provide uninterrupted services under the applicable MLP TSA notwithstanding WLB Purchaser’s purported breach.

•  The “MLP TSA Fee” means cash in an amount equal to (x) $400,000 per month for months where both Back-Office Services and Management Services are provided and (y) $200,000 per month for months where only Back-Office Services are provided. Unless WMLP terminates the applicable MLP TSA prior to the first business day of the given month or there is a breach by the WLB Purchaser that has not been cured within the cure period set forth in the preceding paragraph, the WLB Purchaser will collect the applicable MLP TSA Fee on the first business day of the given month by Account Debit (unless with respect to an assignee of the WMLP Debtors, the Bankruptcy Court determines a means of adequate assurance of future performance other than the Account Debit). Unless there is a material breach by WLB Purchaser, each month’s MLP TSA Fee shall be non-refundable (provided that WMLP shall be entitled to a refund of 50% of the applicable MLP TSA Fee for a given month if WMLP terminates the MLP TSA prior to the 15th day of such month), and not subject to setoff, defense or counterclaim.

•  The WLB Purchaser may allocate a pro rata share (based on the ratio of the number of hours worked for the WMLP Debtors in a given month to the total number of hours worked by the applicable individual in such month) of the monthly compensation of Joe Micheletti, Jen Grafton and Scott Henry for services rendered to WMLP, which shall be included in and billed under the applicable MLP TSA; provided, however, that the amount of any increase to the amount of such monthly compensation, following the WLB Plan Effective Date through the termination of the applicable MLP TSA, shall be subject to the consent of the WMLP Debtors and the MLP Secured Lenders (such consent not to unreasonably withheld), and if such consents are not provided, such increased compensation rate shall not be charged to WMLP under the applicable MLP TSA.

•  Notwithstanding the termination of the Prior Shared Services Agreement as set forth in this Term Sheet, WLB shall continue to employ and pay the employees (including UMWA members subject to the “CBA” section of this Term Sheet) who perform services on behalf of WMLP during the term of the applicable MLP TSA (which individuals shall remain employees of WLB) (the “Employees”) all wages and benefits paid or payable to Employees in connection with the Kemmerer Assets and shall, in accordance with current practice, collect amounts for estimated payroll and benefits one day in advance of the funding of the applicable payroll and benefits (the “Employee Payroll/Benefits Reimbursement”) by debiting the bank account maintained for the WMLP Debtors for such purposes (such debiting, the “Account Debit”), which accounts shall remain open until the date of the termination of the transition services period in the applicable MLP TSA (and unless with respect to an assignee of the WMLP

6

OBLIGATION	TERMS OF TREATMENT

Debtors, the Bankruptcy Court determines a means of adequate assurance of future performance other than the Account Debit). From and after the WLB Plan Effective Date, the WLB Purchaser shall provide the administrative services to process the wages and benefits to be paid or provided to the Employees working at the Kemmerer Assets pursuant to the applicable MLP TSA. The WLB Purchaser shall have no obligation to pay wages and benefits to the UMWA or non-union Employees or to reimburse WLB for such payments, and the Stalking Horse Purchase Agreement shall be amended to provide that WLB Purchaser shall have no obligations or assume any liabilities of WLB on account of such wages and benefits, in each case, except as provided in the preceding sentence. In the event of a breach by the WLB Purchaser under this section, WMLP shall notify the WLB Purchaser of such breach (which may be via e-mail), and WMLP shall be entitled to seek relief (on an emergency basis) from the Bankruptcy Court to enforce the terms of this Term Sheet and for specific performance; provided, however, that the parties to such dispute consent to have it heard by the Bankruptcy Court on shortened notice of not less than two (2) days’ notice (if requested).

•  Assignment: (a) The applicable WMLP Debtor shall have the right, after consulting in advance with the WLB Debtors and the WLB Purchaser, subject to the consent of the MLP Secured Lenders, to assign the Management TSA and the Back-Office TSA in connection with the sale of any mine complex or substantially all of the assets of any mine complex, or sale of all or substantially all of the assets, merger, sale of equity interests or other change of control or business combination transaction of WMLP or any such mine complex to a purchaser or affiliate of a purchaser (which purchaser or affiliate may be requested by the WLB Purchaser, in its sole discretion, to provide reasonable adequate assurance of future performance under the applicable assigned MLP TSA, the Bankruptcy Court shall determine any dispute regarding such adequate assurance),[9] in which case, WMLP shall cease to have any liability or payment obligations under the applicable MLP TSA so assigned, and the assignee shall have all of the rights and remedies of the assignor thereunder; (b) the WLB Purchaser may assign to a third-party the applicable MLP TSA on or after the date that is six (6) months from the WLB Plan Effective Date after at least 60 days’ advance consultation with WMLP and the MLP Secured Lenders; (c) the applicable MLP TSA may be assigned by WLB Purchaser to a third party at any time upon the consent of the Conflicts Committee of the GP (or any successor governance body for WMLP) and the MLP Secured Lenders; (d) after the assignment of the applicable MLP TSA to the Kemmerer Purchaser, the applicable MLP TSA may be assigned by WLB Purchaser to a third party at any time upon the consent of the Kemmerer Purchaser; and (e) the applicable MLP TSA may be assigned by WLB Purchaser upon an uncured breach as per the paragraph entitled “WMLP Breach” above. Notwithstanding the foregoing, no

[9]

WLB Purchaser intends to assert that such adequate assurance include the maintenance of the WMLP Bank Account or a replacement thereof for purposes of the Account Debit. The rights of all parties regarding the form of adequate assurance (if any) required under applicable law, as well as any defenses or objections thereto, are reserved pending any hearing on such matter before the Bankruptcy Court.

7

OBLIGATION	TERMS OF TREATMENT

party may assign the applicable MLP TSA if such party is in breach that has not been cured.

•  Permit Transfers: For the avoidance of doubt, each MLP TSA will provide for continued cooperation and support with respect to the transfer of any required permits to any purchaser of WMLP assets, and to allow the applicable WMLP Debtor or WMLP asset purchaser entity to continue to operate under existing permits pending the transfer thereof, subject to the applicable WMLP Debtor’s (or such purchaser’s) reasonable best efforts to effect such transition. This obligation shall survive until all required permits are transferred to the applicable WMLP buyer entity, or replacement permits are obtained by such purchaser. Such cooperation and support will be provided for no additional consideration during the period of the applicable MLP TSA; provided that, from and after the date on which the applicable MLP TSA is terminated with respect to the other services provided therein, such cooperation and support shall be reimbursable at cost.

Access	From and after the WLB Plan Effective Date, the WLB Debtors and WLB Purchaser shall provide, and when the applicable MLP TSA is executed, it shall require, the cooperation of the WLB Debtors and the WLB Purchaser (as may be reasonably requested from time to time) with respect to providing access to employees and books, records and files in the WLB Debtors’ and/or WLB Purchaser’s (as applicable) possession, including, without limitation, access and information with respect to (a) permits and surety bonds relating to any WMLP Debtor and/or the current and former assets of any WMLP Debtor, (b) documents, books and records and other information related to the filing of any tax returns with respect to any WMLP Debtor and/or any of its current or former assets, and (c) any other information reasonably requested in connection with the sale of any WMLP Debtor and/or any of its assets, including any of its mine complexes or other assets (including Kemmerer).

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OBLIGATION	TERMS OF TREATMENT
CBA	Pursuant to an agreement with the UMWA or authority granted to WLB to the extent provided pursuant the 1113/1114 Order, WLB shall (a) reject the collective bargaining agreement relating to the Kemmerer Assets (the “Kemmerer CBA”) as set forth in the 1113/1114 Order, (b) implement any of WLB’s final proposals made by the WLB Debtors pursuant to section 1113 of the Bankruptcy Code and agreed to by the UMWA (and acceptable to the MLP Secured Lenders and the Required Consenting Stakeholders), (c) modify pursuant to section 1114 of the Bankruptcy Code any “retiree benefits” (as such term is defined in section 1114 of the Bankruptcy Code) in return for the OPEB Settlement, and (d) freeze the Elkol- Sorenson Plan as specified above. Other than as set forth in this section, for so long as the applicable WMLP Debtor is not in default under the applicable MLP TSA, WLB agrees that, notwithstanding rejection of the Kemmerer CBA pursuant to the 1113/1114 Order, it shall voluntarily agree to continue the terms and conditions of employment of UMWA members at the Kemmerer Assets, unless authorized to change any such terms and conditions by the purchaser of the Kemmerer Assets (following the closing of the sale of the Kemmerer Assets) or as otherwise agreed with the WMLP Debtors and the MLP Secured Parties (prior to the closing of the sale of the Kemmerer Assets), in all cases consistent with the 1113/1114 Order. For the avoidance of doubt, following entry of the 1113/1114 Order, the Elkol-Sorenson Plan shall be frozen as set forth in the Settlement, and neither the WLB Debtors nor the WMLP Debtors shall be required, nor deemed to be required, to continue to provide retiree benefits to any current or former employee subject to a collective bargaining agreement with respect to the Kemmerer Assets.

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OBLIGATION	TERMS OF TREATMENT
Non-Solicitation of Certain Employees

•  With respect to those Employees who are (i) not represented by the UMWA, (ii) management-level Employees that live in or near Kemmerer, Wyoming and who dedicate at least 50% of their services to the Kemmerer Assets, and (iii) identified in a letter from WMLP to WLB to be sent prior to the commencement of the hearing to approve the Settlement (as mutually agreed by WMLP, the MLP Secured Lenders, the WLB Secured Lenders and the WLB Debtors) (collectively, the “Specified Kemmerer Employees”):

•  WLB agrees that, prior to the WLB Plan Effective Date and during the term of the applicable MLP TSA, it shall not reassign or otherwise transfer the Specified Kemmerer Employees from their current roles in providing services to the Kemmerer Assets to other mining operations of WLB and its subsidiaries; provided, that the foregoing does not restrict WLB’s rights to terminate a Specified Kemmerer Employee (i) for cause (upon consultation with WMLP and the MLP Secured Lenders); or (ii) upon the closing of the sale of the Kemmerer Assets (it being understood that a purchaser of the Kemmerer Assets will be required to make offers of employment to all Specified Kemmerer Employees on terms substantially similar to their current terms of employment); and

•  The applicable MLP TSA will provide that, from and after the WLB Plan Effective Date until the date which is six (6) months following the closing of the sale of the Kemmerer Assets, WLB Purchaser shall not hire or solicit for hire the Specified Kemmerer Employees; provided, however, that such obligation shall not be applicable in respect of any Specified Kemmerer Employee terminated by the purchaser of the Kemmerer Assets (or any Specified Kemmerer Employee to which WLB or WLB Purchaser is instructed to terminate under the applicable MLP TSA) or in respect of any Specified Kemmerer Employee who does not receive an offer of employment from such purchaser of the Kemmerer Assets on substantially the same terms as such person’s then-current employment (it being understood that a purchaser of the Kemmerer Assets will be required to make offers of employment to all Specified Kemmerer Employees on terms substantially similar to their current terms of employment); provided, further, that the foregoing shall not prohibit WLB or WLB Purchaser from fulfilling its obligations and providing services under the MLP TSA or general solicitations for employment not directed at the Specified Kemmerer Employees.

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OBLIGATION	TERMS OF TREATMENT
Wyoming Tax Matters	Westmoreland Kemmerer, LLC shall, or shall cause another WMLP Debtor to, pay all severance/production taxes (the “Additional Tax”) to the Wyoming Department of Revenue (the “Wyoming DOR”) for taxes due and all interest and penalties due on the Additional Tax (the “Interest”) as set forth in the audit letter dated November 5, 2018 from the Wyoming DOR, in an amount not to exceed $572,000 (the “WMLP Wyoming Tax Payment”) and the WLB Debtors shall pay any Additional Tax or Interest in excess of $572,000 in accordance with the WLB Chapter 11 Plan. Upon entry of the Settlement Order, the MLP Secured Parties shall be deemed to consent to payment of the $572,000 of Additional Tax and Interest to the Wyoming DOR as set forth in this section, and such payment shall be made no later than two (2) business days after the entry of the Settlement Order.

Other Assets	The WLB Debtors (prior to the WLB Plan Effective Date) and the WLB Purchaser (following the WLB Plan Effective Date) will consider in good faith any proposal by the WMLP Debtors, the MLP Secured Lenders, or other parties identified by the WMLP Debtors to acquire the assets related to Haystack Coal Co.

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OBLIGATION	TERMS OF TREATMENT
Allocation of Fees

•  Fees directly attributable to the WLB Debtors’ chapter 11 cases (including CRO fees) shall be borne by the WLB Debtors and fees directly attributable to the WMLP Debtors’ chapter 11 cases shall be borne by the WMLP Debtors in accordance with the MLP Cash Collateral Order and the DIP Order, as applicable; provided that all parties reserve their respective rights to contest whether any particular services are appropriately attributable to the WLB Debtors and/or the WMLP Debtors, and contest any fees and/or expenses related thereto.

•  Subject to the terms of the DIP Order and the MLP Cash Collateral Order, shared fees and expenses of professionals retained by the Debtors or the Official Committee of Unsecured Creditors shall be allocated 70% to the WLB Debtors and 30% to the WMLP Debtors, other than:

•  With respect to professional fees and expenses incurred for seeking modifications to the collective bargaining agreements with the UMWA, including through bargaining with the UMWA and the section 1113 proceeding, such fees and expenses shall be allocated as follows: the WMLP Debtors will pay $1 million and the balance shall be paid by the WLB Debtors.

•  With respect to professional fees and expenses incurred for seeking modification to retiree benefits, including through bargaining with the relevant union and the section 1114 proceeding, such fees and expenses shall be allocated 100% to the WLB Debtors; and

•  With respect to the Tender Offer described below, the WMLP Debtors shall bear 70% and the WLB Debtors shall bear 30% of the expenses related to the negotiation, documentation, implementation and execution of such Tender Offer. For the avoidance of doubt, the WLB Debtors shall be solely responsible for the purchase price of any of the equity interests in WMLP tendered in the Tender Offer.

•  The WMLP Expense Share shall mean the undisputed amounts to be paid by the WMLP Debtors set forth in this section entitled “Allocation of Fees” and collected through Account Debit in accordance with current practice, subject to the terms of this Term Sheet and the applicable MLP TSA.

Tax Effects of Settlement	The transactions contemplated by the Term Sheet and the WLB Chapter 11 Plan shall be structured in a tax-efficient manner as defined by the WLB Debtors and the Required Consenting Stakeholders; provided, that, any such structuring that is adverse to the WMLP Debtors (as determined by the WMLP Debtors) shall require the prior written consent of the WMLP Debtors and the MLP Secured Lenders.

Intercompany Claims	The WLB Debtors and the WMLP Debtors shall continue to process and pay ordinary course intercompany claims and obligations in the manner in which they have been historically processed and paid.

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OBLIGATION	TERMS OF TREATMENT
Releases In the WLB Chapter 11 Plan	The WLB Chapter 11 Plan shall be modified to provide, in addition to any other releases, for the releases set forth in Exhibit A attached hereto; provided, however, that notwithstanding anything contained in this Term Sheet, any modifications to the WLB Chapter 11 Plan relating to releases from and after the date of this Term Sheet shall be acceptable to all parties to this Term Sheet.

Releases In the WMLP Chapter 11 Plan or Kemmerer Sale	The WMLP Chapter 11 Plan shall include, in addition to any other releases, for the releases set forth in Exhibit B attached hereto; provided, however, any WMLP Chapter 11 Plan shall be in form and substance acceptable to the MLP Secured Lenders; provided, further that if the sale of the Kemmerer Assets closes prior to the effective date of the WMLP Chapter 11 Plan, then the releases set forth in Exhibit C attached hereto shall be effective as of such date, without further order or action by the Bankruptcy Court, any person, or any entity provided that any such sale and order approving the same contains the releases and otherwise is in form and substance acceptable to the MLP Secured Lenders; provided, further, that notwithstanding anything contained in this Term Sheet, any modifications to the WMLP Chapter 11 Plan or the order approving the sale of the Kemmerer Assets relating to releases from and after the date of this Term Sheet shall be acceptable to all parties to this Term Sheet.

WLB Chapter 11 Plan Support

Subject to (1) the entry of the Settlement Order consistent with this Term Sheet and (2) modifications to the WLB Chapter 11 Plan consistent in form and substance with this Term Sheet and otherwise reasonably acceptable to the WMLP Debtors and the MLP Secured Lenders as to the matters described in this Term Sheet, the WMLP Debtors and the MLP Secured Lenders agree to support, and to not directly or indirectly oppose, confirmation of the WLB Chapter 11 Plan and/or consummation of any transaction contemplated thereby (including, for the avoidance of any doubt, the releases, exculpation, discharge, injunction, and similar provisions contemplated by the WLB Chapter 11 Plan), provided that such transaction is consistent with this Term Sheet and does not materially, adversely affect the WMLP Debtors or the MLP Secured Lenders (as determined by the WMLP Debtors or the MLP Secured Lenders, as applicable).

Subject to Bankruptcy Court approval of the Settlement and the occurrence of the WLB Plan Effective Date, the following motions and objections will be withdrawn with prejudice:

•  Application of the WMLP Debtors for Allowance of Administrative Expenses [Docket No. 1199];

•  Emergency Motion of the MLP Lenders for Adequate Protection [Docket No. 1202];

•  WLB Debtors’ Preliminary Objection to Motion of the MLP Lenders for Adequate Protection [Docket No. 1262]; and

•  Preliminary Objection of the Westmoreland Secured Lenders to the Emergency Motion of MLP Lenders for Adequate Protection [Docket No. 1263].

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OBLIGATION	TERMS OF TREATMENT
Kemmerer Sale Support	Subject to the entry of the Settlement Order consistent with this Term Sheet or confirmation of the WLB Chapter 11 Plan incorporating the terms of this Term Sheet, the WLB Debtors and the WLB Secured Lenders (including the Required Consenting Stakeholders) agree to support, and to not directly or indirectly oppose, the sale(s) of (1) the Kemmerer Assets, and/or (2) the assets of any of the other WMLP Debtors, and, in each case, the consummation thereof, unless such transactions or provisions thereof materially, adversely affect, as determined by each of, the WLB Debtors, the WLB Purchaser (including its Canadian subsidiaries) or the WLB Secured Lenders; provided, that any such consent of the WLB Debtors, the WLB Purchaser (including its Canadian subsidiaries), or the WLB Secured Lenders with respect to the sale of the Kemmerer Assets or any other assets of the WMLP Debtors may not be unreasonably withheld.

WMLP Chapter 11 Plan

•  Any WMLP Chapter 11 Plan must be in form and substance consistent with this Term Sheet and otherwise be reasonably acceptable to the WLB Debtors, the WLB Purchaser and the WLB Secured Lenders solely as to provisions that materially adversely affect the WLB Debtors, the WLB Purchaser or the WLB Secured Lenders (as determined by the WLB Debtors, the WLB Purchaser, or the WLB Secured Lenders, as applicable).[10]

•  Subject to the entry of an order approving the Settlement consistent with this Term Sheet, the WLB Debtors, the Required Consenting Stakeholders, the WLB Purchaser and the WLB Secured Lenders agree to support, and to not directly or indirectly oppose, confirmation of any WMLP Chapter 11 Plan and/or consummation of any transaction contemplated thereby (including, for the avoidance of any doubt, the releases, exculpation, discharge, injunction, and similar provisions contemplated by any WMLP Chapter 11 Plan); provided, that such transaction is consistent with this Term Sheet and does not materially adversely affect the WLB Debtors, the WLB Purchaser or the WLB Secured Lenders (as determined by the WLB Debtors, the WLB Purchaser, or the WLB Secured Lenders, as applicable).

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Upon entry of the Settlement Order, the WMLP Debtors and the MLP Secured Lenders agree that any final non-appealable order dismissing or converting the WMLP Debtors’ chapter 11 cases will provide for the payment in full of all accrued but unpaid (whether or not billed) post-petition administrative expense obligations of the WMLP Debtors on account of the applicable MLP TSA Fee, the Employee Payroll/Benefits Reimbursement, the WMLP Expense Share, the WMLP OPEB Settlement Payment and the WMLP Wyoming Tax Payment for the period prior to such dismissal or conversion.

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OBLIGATION	TERMS OF TREATMENT
Tender Offer	The Required Consenting Stakeholders will (a) not object to a subsidiary of WLB tendering for all of the equity interests in WMLP not directly or indirectly held by WLB for a total price, for all such equity interests collectively, not to exceed $15,000 and (b) cause WLB Purchaser to make such a tender if a subsidiary of WLB has not done so; provided, that the Required Consenting Stakeholders’ agreement not to object to such tender, and to cause a subsidiary of WLB or WLB Purchaser to make such a tender, is conditioned on the filing of a motion to approve the tender offer (which may be the motion to approve the Term Sheet), which may be filed on an expedited basis, and entry of an order of the Bankruptcy Court authorizing and approving (the “Tender Offer Motion and Order”) such tender in form and substance reasonably satisfactory to the WLB Debtors and the Required Consenting Stakeholders in all material respects. The Tender Offer Motion and Order shall be reasonably acceptable to the WLB Secured Lenders and the MLP Secured Parties and shall be heard prior to or contemporaneously with the Confirmation Hearing for the WLB Chapter 11 Plan. The Tender Offer shall not close unless and until (x) an order granting approval of the Tender Offer is entered and (y) the Settlement has been approved by the Court.

WMLP Wind Down

•  “WMLP Liquidator” means (a) the individual appointed by the Bankruptcy Court to wind down the WMLP Debtors’ affairs, including filing any required tax returns, following consummation of a sale of the Kemmerer Assets, whether pursuant to a chapter 11 plan of liquidation or otherwise, or (b) the WMLP Debtors, as applicable.

•  The WLB Debtors, the Liquidating Trust under the WLB Chapter 11 Plan, and the WLB Purchaser will, at the WMLP Liquidator’s sole cost and expense, provide, at cost, the WMLP Liquidator with reasonable access, during normal business hours upon prior written notice to counsel, to any reasonable documents, records, information, and/or personnel engaged by the WLB Debtors, the Liquidating Trust, or the WLB Purchaser, as applicable, that are reasonably necessary for the WMLP Liquidator to wind down the WMLP Debtors’ affairs, including filing any required tax return

Consent Rights	The terms and conditions of this Term Sheet and the order approving the Settlement shall be acceptable to the WMLP Debtors, the WLB Debtors, the WLB Secured Lenders and the MLP Secured Lenders.

Implementation	Certain terms of this Term Sheet shall be incorporated into the WLB Chapter 11 Plan, and this Term Sheet shall be annexed to and memorialized in an expedited motion to approve a settlement between the WMLP Debtors and the WLB Debtors pursuant to Bankruptcy Rule 9019 or other motion approving the relief herein and the parties shall have such motion heard at, or before the commencement of, the Confirmation Hearing for the WLB Chapter 11 Plan; provided that the terms of the Settlement shall not be effective until the WLB Plan Effective Date except as expressly set forth herein. The order approving the Settlement (the “Settlement Order”) shall be in form and substance acceptable to the WLB Debtors, the WMLP Debtors, the MLP Secured Lenders and the WLB Secured Lenders.

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The undersigned, in their capacity as counsel to the WLB Debtors, the WMLP Debtors, the WLB Secured Lenders, and the MLP Secured Lenders, as applicable, represent that they are authorized on behalf of their respective clients to execute the Term Sheet as of the date written above.

[Signatures on Following Pages]

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/s/ Heather Lennox
Heather Lennox (admitted pro hac vice)
Oliver S. Zeltner (TX 24104000)
JONES DAY 901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
Facsimile: (216) 579-0212
E-mail: hlennox@jonesday.com ozeltner@jonesday.com

Timothy W. Hoffmann (admitted pro hac vice) JONES DAY 77 West Wacker
Chicago, Illinois 60601
Telephone: (312) 782-3939
Facsimile: (312) 782-8585 Email: thoffmann@jonesday.com

Conflicts Counsel for the WMLP Debtors and Counsel for the Conflicts Committee of the Westmoreland Resources GP, LLC Board of Directors

/s/ Gregory F. Pesce
James H.M. Sprayregen, P.C. Michael B. Slade (Bar No. 24013521)
Gregory F. Pesce (admitted pro hac vice) KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP 300 North LaSalle
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: james.sprayregen@kirkland.com michael.slade@kirkland.com gregory.pesce@kirkland.com

and

Edward O. Sassower, P.C.
Stephen E. Hessler, P.C. (admitted pro hac vice) KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP 601 Lexington Avenue
New York, New York 10022 Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Email: edwardsassower@kirkland.com stephen.hessler@kirkland.com

and

Anna G. Rotman, P.C. (Bar No. 24046761) KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP 609 Main Street
Houston, Texas 77002
Telephone: (713) 836-3600
Email: anna.rotman@kirkland.com

Counsel for the Debtors and Debtors in Possession

/s/ Thomas M. Mayer
Thomas Moers Mayer (admitted pro hac vice) Stephen Zide (admitted pro hac vice) Anupama Yerramalli (admitted pro hac vice) Jennifer Sharret (admitted pro hac vice)
KRAMER LEVIN NAFTALIS & FRANKEL LLP 1177 Avenue of the Americas New York, New York 10036 Telephone: (212) 715-9100
Facsimile: (212) 715-8000
E-mail: tmayer@kramerlevin.com szide@kramerlevin.com ayerramalli@kramerlevin.com jsharret@kramerlevin.com

and

John F. Higgins Eric M. English
PORTER HEDGES LLP 1000 Main Street, 36th Floor Houston, Texas 77002
Telephone: (713) 226-6000
Facsimile: (713) 226-6248
E-mail: jhiggins@porterhedges.com eenglish@porterhedges.com

Counsel for the WLB Secured Lenders

/s/ Kristine Manoukian
David M. Hillman (admitted pro hac vice) Kristine Manoukian (admitted pro hac vice) Lucy F. Kweskin (admitted pro hac vice) SCHULTE ROTH & ZABEL LLP 919 Third Avenue
New York, New York 10022 Telephone: (212) 756-2000
Facsimile: (212) 593-5955 Email: David.Hillman@srz.com
Kristine.Manoukian@srz.com Lucy.Kweskin@srz.com

and

Joseph E. Bain
Texas Bar No. 24085187 Texas S.D. Bar No. 1140193 JONES WALKER LLP 811 Main Street, Suite 2900
Houston, Texas 77002
Telephone: (713) 437-1800
Facsimile: (713) 437-1917 Email: jbain@joneswalker.com

Counsel for the MLP Secured Lenders

EXHIBIT A

Release Provisions in WLB Plan

The WLB Chapter 11 Plan shall be modified to amend the following Defined Terms in Article I.A.:

The definitions of “Releasing Parties” and “Released Parties” in the WLB Chapter 11 Plan shall include the following additional parties, in their respective capacities as such: (a) the WMLP Debtors; (b) the Conflicts Committee; (c) the MLP Secured Parties, (d) each current and former Affiliate of each Entity in clauses (a) through (c); (e) with respect to each Entity in clauses (a) through (d), each such Entity’s current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

“Cash Collateral Order” means the Final Order (I) Authorizing the MLP Debtors to Use Cash Collateral (II) Granting Certain Protection to Prepetition Lenders, (III) Modifying the Automatic Stay and (IV) Granting Related Relief [Docket No. 521] (as amended, modified or supplemented from time to time in accordance with the terms thereof).

In addition, the WLB Chapter 11 Plan shall be modified to add the following additional Defined Terms in Article I.A.:

“Conflicts Committee” means the Conflicts Committee of the board of directors of Westmoreland Resource Partners GP, LLC (the “GP”).

“MLP Intercompany Term Sheet” means that certain term sheet, dated as of February 12, 2019, by and among the WMLP Debtors, the WLB Debtors, the WLB Secured Lenders (as defined therein) and the MLP Secured Lenders (as defined in the Cash Collateral Order).

“MLP Loan Documents” shall have the meaning in the Cash Collateral Order.

“MLP Secured Lenders” shall have the meaning in the Cash Collateral Order.

“MLP Secured Parties” shall have the meaning in the Cash Collateral Order.

The WLB Chapter 11 Plan shall contain the following release provisions by the WLB Debtors and Released Parties:

Releases by the WLB Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Plan Effective Date, each Released Party is deemed released and discharged by the WLB Debtors and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the WLB Debtors, that the WLB Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a WLB Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the WLB Debtors, the WLB Debtors’ capital structure, the assertion or enforcement of rights and remedies against the WLB Debtors, the WLB Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a WLB Debtor and another WLB Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the Plan, the Sale Transaction, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, or the Plan, the Sale Transaction, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for any claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct or gross negligence. Notwithstanding the inclusion of any Released Parties as a potential party to any Transferred Causes of Action or Retained Causes of Action, such parties shall remain Released Parties.

Notwithstanding anything to the contrary in the foregoing or any other provision of the Plan, the releases contained in the Plan do not (1) release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (2) affect the rights of Holders of Allowed Claims and Interests to receive distributions under the Plan. Further, notwithstanding anything to the contrary in this Article IX or any other provision of the Plan, the release, discharge, injunction, exculpation and other provisions with similar effect in the Plan shall exclude (and nothing herein shall release, waive or discharge): (a) any Claim, Cause of Action and/or obligation arising under the MLP Intercompany Term Sheet and/or any document, agreement or transaction entered into pursuant thereto; (b) any Claim or Cause of Action of the WMLP Debtors or the MLP Secured Parties arising after the earlier of the order approving the MLP Intercompany Term Sheet and the Effective Date; (c) any Claim, Cause of Action and/or any other claim (whether arising under the MLP Loan Documents or the Cash Collateral Order or otherwise) of any of the MLP Secured Parties against any WMLP Debtor or any of its current or former equity holders (including the GP but excluding the WLB Debtors (other than those claims against the WLB Debtors that are preserved under the MLP Intercompany Term Sheet and/or this Plan)), subsidiaries, officers, directors, managers, principals, members, the Conflicts Committee and members thereof, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals in their capacity as such; (d) any intercompany or other claims that arose or will arise in the ordinary course of business between any of the WLB Debtors, on the one hand, and any of the WMLP Debtors, on the other hand, and any general unsecured claims of any WMLP Debtors against any WLB Debtor, in each case, except for those claims expressly released under the MLP Intercompany Term Sheet; (e) any unsecured claim of any MLP Secured Party against any WLB Debtor, each such WLB Debtor’s current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, including any such claim based on equitable contribution, any of the arguments or theories asserted in the MLP Secured Lenders’ emergency motion for adequate protection and objection to the Plan, or otherwise; and/or

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(f) any Claim and/or Cause of Action of any of the MLP Secured Parties and/or any WMLP Debtors against the (i) Committee, (ii) the members thereof and (iii) their respective professionals, (iv) each current and former Affiliate of each Entity in clauses (i) through (iii), and, with respect to each Entity in clause (i) through (iv), each such Entity’s current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such (collectively, the “Committee Parties”) and none of the Committee Parties shall otherwise be released, exculpated or receive similar relief under the MLP Intercompany Term Sheet or otherwise by or from the WMLP Debtors and/or the MLP Secured Parties.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases herein, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the releases herein are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the releases herein; (3) in the best interests of the WLB Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after reasonable investigation by the WLB Debtors and after notice and opportunity for hearing; and (6) a bar to any of the WLB Debtors asserting any claim released by the releases herein against any of the Released Parties.

Releases by Holders of Claims and Interests.

As of the Plan Effective Date, except as otherwise provided herein, each Releasing Party is deemed to have released and discharged each WLB Debtor and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the WLB Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the WLB Debtors, the WLB Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a WLB Debtor and another WLB Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the Plan, the Sale Transaction, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, or the Plan, the Sale Transaction, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for any claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct or gross negligence.

Notwithstanding anything to the contrary in the foregoing or any other provision of the Plan, the releases contained in the Plan do not (1) release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (2) affect the rights of Holders of Allowed Claims and Interests to receive distributions under the

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Plan. Further, notwithstanding anything to the contrary in this Article IX or any other provision of the Plan, the release, discharge, injunction, exculpation and other provisions with similar effect in the Plan shall exclude (and nothing herein shall release, waive or discharge): (a) any Claim, Cause of Action and/or obligation arising under the MLP Intercompany Term Sheet and/or any document, agreement or transaction entered into pursuant thereto; (b) any Claim or Cause of Action of the WMLP Debtors or the MLP Secured Parties arising after the earlier of the order approving the MLP Intercompany Term Sheet and the Effective Date; (c) any Claim, Cause of Action and/or any other claim (whether arising under the MLP Loan Documents or the Cash Collateral Order or otherwise) of any of the MLP Secured Parties against any WMLP Debtor or any of its current or former equity holders (including the GP but excluding the WLB Debtors (other than those claims against the WLB Debtors that are preserved under the MLP Intercompany Term Sheet and/or this Plan)), subsidiaries, officers, directors, managers, principals, members, the Conflicts Committee and members thereof, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals in their capacity as such; (d) any intercompany or other claims that arose or will arise in the ordinary course of business between any of the WLB Debtors, on the one hand, and any of the WMLP Debtors, on the other hand, and any general unsecured claims of any WMLP Debtors against any WLB Debtor, in each case, except for those claims expressly released under the MLP Intercompany Term Sheet; (e) any unsecured claim of any MLP Secured Party against any WLB Debtor, each such WLB Debtor’s current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, including any such claim based on equitable contribution, any of the arguments or theories asserted in the MLP Secured Lenders’ emergency motion for adequate protection and objection to the Plan, or otherwise; and (f) any Claim and/or Cause of Action of any of the MLP Secured Parties and/or any WMLP Debtors against the (i) Committee, (ii) the members thereof and (iii) their respective professionals, (iv) each current and former Affiliate of each Entity in clauses (i) through (iii), and, with respect to each Entity in clause (i) through (iv), each such Entity’s current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such (collectively, the “Committee Parties”) and none of the Committee Parties shall otherwise be released, exculpated or receive similar relief under the MLP Intercompany Term Sheet or otherwise by or from the WMLP Debtors and/or the MLP Secured Parties.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases of Holders of Claims and Interests, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the release herein is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Releasing Parties; (3) in the best interests of the WLB Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any Claim released by the release herein against any of the Released Parties.

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EXHIBIT B

Release Provisions in WMLP Plan

The parties to the Term Sheet agree that they will seek the following provisions in any WMLP Plan, which plan shall be acceptable to the MLP Secured Lenders:

Except as otherwise provided in the WLB Chapter 11 Plan and the Term Sheet, the (a) WLB Debtors, (b) Stalking Horse Purchaser; (c) Consenting Stakeholders; (d) Holders of First Lien Claims; (e) Holders of Bridge Loan Claims; (f) DIP Lenders; (g) Bridge Loan Agent; (h) the Credit Agreement Agent; (i) DIP Agent; (j) First Lien Notes Trustee,1 and their respective current and former equity holders, subsidiaries (other than the WLB Debtors), officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, (x) will be “released parties” and “releasing parties” under any chapter 11 plan of liquidation for the WMLP Debtors (the “WMLP Chapter 11 Plan”); (y) will otherwise release and discharge (and be released and discharged by) each of the WMLP Debtors and the MLP Secured Parties and their respective current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, from any and all Claims and/or Causes of Action (which shall have similar definitions in the WMLP Chapter 11 Plan as in the WLB Chapter 11 Plan), including any derivative claims asserted on behalf of the WMLP Debtors; and (z) will release the “released parties”, in each case, as may be set forth in any WMLP Chapter 11 Plan; provided, however, that, notwithstanding anything contained in the MLP Intercompany Term Sheet (as defined in the WLB Chapter 11 Plan), the WLB Chapter 11 Plan, the order confirming such plan or any related document, the foregoing releases and discharge shall exclude (and nothing in those documents shall release): (a) any Claim, Cause of Action and/or obligation arising under the MLP Intercompany Term Sheet or any document, agreement and/or transaction entered into pursuant to thereto and (b) any Claim, Cause of Action and/or obligation arising after the entry of an order approving the Settlement.

[1]	Items (b) – (j) as defined in the WLB Chapter 11 Plan.

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EXHIBIT C

Release Provisions Upon Closing Of Kemmerer Sale

Except as otherwise provided in the WLB Chapter 11 Plan or the Term Sheet, subject to the entry of the order approving the Settlement and upon the closing of the sale of the Kemmerer Assets, which sale shall be acceptable to the MLP Secured Lenders, the (a) WLB Debtors, (b) Stalking Horse Purchaser; (c) Consenting Stakeholders; (d) Holders of First Lien Claims; (e) Holders of Bridge Loan Claims; (f) DIP Lenders; (g) Bridge Loan Agent; (h) the Credit Agreement Agent; (i) DIP Agent; (j) First Lien Notes Trustee,2 and their respective current and former equity holders (except for the Debtors’ respective equity holders), subsidiaries (other than the WMLP Debtors), officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, will release and discharge (and be released and discharged by) each of the WMLP Debtors and MLP Secured Parties and their respective current and former equity holders (except for the WMLP Debtors’ public unit holders), subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such from any and all Claims and/or Causes of Action (which shall have similar definitions as in the WLB Chapter 11 Plan, including any derivative claims asserted on behalf of the WMLP Debtors); provided, however, that, notwithstanding anything contained in the MLP Intercompany Term Sheet (as defined in the WLB Chapter 11 Plan), the WLB Chapter 11 Plan, the order confirming such plan or any related document, the foregoing releases and discharge shall exclude (and nothing in those documents shall release): (a) any Claim, Cause of Action and/or obligation arising under the MLP Intercompany Term Sheet or any document, agreement and/or transaction entered into pursuant to thereto and (b) any Claim, Cause of Action and/or obligation arising after the entry of an order approving the Settlement.

[2]	Items (b) – (j) as defined in the WLB Chapter 11 Plan.

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